EXHIBIT 99.1

Report of Financials

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

Report of Independent Registered Public Accounting Firm		2
Management Discussion
Road Map		4
Forward-Looking and Cautionary Statements		6
Management Discussion Snapshot		6
Description of Business		8
Year in Review		15
Prior Year in Review		33
Looking Forward		36
Employees and Related Workforce		44
Global Financing		45
Consolidated Financial Statements
Earnings		52
Financial Position		54
Cash Flows		55
Stockholders’ Equity		56
Notes to Consolidated Financial Statements
A	Significant Accounting Policies	59
B	Accounting Changes	69
C	Acquisitions/Divestitures	72
D	Financial Instruments (excluding derivatives)	76
E	Inventories	77
F	Financing Receivables	77
G	Plant, Rental Machines and Other Property	78
H	Investments and Sundry Assets	78
I	Intangible Assets Including Goodwill	79
J	Securitization of Receivables	80
K	Borrowings	81
L	Derivatives and Hedging Transactions	83
M	Other Liabilities	86
N	Stockholders’ Equity Activity	88
O	Contingencies and Commitments	89
P	Taxes	92
Q	Research, Development and Engineering	94
R	2005 Actions	95
S	Earnings Per Share of Common Stock	97
T	Rental Expense and Lease Commitments	98
U	Stock-Based Compensation	98
V	Retirement-Related Benefits	101
W	Segment Information	112
X	Subsequent Events	118

Five-Year Comparison of Selected Financial Data		119
Selected Quarterly Data		120
Consent of the Independent Registered Public Accountant		122

Report of Independent Registered Public Accounting Firm

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF

INTERNATIONAL BUSINESS MACHINES CORPORATION:

We have completed integrated audits of International Business Machines Corporation’s 2005 and 2004 Consolidated Financial Statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits and the report of other auditors, are presented below.

Consolidated Financial Statements

In our opinion, based on our audits and the report of other auditors, the accompanying Consolidated Financial Statements appearing on pages 52 through 118 present fairly, in all material respects, the financial position of International Business Machines Corporation and its subsidiary companies at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Company’s Business Consulting Services Reporting Unit (which includes the consulting practice acquired from us) for the years ended December 31, 2004 and 2003, which statements reflect total revenues of 14.3 percent and 14.5 percent of the related consolidated totals in the years ended December 31, 2004 and 2003, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Company’s Business Consulting Services Reporting Unit, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in notes A and U to the financial statements, the Company changed the manner in which it accounts for stock-based awards exchanged for employee services as of January 1, 2005.

Internal Control Over Financial Reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting (not separately presented herein), that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

New York, New York

February 28, 2006, except with respect to note W, as to which the date is June 13, 2006.

Management Discussion

Road Map

The financial section of the International Business Machines Corporation (IBM and/or the company) 2005 Annual Report, consisting of this Management Discussion, the Consolidated Financial Statements that follow and the notes related thereto, comprises 120 pages of information. This Road Map is designed to provide you with some perspective regarding the information contained in the financial section.

IBM’s Business Model

The company’s business model is built to support two principal goals: helping clients succeed in delivering business value by becoming more efficient and competitive through the use of business insight and information technology (IT) solutions; and providing long-term value to shareholders. In support of these objectives, the business model has been developed over time through strategic investments in services and technologies that have the best long-term growth and profitability prospects based on the value they deliver to clients. In addition, the company is committed to its employees and the communities in which it operates.

The model is designed to allow for flexibility and periodic rebalancing. In 2005, 16 acquisitions were completed, primarily in software and services, at an aggregate cost of approximately $2 billion, and the company completed the sale of its Personal Computing business to Lenovo Group Limited (Lenovo).

The company’s portfolio of capabilities ranges from services that include Business Performance Transformation Services to software, hardware, fundamental research, financing and the component technologies used to build larger systems. These capabilities are combined to provide business insight and solutions in the enterprise computing space.

In terms of financial performance, the company has continued to focus on its participation in the high-growth, high-profit segments of the IT industry that will enable the company to deliver consistently strong earnings, high returns on invested capital and excellent cash flows. The company’s business model is based on a balanced portfolio of services, systems and technology and software maintaining a broad range of capabilities that will allow the company to compete effectively and grow in key markets even during changing economic environments. This strategy results in less volatile returns overall, as the portfolio has an effective segmentation of businesses that drive transactional revenue and profits, as well as businesses that drive annuity-based revenue and profits. The strength of the business model is not any single component–it is the company’s ability to generate consistent financial performance with balanced contributions across the portfolio.

In terms of marketplace performance–i.e., the ability to deliver client value–it is important to understand that the fundamental strength of this business model is not found in the breadth of the portfolio alone, but in the way the company creates business solutions from among its capabilities and relationships.

Strategically, the company has exited commoditized businesses, increased its concentration in higher-value businesses and created a more balanced portfolio. The company integrates across its portfolio to create solution offerings for its global client-base, driving profit and cash growth over the long term.

Transparency

Transparency is a primary goal of successful financial reporting. The following are the key elements you will find in this year’s Annual Report.

• The company, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, conducted an evaluation of its internal control over financial reporting and concluded that the internal control over financial reporting was effective as of December 31, 2005.

• The Management Discussion is designed to provide readers with a view of the company’s results and certain factors that may affect future prospects from the perspective of the company’s management. Within the “Management Discussion Snapshot,” on pages 6 to 8 the key messages and details will give readers the ability to quickly assess the most important drivers of performance within this brief overview.

• The Management Discussion reflects the company’s continued and improving strength in providing client- and industry-specific solutions utilizing the broad capabilities of its portfolio. The sections on “Description of the Business” on page 8, “Results of Continuing Operations” on page 15, “Financial Position” on page 28, and “Looking Forward” on page 36, are all written from the perspective of the consolidated entity. Detailed analysis for each of the company’s segments is also included and appears on pages 23 through 27.

• Global Financing is a business segment within the company that is measured as if it were a standalone entity. A separate Global Financing” section beginning on page 45 is not included in the consolidated perspective that is referred to above. This section is separately presented given this segment’s unique impact on the company’s financial condition and leverage.

• The company divested its Personal Computing business to Lenovo on April 30, 2005. The details of this significant transaction are discussed in note C, “Acquisitions/Divestitures,” on pages 75 and 76. As a result of this divestiture, the company’s reported financial results include four months of activity for the Personal Computing business in 2005 as compared to 12 months in 2004. This lack of comparable periods has a material impact on the company’s reported revenue results. Therefore, in the Management Discussion, within the “Year in Review” section on pages 15 to 18, the company has presented an analysis of revenue both on an as-reported basis and on a basis that excludes the revenues from the divested Personal Computing business from both the 2005 and 2004 periods. The company believes that the analysis that excludes the Personal Computing revenues is a better indicator of the company’s operational revenue performance in 2005 as compared to 2004.

• IBM made changes to its management system effective as of the first quarter of 2006. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, these changes impacted the company’s reportable segments and resulted in the reclassification of certain revenue and cost within its Consolidated Statement of Earnings from previously reported information. See Note W, “ Segment Information” on page 112 for additional information on the changes in reportable segments. These changes do not impact IBM’s total revenue, cost, expense, net income, earnings per share, Consolidated Statement of Financial Position or Consolidated Statement of Cash Flows from previously reported information. The Consolidated Statement of Earnings on pages 52 and 53 reflect these changes for all periods presented.

• The selected reference to constant currency in the Management Discussion is made so that the financial results can be viewed without the impacts of changing foreign currency exchange rates and therefore facilitates a comparative view of business growth. The percentages reported in the financial tables throughout the Management Discussion are calculated from the underlying whole-dollar numbers. See “Currency Rate Fluctuations” on page 43 for additional information.

Helpful Hints

ORGANIZATION OF INFORMATION

• This Management Discussion section provides the reader of the financial statements with a narrative on the company’s financial results. It contains the results of operations for each segment of the business, followed by a description of the company’s financial position, as well as certain employee data. It is useful to read the Management Discussion in conjunction with note W, “Segment Information,” on pages 112 to 118.

• Pages 52 through 58 include the Consolidated Financial Statements. These statements provide an overview of the company’s income and cash flow performance and its financial position.

• The notes follow the Consolidated Financial Statements. Among other things, the notes contain the company’s accounting policies (pages 59 to 69), detailed information on specific items within the financial statements, certain contingencies and commitments (pages 89 through 91), and the results of each IBM segment (pages 112 to 118).

2004 Annual Report

Effective January 1, 2005, the company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”). The company elected to adopt the modified retrospective application method provided by SFAS 123(R). This method permits the restatement of historical financial statement amounts. See note A, “Significant Accounting Policies,” on page 65 and note U, “Stock-Based Compensation,” on pages 98 to 101 for additional information.

In addition, as a result of the divestiture of the Personal Computing business in 2005, the company revised its operating segments in the second quarter. See note W, “Segment Information,” on page 112 for additional information. Accordingly, as a result of these actions, the company filed a restated 2004 Annual Report with the Securities and Exchange Commission (SEC) on Form 8-K on July 27, 2005.

Discontinued Operations

On December 31, 2002, the company sold its hard disk drive (HDD) business to Hitachi, Ltd. (Hitachi). The HDD business was accounted for as a discontinued operation under generally accepted accounting principles (GAAP) which requires that the income statement and cash flow information be reformatted to separate the divested business from the company’s continuing operations. See page 36 for additional information.

Forward-Looking and Cautionary Statements

Certain statements contained in this Annual Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to be materially different, as discussed more fully elsewhere in this Annual Report and in the company’s filings with the SEC, including the company’s 2005 Form 10-K filed on February 28, 2006.

Management Discussion Snapshot

(Dollars and shares in millions except per share amounts)

			YR. TO YR.
			PERCENT/
			MARGIN
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	CHANGE

Revenue	$91,134	$96,293	(5.4	)%*
Gross profit margin	40.1%	36.9%	3.2	pts.
Total expense and other income	$24,306	$24,900	(2.4)%
Total expense and other income to revenue ratio	26.7%	25.9%	0.8	pts.
Income from continuing operations before income taxes	$12,226	$10,669	14.6%
Provision for income taxes	$4,232	$3,172	33.4%
Income from continuing operations	$7,994	$7,497	6.6%
Earnings per share of common stock:
Assuming dilution:
Continuing operations	$4.91	$4.39	11.8%
Discontinued operations	(0.01)	(0.01)	45.0%
Cumulative effect of change in accounting principle++	(0.02)	—	NM
Total	$4.87 +	$4.38	11.2%
Weighted-average shares outstanding:
Diluted	1,627.6	1,707.2	(4.7)%
Assets**	$105,748	$111,003	(4.7)%
Liabilities**	$72,650	$79,315	(8.4)%
Equity**	$33,098	$31,688	4.4%

*                 (5.8) percent adjusted for currency.

**          At December 31

+                 Does not total due to rounding.

++          Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

NM—Not Meaningful

Continuing Operations

In 2005, the company delivered solid growth in earnings and cash generation–balanced across its portfolio and executed a series of actions to improve productivity and to reallocate resources to the faster growing areas of the business.

The company’s reported results include the Personal Computing business for four months in 2005 versus 12 months in 2004.

Total revenue, as reported, declined 5.4 percent versus 2004; excluding the Personal Computing business external revenue from both years, total revenue increased 3.2 percent (2.8 percent adjusted for currency). Pre-tax income from continuing operations grew 14.6 percent, while diluted earnings per share from continuing operations increased 11.8 percent compared to 2004. Net cash provided by operating activities was $14,914 million. The company’s financial performance in 2005 was driven by a combination of segment performance, portfolio actions and execution of the company’s productivity initiatives.

The increase in revenue, excluding the Personal Computing business, in 2005 as compared to 2004 was primarily due to:

• Improving demand in the hardware business driven by pSeries and xSeries server products, as well as Storage products, Microelectronics and Engineering and Technology Services

• Improved demand in the software business, driven by key branded middleware products

• Continued growth in emerging countries (up 23 percent) and in Business Performance Transformation Services (up 28 percent)

The increase in income from continuing operations in 2005 as compared to 2004 was primarily due to:

• Moderate revenue growth in the Hardware and Software segments as discussed above

• Execution of the company’s restructuring and productivity initiatives, primarily focused on Global Services

• Improved demand and continued operational improvement in the Microelectronics business

In addition to improved earnings, in 2005, the company executed a series of important actions that benefited the company’s performance in the current year and strengthened its capabilities going forward. These actions included:

• Completion of the divestiture of the Personal Computing business to Lenovo

• Continuation of investment in acquisitions to strengthen the company’s on demand capabilities; in 2005, the company completed 16 acquisitions at a cost of approximately $2 billion

• Implementation of a large restructuring action to improve the company’s cost competitiveness

• Change of the company’s operating model in Europe–shifting resources and decision-making closer to the clients

• Redesign of the company’s U.S. pension plan, as well as taking actions in other countries; over the longer term, these actions will reduce volatility and provide a more competitive cost structure

• Repatriation of $9.5 billion of foreign earnings under the American Jobs Creation Act of 2004 improving the company’s geographic liquidity position

• Further extension of the company’s commitment to innovation and open standards

The consolidated gross profit margin increased 3.2 points to 40.1 percent versus 2004. An improvement in the Hardware margin (5.7 points) contributed 1.9 points to the overall margin improvement. This increase was primarily driven by the sale of the company’s Personal Computing business in the second quarter of 2005. In addition, the Global Services margin improved 1.8 points versus 2004 to 26.0 percent. This increase was driven by several factors: the restructuring actions taken in the second quarter of 2005 to improve cost competitiveness;

improved utilization levels; and a better overall contract profile. The Software margin increased slightly. The Global Financing margin declined 5.2 points versus 2004 to 54.7 percent primarily driven by a mix towards lower margin remarketing sales and increased interest cost. This decline had an immaterial impact on the company’s overall margin due to the size of the segment.

Total expense and other income declined 2.4 percent in 2005 versus 2004. The decline was primarily due to the gain associated with the sale of the company’s Personal Computing business, a gain from a legal settlement with Microsoft, partially offset by the incremental restructuring charges recorded in the second quarter.

Overall, retirement-related plan costs increased $993 million versus 2004, impacting both gross margin and expense. See note V, “Retirement-Related Benefits” on pages 101 to 112 and “Retirement-Related Benefits” on page 22 for additional information. In addition, stock-based compensation expense decreased $543 million versus 2004, impacting both gross margin and expense. See “Stock-Based Compensation,” on page 22 for additional information.

The provision for income taxes resulted in an effective tax rate of 34.6 percent for 2005, compared with the 2004 effective tax rate of 29.7 percent. The 4.9 point increase in the effective tax rate in 2005 was primarily due to the third-quarter tax charge associated with the repatriation under the American Jobs Creation Act of 2004. See note P, “Taxes,” on page 94 for additional information concerning this repatriation tax charge.

With regard to the decrease in total Assets, the impact of currency was approximately $5.7 billion. Other asset changes primarily consisted of an increase in Cash and cash equivalents, an increase in Goodwill associated with 2005 acquisitions and increased Prepaid pension assets. These increases were partially offset by lower financing receivables and lower deferred tax assets.

The decrease in total Liabilities was primarily driven by the impact of currency, approximately $4.1 billion. In addition, Accounts payable declined approximately $1.1 billion due to the divestiture of the Personal Computing business. Total debt of $22.6 billion decreased $0.3 billion versus 2004.

Global Services signings were $47 billion in 2005 as compared to $43 billion in 2004. The Global Services backlog is estimated to be $111 billion at December 31, 2005, flat versus December 31, 2004. For additional information, see “Global Services Signings” on page 24.

For additional information, see the “Year in Review” section on pages 15 through 32.

Looking forward, the company’s longer-term financial model targets double-digit earnings per share growth through a combination of revenue growth, productivity-driven margin improvement and effective capital deployment for acquisitions and returns to shareholders through dividends and common stock repurchases. The company’s ability to meet these objectives depends on a number of factors, including those outlined on page 14 and on pages 89 to 91.

Description of Business

Please refer to IBM’s Annual Report on Form 10-K filed on February 28, 2006, with the SEC for a more detailed version of this Description of Business, especially Item 1A entitled “Risk Factors.”

IBM is an innovation company, serving the needs of enterprises and institutions worldwide. IBM seeks to deliver clients success by enabling their own capacity to innovate, so that they may differentiate their organizations to create a unique competitive advantage.

To help its clients achieve growth, productivity, efficiency, and the realization of greater value through innovation, IBM draws upon the world’s leading systems, software and services capabilities to turn enterprises of all sizes, in every major industry, into on demand businesses. An on demand business is an enterprise that is integrated end-to-end, and, with its business ecosystems of partners, suppliers and clients, is able to manage that extended network dynamically to address new opportunities, respond to changes in demand or threats to its business, enhance flexibility, speed execution and ultimately achieve profitable growth.

In IBM’s view, being on demand is the most comprehensive way to enable a company to innovate–and thus differentiate itself–consistently over time. IBM views enterprise innovation not only in terms of products and services, but across all dimensions of a business: its business processes, business model, management systems, culture and role in society.

IBM’s Strategy

IBM’s strategy is to pursue an innovation agenda with its clients, partners and in other relationships, and to continue refining its portfolio to achieve higher value. Through its understanding of where technology, client requirements and global business are headed, the company continually makes strategic decisions to maintain its leadership of this rapidly changing business by focusing on high-value innovation-based solutions and services while consistently generating high returns on invested capital for its shareholders. The company utilizes its entire portfolio–hardware, software, services, technology and research–to maintain its leadership. With those broad capabilities to enable enterprise innovation, the expertise and diversity of its global workforce and its large network of suppliers and business partners, IBM considers itself well-positioned to capitalize on the opportunities represented by the needs of its clients and current trends in economics and society. IBM believes these trends will have major effects on business, government, education, healthcare, transportation and most other fields of endeavor. These developments include, in part: the globalization of capabilities, skills, and markets; the increasingly interconnected nature of companies, industries and even economies; the growing influence of open-standards and open-source software; the rise in collaborative models of creation and development; the maturation and availability of semiconductor and wireless chip technology; the use of service-oriented architectures and Web services in software development; the growing number of service providers for a wider range of traditional and emerging business processes and functions; and the advances made by IBM and others in increasing computational speed, capacity and access.

To capitalize on the opportunities presented by these and other developments, and to avoid commoditization of its portfolio, IBM regularly reviews its businesses and invests in those that represent strategic growth opportunities, reallocating resources as needed; it acquires businesses that contribute strategically to its portfolio; it exits or divests itself of businesses that no longer support its strategy for innovation and higher value; and it seeks to improve productivity and drive efficiencies by integrating its global operations. IBM’s strategic priorities for 2006 include:

• Capitalizing on technological, business and social trends and the need of enterprises to innovate in addressing those trends;

• Maintaining market-share leadership in systems, middleware software and services, as a platform to drive growth;

• Focusing investment and resources on emerging growth areas, including Business Performance Transformation Services and emerging countries;

• Continuing the global integration of IBM, driving productivity gains and higher value in service delivery;

• Furthering IBM’s leadership in innovation initiatives, including advanced semiconductor design and development, collaborative intellectual capital, business process expertise and integration, and advanced systems for supercomputing capability–including mainframes and “grid” networks;

• Acquiring businesses that contribute strategically to its portfolio, and exiting businesses that no longer support its strategy for innovation and higher value.

IBM’s Capabilities

To execute its strategy, IBM’s business comprises three principal business segments:

• Systems and Financing

• Software

• Services

SYSTEMS AND FINANCING

SYSTEMS:

Servers. IBM systems using IBM operating systems (zSeries and iSeries), as well as AIX, the IBM UNIX operating system (pSeries) and the Microsoft Windows operating system (xSeries). All servers can also run Linux, a key open source operating system.

Storage. Data storage products, including disk, tape, optical and storage area networks.

Advanced Foundry. Integrated supply chain services and a full suite of semiconductor manufacturing services using either a client’s or IBM’s design.

Application Specific Integrated Circuit (ASICs). Manufacturing of customized semiconductor products for clients.

Standard products and custom microprocessors. Semiconductors designed and manufactured primarily based upon IBM’s PowerPC architecture.

Printing Systems. Production print solutions, on demand print-related solutions, enterprise workgroup print technologies, print management software, services and maintenance.

Retail Store Solutions. Point-of-sale retail checkout systems, software and solutions.

FINANCING:

Commercial financing. Short-term inventory and accounts receivable financing to dealers and remarketers of IT products. (Revenue reported as Global Financing.)

Client financing. Lease and loan financing to external and internal clients for terms generally between two and seven years. (Revenue reported as Global Financing.)

Remarketing. The sale and lease of used equipment (primarily sourced from the conclusion of lease transactions) to new or existing clients. (Revenue reported as Global Financing.)

SOFTWARE

DB2 INFORMATION MANAGEMENT SOFTWARE. Advanced database and content management software solutions that enable clients to leverage information on demand.

LOTUS SOFTWARE. Collaboration and messaging software that allows a company’s employees, clients, vendors and partners to engage in real-time and asynchronous communication and knowledge management.

RATIONAL SOFTWARE. Integrated tools designed to improve an organization’s software development processes and capabilities.

TIVOLI SOFTWARE. Software for infrastructure management, including security, change, configuration, job scheduling, storage capability, performance and availability.

WEBSPHERE SOFTWARE. Management of a wide variety of business processes using open standards to interconnect applications, data and operating systems.

SERVICES

BUSINESS PERFORMANCE TRANSFORMATION SERVICES (BPTS). Helps clients transform their spending on business processes, namely Selling, General and Administrative, and Research and Development. BPTS requires advanced technology and deep expertise in industry and/or specific functions like human resources, logistics, payroll, sales, customer services and procurement, to result in holistic improvement for the performance and success of a business, including efficiency of individual processes and their combined effort. BPTS solutions are delivered to clients by several of the company’s business areas: Business Transformation Outsourcing, Engineering and Technology Services, Strategy and Change Consulting and Business Performance Management. (Revenue reported in various segments.)

BUSINESS TRANSFORMATION OUTSOURCING (BTO). Delivers improved business results to clients through the continual strategic change and the operation and transformation of the client’s business processes, applications and infrastructure.

ENGINEERING & TECHNOLOGY SERVICES (E&TS). System and component design services, strategic outsourcing of clients’ design teams, and technology and manufacturing consulting services. (Revenue reported as Hardware segment.)

CONSULTING AND SYSTEMS INTEGRATION. Delivery of value to clients through consulting services for client relationship management, financial management, human capital, business strategy and change, and supply chain management.

BUSINESS PERFORMANCE MANAGEMENT (BPM). Enables companies to visualize end-to-end processes across business and IT systems, analyze execution in real time against goals, and make adjustments as needed. IBM offers consulting, services and middleware to simulate and monitor business processes, and provides clients with real-time analysis of the underlying IT systems carrying out those processes. (Revenue reported as Software segment.)

CENTER FOR BUSINESS OPTIMIZATION (CBO). Helps clients continually optimize their business performance by drawing upon massive amounts of real-time data, advanced analytical methods, business expertise and deep computing power.

ON DEMAND INNOVATION SERVICES (ODIS). IBM Research scientists work with Global Business Services consultants to analyze and solve clients’ most intractable business challenges. ODIS offers a number of cross-industry micropractices with deep expertise including mobile enablement and information mining.

STRATEGIC OUTSOURCING SERVICES (SO). Comprehensive IT services integrated with business insight working with clients to reduce costs and improve productivity through the outsourcing of processes and operations.

INTEGRATED TECHNOLOGY SERVICES (ITS). Design, implementation and maintenance of clients’ technology infrastructures.

APPLICATION MANAGEMENT SERVICES. Application development, management, maintenance and support services for packaged software, as well as custom and legacy applications.

E-BUSINESS HOSTING SERVICES. Solutions for the management of clients’ Web-based infrastructure and business applications, as well as a growing portfolio of industry-specific independent software vendor (ISV) solutions that are delivered as a service.

Business Segments

Organizationally, the company’s major operations comprise a Global Technology Services segment; a Global Business Services segment; a Systems and Technology Group; a Software segment; and a Global Financing segment.

GLOBAL SERVICES is a critical component of the company’s strategy of providing insight and solutions to clients. While solutions often include industry-leading IBM software and hardware, other suppliers’ products are also used if a client solution requires it. Contracts for IBM services–commonly referred to as “signings”–can range from less than one year to ten years. Within Global Services there are two reportable segments: Global Technology Services and Global Business Services.

Global Technology Services (GTS) segment primarily reflects infrastructure services, delivering value through the company’s global scale, standardization, and automation. It includes outsourcing, both Strategic Outsourcing and Business Transformation Outsourcing, Integrated Technology Services and Maintenance.

Global Business Services (GBS) segment primarily reflects professional services, delivering business value and innovation to clients through solutions which leverage industry and business process expertise. It includes consulting, systems integration, and application management services.

SYSTEMS AND TECHNOLOGY GROUP provides IBM’s clients with business solutions requiring advanced computing power and storage capabilities. Approximately 60 percent of the Systems and Technology Group’s server and storage sales transactions are through business partners; approximately 40 percent are direct to end-user clients, more than half of which are through the Web at ibm.com. In addition, the group provides leading semiconductor technology and products, packaging solutions and engineering technology services to clients and for IBM’s own advanced technology needs. While appropriately not reported as external revenue, hardware is also deployed to support services solutions.

SOFTWARE consists primarily of middleware and operating systems software. Middleware software enables clients to integrate systems, processes and applications across their enterprises. Middleware is designed to be the underlying support for applications provided by ISVs, who build industry- or process-specific applications according to open industry standards. Operating systems are the engines that run computers. In addition,  Software includes Product Lifecycle Management software which primarily serves the Industrial sector and helps clients manage the development and manufacturing of their products. Approximately 45 percent of external Software revenue relates to one-time charge (OTC) arrangements, whereby the client pays one up-front payment for a perpetual license. The remaining annuity-based revenue consists of both maintenance revenue sold with OTC arrangements, as well as revenue from software sold on a monthly license charge (MLC) arrangement. Typically, arrangements for the sale of OTC software include one year of maintenance. The client can also purchase ongoing maintenance after the first year, which includes product upgrades and technical support.

GLOBAL FINANCING is described on pages 45 through 51.

IBM Worldwide Organizations

The following three company-wide organizations play key roles in IBM’s delivery of value to its clients:

• Sales & Distribution Organization and related sales channels

• Research, Development and Intellectual Property

• Integrated Supply Chain

SALES & DISTRIBUTION ORGANIZATION

With a comprehensive knowledge of IBM’s business and infrastructure solutions, as well as the products, technologies and services IBM and its Business Partners offer, the company’s global client teams gain a deep understanding of each client’s organizational, infrastructure and industry-specific needs to determine the best approach for addressing their critical business and IT challenges. These professionals work in integrated teams with IBM consultants and technology representatives, combining their deep skills and expertise to deliver high-value solutions that address clients’ pain points and innovational aspirations.

The majority of IBM’s business, excluding the company’s original equipment manufacturer (OEM) technology business, occurs in industries that are broadly grouped into six sectors. The company’s go-to-market strategies and sales and distribution activities are organized around these sectors:

• Financial Services: Banking, Financial Markets, Insurance

• Public: Education, Government, Healthcare and Life Sciences

• Industrial: Aerospace and Defense, Automotive, Chemical and Petroleum, Electronics

• Distribution: Consumer Products, Retail, Travel, Transportation

• Communications: Telecommunications, Media and Entertainment, Energy and Utilities

• Small and Medium Business: Mainly companies with less than 1,000 employees

INTERNAL ROUTES-TO-MARKET

Services consultants focused on selling end-to-end solutions for large, complex business challenges.

Hardware and software brand specialists selling IBM products as parts of discrete technology decisions, and focusing on mid-sized clients interested in purchasing “turnkey” solutions, such as those in the IBM Express Portfolio.

ibm.com provides fast, easy access to IBM’s product and business expertise via the Web and telephone. Identifies business opportunities for all of IBM’s routes to market and provides online and telephone sales of standard hardware, software, services and financing for all size companies.

BUSINESS PARTNERS ROUTES-TO-MARKET

Global/major independent software vendors. ISVs deliver business process or industry-specific applications and, in doing so, often influence the sale of IBM hardware, middleware and services.

Global/major systems integrators (SIS). SIS identify business problems and design solutions when IBM Global Services is not the preferred systems integrator; they also sell computing infrastructures from IBM and its competitors.

Regional ISVs and SIS. SIS identify the business problems, and ISVs deliver business process or industry-specific applications to medium-sized and large businesses requiring IBM computing infrastructure offerings.

Solutions providers, resellers and distributors. Resellers sell IBM platforms and value-added services as part of a discrete technology platform decision to clients wanting third-party assistance.

RESEARCH, DEVELOPMENT AND INTELLECTUAL PROPERTY

IBM’s research and development (R&D) operations differentiate IBM from its competitors. IBM annually spends approximately $5–$6 billion for R&D, including capitalized software costs, focusing its investments in high-growth opportunities. As a result of innovations in these and other areas, IBM was once again awarded more U.S. patents in 2005 than any other company. This marks the 13th year in a row that IBM achieved this distinction.

In addition to producing world-class hardware and software products, IBM innovations are a major differentiator in providing solutions for the company’s clients through its growing services activities. The company’s investments in R&D also result in intellectual property (IP) income. Some of IBM’s technological breakthroughs are used exclusively in IBM products, while others are used by the company’s licensees for their products when that new technology is not strategic to IBM’s business goals. A third group is both used internally and licensed externally.

In addition to these IP income sources, the company also generates value from its patent portfolio through cross-licensing arrangements and IP licensed in divestiture transactions. The value of these other two sources is not readily apparent in the financial results and Consolidated Statement of Earnings, because income on cross-licensing arrangements is recorded only to the extent that cash is received. The value received by IBM for IP involving the sale of a business is included in the overall gain or loss from the divestiture, not in the separately displayed IP income amounts in financial results and Consolidated Statement of Earnings.

INTEGRATED SUPPLY CHAIN

Just as IBM works to transform its clients’ supply chains for greater efficiency and responsiveness to market conditions, the company continues to see business value as it establishes its globally integrated supply chain as an on demand business, transforming this function into a strategic advantage for the company and, ultimately, improved delivery and outcomes for its clients. Leveraging this experience, in June 2005, IBM launched its supply-chain business transformation outsourcing service to optimize and help run clients’ end-to-end supply chain processes, from procurement to logistics.

IBM spends approximately $38 billion annually through its supply chain, procuring materials and services around the world. The company’s supply, manufacturing and logistics and customer fulfillment operations are integrated in one operating unit that has reduced inventories, improved response to marketplace opportunities and external risks and converted fixed to variable costs. Simplifying and streamlining internal processes has improved operations and sales force productivity and processes and thereby the experiences of the company’s clients when working with IBM. Because some of the cost savings this unit generates are passed along to clients, they will not always result in a visible gross margin improvement in the company’s

Consolidated Statement of Earnings. While these efforts are largely concerned with product manufacturing and delivery, IBM is also applying supply-chain principles to service delivery across its solutions and services lines of business.

In addition to its own manufacturing operations, the company uses a number of contract manufacturing (CM) companies around the world to manufacture IBM-designed products. The use of CM companies is intended to generate cost efficiencies and reduce time-to-market for certain IBM products. Some of the company’s relationships with CM companies are exclusive. The company has key relationships with Sanmina-SCI for the manufacture of some Intel-based products and with Solectron for a significant portion of the manufacturing operations of Global Asset Recovery Services– an operation of Global Financing that restores end-of-lease personal computers and other IT equipment for resale.

Key Business Drivers

The following are some of the key drivers of the company’s business.

ECONOMIC ENVIRONMENT AND CORPORATE SPENDING BUDGETS

If overall demand for systems, software and services changes, whether due to general economic conditions or a shift in corporate buying patterns, sales performance could be impacted. IBM’s diverse portfolio of products and offerings is designed to gain market share in strong and weak economic climates. The company accomplishes this by not only having a mix of offerings with long-term cash and income streams, as well as cyclical transaction-based sales, but also by continually developing competitive products and solutions and effectively managing a skilled resource base. IBM continues to transform itself to take advantage of shifting demand trends, focusing on client- or industry-specific solutions, business performance and open standards.

INTERNAL BUSINESS TRANSFORMATION AND GLOBAL INTEGRATION INITIATIVES

IBM continues to drive greater productivity, flexibility and cost savings by transforming and globally integrating its own business processes and functions. In 2005, the company realigned its operations and organizational structure in Europe to give sales and delivery teams greater authority, accountability and flexibility to make decisions and to execute more effectively on behalf of our clients. Additionally, in 2005, many of the company’s corporate functions–such as Legal, Finance, Human Resources, Information Technology, and Real Estate Site Operations–which had been previously replicated for many of the individual countries where IBM operates were integrated so that they could be managed and their resources optimized on a global scale. In addition to eliminating redundancies and overhead structures to drive productivity, this integration improved IBM’s capacity to innovate by providing greater clarity of key priorities around shared goals and objectives and led to a sharper focus for the company on learning, development and knowledge sharing.

INNOVATION INITIATIVES

IBM invests to improve its ability to help its clients innovate. Investment may occur in the research and development of new products and services, as well as in the establishment of new collaborative and co-creation relationships with developers, other companies, and other institutions. To deliver value that helps clients differentiate themselves for competitive advantage, IBM has been moving away from commoditized categories of the IT industry and into areas in which it can differentiate itself through innovation and by leveraging its investments in R&D. Examples include IBM’s leadership position in the design and fabrication of ASICs; the design of smaller, faster and energy-efficient semiconductor devices; the design of “grid” computing networks that allow computers to share processing power; the transformation and integration of business processes; and the company’s efforts to advance open technology standards and to engage with governments, academia, think tanks and nongovernmental organizations on emerging trends in technology, society and culture. In the highly competitive IT7 industry, with large diversified competitors, as well as smaller and nimble single-technology competitors, IBM’s ability to continue its cutting-edge innovation is critical to maintaining and increasing market share. IBM is managing this risk by more closely linking its R&D organizations to industry-specific and client-specific needs, as discussed in “Description of Business–IBM Worldwide Organizations” on pages 12 to 14.

OPEN STANDARDS

The broad adoption of open standards is essential to the computing model for an on demand business and is a significant driver of collaborative innovation across all industries. Without interoperability among all manner of computing platforms, the integration of any client’s internal systems, applications and processes remains a monumental and expensive task. The broad-based acceptance of open standards–rather than closed, proprietary architectures–also allows the computing infrastructure to more easily absorb (and thus benefit from) new technical innovations. IBM is committed to fostering open standards because they are vital to the On Demand

Operating Environment, and because their acceptance will expand growth opportunities across the entire business services and IT industry. There are a number of competitors in the IT industry with significant resources and investments who are committed to closed and proprietary platforms as a way to lock clients into a particular architecture. This competition will result in increased pricing pressure and/or IP claims and proceedings. IBM’s support of open standards is evidenced by the enabling of its products to support open standards such as Linux, and the development of Rational software development tools, which can be used to develop and upgrade other companies’ software products.

INVESTING IN GROWTH OPPORTUNITIES

The company is continuing to refocus its business on the higher value segments of enterprise computing–providing technology and transformation services to clients’ businesses. Consistent with that focus, the company continues to significantly invest in growth opportunities as a way to drive revenue growth and market share gains. Areas of investment include strategic acquisitions, primarily in software and services, focused client- and industry-specific solutions, BPTS, key technologies and emerging growth countries such as China, Russia, India and Brazil.

Year in Review

Results of Continuing Operations

REVENUE

(Dollars in millions)

				YR. TO YR.
				PERCENT
			YR. TO YR.	CHANGE
			PERCENT	CONSTANT
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	CHANGE	CURRENCY

Statement of Earnings Revenue Presentation:
Global Services	$47,407	$46,283	2.4%	2.0%
Hardware	24,343	31,193	(22.0)	(22.2)
Software	16,830	16,141	4.3	3.7
Global Financing	2,407	2,608	(7.7)	(8.4)
Other	147	68	117.8	117.8
Total	$91,134	$96,293	(5.4)%	(5.8)%

(Dollars in millions)

				YR. TO YR.
				PERCENT
			YR. TO YR.	CHANGE
			PERCENT	CONSTANT
FOR THE YEAR ENDED DECEMBER 31:	2005	2004*	CHANGE	CURRENCY

Industry Sector:
Financial Services	$24,059	$24,479	(1.7)%	(1.8)%
Public	14,020	14,769	(5.1)	(5.5)
Industrial	11,666	12,610	(7.5)	(7.7)
Distribution	8,844	8,831	0.1	(0.2)
Communications	8,589	8,888	(3.4)	(3.8)
Small & Medium	17,969	20,793	(13.6)	(13.7)
OEM	3,271	2,885	13.4	13.4
Other	2,716	3,038	(10.6)	(16.8)
Total	$91,134	$96,293	(5.4)%	(5.8)%

* Reclassified to conform with 2005 presentation.

(Dollars in millions)

				YR. TO YR.
				PERCENT
			YR. TO YR.	CHANGE
			PERCENT	CONSTANT
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	CHANGE	CURRENCY

Geographies:
Americas	$38,817	$40,064	(3.1)%	(4.4)%
Europe/Middle East/Africa	30,428	32,068	(5.1)	(4.1)
Asia Pacific	18,618	21,276	(12.5)	(12.7)
OEM	3,271	2,885	13.4	13.4
Total	$91,134	$96,293	(5.4)%	(5.8)%

On April 30, 2005, the company sold its Personal Computing business. Accordingly, the company’s reported revenue results include four months of revenue for the company’s Personal Computing business in 2005 versus 12 months in 2004. The company has presented a discussion on changes in reported revenues along with a discussion of revenue results excluding the divested Personal Computing business. A significant driver of the changes in revenues, on an as-reported basis, is the incomparable periods for which the Personal Computing business results are included in the as-reported results. The company believes that a more appropriate discussion is one that excludes the revenue results of the Personal Computing business in both 2005 and 2004 because it presents results on a comparable basis and provides a more meaningful discussion which focuses on the company’s ongoing operational performance. Such discussion is presented on pages 17 and 18.

As-reported revenues across all industry sectors declined, except for the Distribution sector, which was essentially flat, due to the sale of the company’s Personal Computing business. The Financial Services revenue decrease was driven by Financial Markets (12.2 percent) partially offset by increases in Insurance (1.9 percent) and Banking (0.5 percent). The Public sector revenue decline was driven by Education (31.0 percent), Life Sciences (19.1 percent) and Government (2.0 percent), partially offset by increased revenue in Healthcare (13.1 percent). The Distribution sector revenue increase was driven by Travel and Transportation (11.0 percent) and Consumer Products (2.6 percent), partially offset by lower revenue in Retail Industry (7.5 percent). The decrease in Communications sector revenue was driven by Media and Entertainment (11.5 percent), Utilities (5.4 percent) and Telecommunications (1.1 percent).

America’s revenue decline was driven by the sale of the company’s Personal Computing business. The U.S. declined 5 percent, while Canada increased 5 percent (declined 3 percent adjusted for currency) and Latin America increased 8 percent (declined 2 percent adjusted for currency).

Revenue in Europe declined across most major countries driven by the sale of the company’s Personal Computing business. Of the major countries, Germany declined 12 percent (11 percent adjusted for currency), France declined 7 percent (6 percent adjusted for currency), Italy declined 11 percent (10 percent adjusted for currency), the U.K. declined 1 percent (flat adjusted for currency) and Spain declined 1 percent (flat adjusted for currency).

Japan, which represents about 60 percent of the Asia Pacific revenue base, declined 13 percent (11 percent adjusted for currency) in 2005 versus 2004. In addition, ASEAN revenue declined 3 percent (3 percent adjusted for currency) and China declined 19 percent (20 percent adjusted for currency), while India revenue increased 10 percent (8 percent adjusted for currency).

The company continued to invest in growth initiatives in its emerging countries. Revenue growth in these emerging countries is driven by client investment to build out their infrastructures, especially in the Financial Services sector. Overall revenue in these countries declined 2 percent (9 percent adjusted for currency). The declines were driven by the sale of the company’s Personal Computing business. China declined 19 percent (20 percent adjusted for currency), while Brazil’s revenue grew 21 percent (1 percent adjusted for currency), India’s revenue grew 10 percent (8 percent adjusted for currency) and Russia’s revenue increased 2 percent (2 percent adjusted for currency).

OEM revenue increased in 2005 versus 2004 primarily due to improved manufacturing yields for game processors driven by the ramp up of production for these processors in the second half of 2005. In addition, E&TS revenue continued to show strong revenue growth.

REVENUE EXCLUDING DIVESTED PERSONAL COMPUTING BUSINESS REVENUE

(Dollars in millions)

				YR. TO YR.
				PERCENT
			YR. TO YR.	CHANGE
			PERCENT	CONSTANT
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	CHANGE	CURRENCY

Statement of Earnings Revenue Presentation:
Global Services	$47,407	$46,283	2.4%	2.0%
Hardware	21,468	20,456	4.9	4.9
Software	16,830	16,141	4.3	3.7
Global Financing	2,407	2,608	(7.7)	(8.4)
Other	147	68	117.8	117.8
Total	$88,259	$85,556	3.2%	2.8%

(Dollars in millions)

				YR. TO YR.
				PERCENT
			YR. TO YR.	CHANGE
			PERCENT	CONSTANT
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	CHANGE	CURRENCY

Industry Sector:
Financial Services	$23,789	$23,393	1.7%	1.7%
Public	13,556	12,858	5.4	5.0
Industrial	11,437	11,702	(2.3)	(2.4)
Distribution	8,722	8,309	5.0	4.7
Communications	8,458	8,391	0.8	0.5
Small & Medium	16,387	15,393	6.5	6.4
OEM	3,271	2,885	13.4	13.4
Other	2,639	2,625	0.5	(6.6)
Total	$88,259	$85,556	3.2%	2.8%

(Dollars in millions)

				YR. TO YR.
				PERCENT
			YR. TO YR.	CHANGE
			PERCENT	CONSTANT
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	CHANGE	CURRENCY

Geographies:
Americas	$37,725	$35,904	5.1%	3.7%
Europe/Middle East/Africa	29,549	28,889	2.3	3.6
Asia Pacific	17,714	17,878	(0.9)	(1.1)
OEM	3,271	2,885	13.4	13.4
Total	$88,259	$85,556	3.2%	2.8%

Revenue from Small & Medium Business increased 6.5 percent in 2005 versus 2004. The Small & Medium Business increase was led by the Americas, where clients continued to focus on cost, efficiency and business value in their IT decisions. Clients value the IBM solutions, including the Express offerings that the company takes to market through its strong network of business partners and ISVs. The Financial Services revenue increase was driven by Banking (3.8 percent) and Insurance (7.3 percent) as these clients continue to focus on back office efficiencies. These increases were partially offset by lower revenue from Financial Markets (10.5 percent). The Public sector revenue increase was primarily driven by Healthcare (19.7 percent) as the company launched new solutions to improve healthcare productivity, quality and lower costs, increasing growth at both new and existing accounts and Government (4.5 percent). The Distribution sector revenue increase was driven by Travel and Transportation (16.2 percent) and Consumer Products (11.4 percent), partially offset by a decline in Retail (4.5 percent). Communications sector revenue increased slightly driven by Telecommunications (2.6 percent), partially offset by declines in Media & Entertainment (6.5 percent) and Utilities (0.5 percent).

America’s performance, adjusted for currency, was driven by revenue growth across all key brands and regions. The U.S. grew 3 percent, Canada grew 7 percent and Latin America grew 11 percent in 2005 versus 2004. Overall demand remains positive, as clients invest to improve the competitiveness of their infrastructure and provide differentiated advantage in the marketplace.

Revenue performance in Europe was mixed. Of the major countries, without the benefit of currency, the U.K., France and Spain increased 7 percent, 2 percent and 5 percent, respectively, while Germany and Italy declined 6 percent and 7 percent, respectively, in an environment that continues to be challenging. The company successfully executed its restructuring actions, and its new operating model, with a more streamlined management system, is now in place. These changes will allow the company to compete more effectively in these markets.

Asia Pacific had the weakest results of the major geographies in 2005. Japan, which represents about 60 percent of the Asia Pacific revenue base, declined 5 percent adjusted for currency in 2005 versus 2004. The company continues to drive actions to improve execution, and expects improved revenue performance in 2006. Mitigating the declines in Japan, China revenue grew 8 percent and ASEAN revenue grew 20 percent with strong results, led by India (55 percent).

The company continued to invest in growth initiatives in its emerging countries. Revenue growth in these emerging countries is driven by client investment to build out their infrastructures, especially in the Financial Services sector. Overall revenue in these countries grew 23 percent (14 percent adjusted for currency) in 2005 versus 2004 without the Personal Computing business. Russia grew 29 percent (29 percent adjusted for currency); India was up 59 percent (55 percent adjusted for currency); Brazil increased 29 percent (7 percent adjusted for currency) and China was up 9 percent (8 percent adjusted for currency). The company expects to continue to shift investment to these areas to address these important markets.

OEM revenue increased in 2005 versus 2004 primarily due to improved manufacturing yields for game processors driven by the ramp up of production for these processors in the second half of 2005. In addition, E&TS revenue continued to show strong revenue growth.

The increase in Global Services revenue was driven by Global Technology Services as all Global Technology Services categories had revenue growth versus 2004. This increase in revenue was partially offset by lower revenue for Global Business Services in 2005 versus 2004. Total Global Services signings were $47.1 billion in 2005, an increase of 9.5 percent versus 2004. The company continued to have strong revenue growth in its businesses that address the BPTS opportunity, up 28 percent versus 2004.

Overall, Hardware revenue declined as reported in 2005 compared to 2004 due to the divestiture of the Personal Computing business. Systems and Technology Group revenue increased as pSeries servers, xSeries servers, iSeries servers, Storage Systems, Microelectronics and E&TS had revenue growth versus 2004. pSeries revenue increased as clients continued to recognize the strength and leadership of the POWER5+ architecture. xSeries servers revenue was driven by the company’s strong momentum in Blades. iSeries revenue grew slightly and was affected in the fourth quarter as demand fell off as clients anticipated the first quarter 2006 announcement of the new POWER5+ based product. Storage Systems revenue growth was driven by Total Disk products, as enterprise and midrange disk products both had strong revenue growth. Tape products revenue also increased in 2005 versus 2004. Microelectronics revenue increased due to improved manufacturing yields and volumes for game processors. E&TS revenue continued to be strong in 2005 versus 2004. These increases were partially offset by declines in zSeries server revenue, Retail Stores Solutions and Printer Systems. Although zSeries server revenue declined, MIPS (millions of instructions per second) volumes increased 7 percent in 2005 versus 2004.

Personal Computing Division revenue decreased as a result of the company divesting its Personal Computing business to Lenovo. The 2005 results have four months of revenue versus 12 months of revenue in 2004. See note C, “Acquisitions/Divestitures,” on pages 75 and 76 for additional information.

Software revenue increased in 2005 versus 2004 driven by growth in the company’s key branded Middleware offerings, partially offset by lower Operating Systems revenue. The Middleware revenue growth was driven by Tivoli software offerings, the WebSphere family of products and Lotus software offerings.

Global Financing revenue declined due to a continued decline in the income-generating asset base and yields. See pages 45 through 51 for additional information regarding Global Financing.

The following table presents each revenue category as a percentage of the company’s total:

FOR THE YEAR ENDED DECEMBER 31:	2005	2004
Global Services	52.0%	48.0%
Hardware	26.7	32.4
Software	18.5	16.8
Global Financing	2.6	2.7
Other	0.2	0.1
Total	100.0%	100.0%

GROSS PROFIT

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Gross Profit Margin:
Global Services	26.0%	24.2%	1.8	pts.
Hardware	35.1	29.4	5.7
Software	84.9	84.6	0.3
Global Financing	54.7	59.9	(5.2)
Other	45.2	(52.4)	NM
Total	40.1%	36.9%	3.2	pts.

NM–Not Meaningful

The increase in the overall Global Services gross profit margin was primarily due to benefits from the restructuring actions taken in the second quarter of 2005, improved utilization/productivity and a better overall contract profile. The increase in Hardware margin was primarily due to the divestiture of the Personal Computing business (which had a lower gross profit margin than the other hardware businesses) in the second quarter of 2005. This sale contributed 3.8 points to the increase in the 2005 margin. Microelectronics’ margins increased due to improving yields.

The decrease in Global Financing gross profit margin was driven by declining financing margins primarily due to the changing interest rate environment and a mix towards lower margin remarketing sales.

The cost savings generated by the company’s continuing focus on supply-chain initiatives also contributed to the overall margin improvement and permitted the company to improve price competitiveness in key markets. In addition, an increase in retirement-related plan costs of approximately $648 million partially offset by a decrease in stock-based compensation costs of approximately $133 million compared to 2004 also impacted overall segment margins. See “Segment Details” discussion on pages 23 through 27 for further details on gross profit.

EXPENSES

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Total expense and other income	$24,306	$24,900	(2.4)%
Expense to Revenue (E/R)	26.7%	25.9%	0.8	pts.

Total expense and other income decreased 2.4 percent (2.9 percent adjusted for currency) in 2005 versus 2004. Overall, the decrease was primarily due to the gain associated with the divestiture of the Personal Computing business ($1,108 million), a gain from a legal settlement with Microsoft ($775 million) partially offset by incremental restructuring charges ($1,706 million) recorded in the second quarter of 2005. The expense-to-revenue ratio increased 0.8 points to 26.7 percent in 2005, as revenue declined 5.4 percent and expense declined 2.4 percent in 2005 versus 2004. For additional information regarding the decrease in Total expense and other income, see the following analyses by category:

SELLING, GENERAL AND ADMINISTRATIVE (SG&A)

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004*	YR. TO YR. CHANGE
Selling, general and administrative expense:
Selling, general and administrative–base	$16,845	$16,690	0.9%
Advertising and promotional expense	1,284	1,335	(3.8)
Workforce reductions–ongoing	289	397	(27.2)
Restructuring	1,475	—	NM
Retirement-related expense	846	610	38.7
Stock-based compensation	606	914	(33.7)
Bad debt expense	(31)	133	(123.3)
Total	$21,314	$20,079	6.1%

* Reclassified to conform with 2005 presentation.

NM–Not Meaningful

Total SG&A expense increased 6.1 percent (5.7 percent adjusted for currency). The increase was primarily driven by the restructuring charges recorded in the second quarter of 2005. See note R, “2005 Actions” on pages 95 and 96 for additional information. In addition, retirement-related expenses increased in 2005. See the “Retirement-Related Benefits” caption on page 22 for additional information. These increases were partially offset by lower operational expenses as a result of the restructuring actions and the Personal Computing business divestiture, lower stock-based compensation expense (see “Stock-Based Compensation” caption on page 22 for additional information) and lower ongoing workforce reductions. In addition, Bad debt expense declined primarily due to decreased specific reserve requirements, an overall reduction in the financing asset portfolio (see Global Financing Receivables and Allowances on page 48 for additional information), the improvement in economic conditions and improved credit quality.

OTHER (INCOME) AND EXPENSE

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004*	YR. TO YR. CHANGE
Other (income) and expense:
Foreign currency transaction losses	$170	$381	(55.4)%
Interest income	(307)	(180)	70.6
Net realized gains on sales of securities and other investments	(111)	(59)	88.1
Net realized (gains)/losses from certain real estate activities	(179)	(71)	152.1
Restructuring	231	—	NM
Lenovo/Microsoft gains	(1,883)	—	NM
Other	(43)	(94)	(54.3)
Total	$(2,122)	$(23)	NM

* Reclassified to conform with 2005 presentation.

NM–Not Meaningful

Other (income) and expense was income of $2,122 million and $23 million in 2005 and 2004, respectively. The increase was primarily driven by the gain on the sale of the company’s Personal Computing business. The pre-tax gain associated with this transaction was $1,108 million. See note C, “Acquisitions/ Divestitures” on pages 75 and 76 for additional information. In addition, the company settled certain antitrust issues with the Microsoft Corporation and the gain from this settlement was $775 million; additional Interest income generated by the company in 2005; and lower foreign currency transaction losses which relate to losses on certain hedge contracts offset by settlement of foreign currency receivables and payables. See “Currency Rate Fluctuations,” on page 43 for additional discussion of currency impacts on the company’s financial results. The company also had additional gains from the sale of certain real estate transactions in 2005 versus 2004. These gains were partially offset by real-estate related restructuring charges recorded in the second quarter of 2005. See note R, “2005 Actions” on pages 95 and 96 for additional information.

RESEARCH, DEVELOPMENT AND ENGINEERING

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Research, development and engineering:
Total	$5,842	$5,874	(0.6)%

The decline in Research, development and engineering (RD&E) was driven by the sale of the company’s Personal Computing business in the second quarter of 2005 ($93 million) and lower spending in Microelectronics ($93 million) and Software ($25 million). These decreases were partially offset by increased spending in Systems and Technology for server products ($171 million). Included in RD&E expense was increased retirement-related expense of $95 million and a decrease of $94 million for stock-based compensation expense in 2005 versus 2004.

INTELLECTUAL PROPERTY AND CUSTOM DEVELOPMENT INCOME

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Intellectual property and custom development income:
Sales and other transfers of intellectual property	$236	$466	(49.4)%
Licensing/royalty-based fees	367	393	(6.6)
Custom development income	345	310	11.3
Total	$948	$1,169	(19.0)%

The decrease in Sales and other transfers of intellectual property was primarily due to Applied Micro Circuits Corporation’s (AMCC) acquisition of the company’s IP associated with its embedded PowerPC 4xx standard products for $208 million in 2004. The timing and amount of Sales and other transfers of IP may vary significantly from period to period depending upon timing of divestitures, industry consolidation, economic conditions and the timing of new patents and know-how development.

INTEREST EXPENSE

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Interest expense:
Total	$220	$139	58.6%

The increase in Interest expense was primarily driven by higher average non-Global Financing debt and higher effective interest rates in 2005 versus 2004. Interest expense is presented in Cost of Global Financing in the Consolidated Statement of Earnings only if the related external borrowings are to support the Global Financing external business. See page 50 for additional information regarding Global Financing debt and interest expense.

STOCK-BASED COMPENSATION

Total pre-tax stock-based compensation expense of $1,035 million decreased $543 million compared to 2004. This decrease was principally the result of changes in the company’s equity programs, primarily driven by: (1) a reduction in the level and fair value of stock option grants ($306 million) and (2) changes to the terms of the company’s employee stock purchase plan, which rendered it non-compensatory in the second quarter of 2005 in accordance with the provisions of SFAS 123(R) ($186 million). The year-to-year reductions in pretax compensation expense were reflected in the following categories: Cost ($133 million); Selling, general and administrative expense ($308 million); Research, development and engineering expense ($94 million); and, Other (income) and expense ($8 million). See note U, “Stock-Based Compensation,” on pages 98 to 101 for additional information additional information.

RETIREMENT-RELATED BENEFITS

The following table provides the total pre-tax cost for all retirement-related plans. Cost amounts are included as an addition to the company’s cost and expense amounts in the Consolidated Statement of Earnings within the caption (e.g., Cost, SG&A, RD&E) relating to the job function of the individuals participating in the plans.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Retirement-related plans cost:
Defined benefit and contribution pension plans cost	$2,058	$1,072	92.0%
Nonpension postretirement plans costs	379	372	1.9
Total	$2,437	$1,444	68.8%

Overall, retirement-related plan costs increased $993 million versus 2004. The 2005 increase was driven by the amortization of deferred charges, as well as changes in the discount rates, a key assumption underlying the valuation of the plans. During 2005, the company recognized approximately $1,100 million of previously deferred actuarial losses (as a result of the amortization of assumption changes) which contributed approximately $700 million of the increase in retirement-related expense in 2005. In addition, on December 31, 2004, the company lowered the discount rate assumption in a number of countries which increased pre-tax expense by approximately $300 million in 2005. Additionally, during 2005, the company recorded a curtailment charge of $267 million in the fourth quarter as a result of U.S. pension plan amendments, as well as a $65 million charge in the second quarter related to the restructuring actions. Offsetting the year-to-year effects of these one-time charges recorded in 2005 was a one-time charge of $320 million recorded in 2004 for the partial settlement of certain legal claims against the U.S. pension plan.

The $993 million year-to-year increase impacted Cost, SG&A, RD&E and Other (income) and expense by approximately $648 million, $236 million, $95 million and $14 million, respectively. See note V, “Retirement-Related Benefits,” on pages 101 to 112 for a detailed discussion of the company’s benefit plans including a description of the plans, accounting policies, plan financial information and assumptions.

INCOME TAXES

The provision for income taxes resulted in an effective tax rate of 34.6 percent for 2005, compared with the 2004 effective tax rate of 29.7 percent. The 4.9 point increase in the effective tax rate in 2005 was primarily due to the third-quarter 2005 tax charge associated with the repatriation of $9.5 billion under the American Jobs Creation Act of 2004. See note P, “Taxes,” on page 94 for additional information concerning this repatriation tax charge.

WEIGHTED-AVERAGE COMMON SHARES

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Earnings per share of common stock:
Assuming dilution:
Continuing operations	$4.91	$4.39	11.8%
Discontinued operations	(0.01)	(0.01)	45.0
Cumulative effect of change in accounting principle**	(0.02)	—	NM
Total	$4.87 *	$4.38	11.2%

Basic:
Continuing operations	$4.99	$4.48	11.4%
Discontinued operations	(0.02)	(0.01)	44.6
Cumulative effect of change in accounting principle**	(0.02)	—	NM
Total	$4.96 *	$4.47	11.0%

Weighted-average shares outstanding (in millions):
Assuming dilution	1,627.6	1,707.2	(4.7)%
Basic	1,600.6	1,675.0	(4.4)

*            Does not total due to rounding.

**     Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

NM–Not Meaningful

The average number of common shares outstanding assuming dilution was lower by 79.6 million shares in 2005 versus 2004. The decrease was primarily the result of the company’s common share repurchase program. See note N, “Stockholders’ Equity Activity,” on pages 88 and 89 for additional information regarding the common share activities. Also see note S, “Earnings Per Share of Common Stock,” on page 97.

Segment Details

The following is an analysis of the 2005 versus 2004 external segment results. The analysis of 2004 versus 2003 external segment results is on pages 33 to 36.

GLOBAL SERVICES

Global Services revenue increased 2.4 percent (2.0 percent adjusted for currency) in 2005 versus 2004.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Global Services Revenue:	$47,407	$46,283	2.4%
Global Technology Services	$31,501	$30,082	4.7%
Strategic Outsourcing	16,522	15,957	3.5
Integrated Technology Services	7,538	7,441	1.3
Business Transformation Outsourcing	1,573	988	59.2
Maintenance	5,868	5,696	3.0
Global Business Services	$15,906	$16,201	(1.8)%

Global Technology Services revenue increased 4.7 percent (4.1 percent adjusted for currency). Although SO revenue continued to grow, it experienced a slowdown in its revenue growth rate due to the impact of high levels of backlog erosion experienced in 2004 and the cumulative effect of lower signings, starting in 2004 through the first quarter of 2005. SO revenue growth was driven by EMEA (10 percent) and Asia Pacific (1 percent), while the Americas was essentially flat.

ITS signings were down 7 percent in 2005 versus 2004. The ITS business is more dependent upon short-term signings for revenue growth and signings declines in the third and fourth quarter impacted the overall revenue growth rate for 2005. The company began to rebalance its ITS offerings portfolio and shift its business development and delivery capabilities and skills to higher growth areas in the third quarter of 2005. The initial portfolio rebalancing work is completed. The company is adding business development skills and the sales coverage model has been aligned to the revised portfolio.

The company’s BTO business continued its strong year-to-year growth due to signings performance in both 2004 and 2005. Revenue growth was strong across all geographies.

Global Business Services revenue decreased 1.8 percent (2.0 percent adjusted for currency) in 2005 versus 2004. Revenue declined 10 percent in Asia Pacific and EMEA, respectively, and increased in the Americas by 14 percent. The company’s Consulting and Systems Integration business had many areas of growth, with strong performance in the Strategy and Change and Supply Chain Management practices. This overall growth was mitigated by weakness year to year in Japan, Germany, and the company’s Federal Business in the U.S. However, across all practices, the company drove improved resource utilization and pricing trends remained stable to improving. The company is taking actions to improve its growth in Consulting and Systems Integration. The company is increasing the level of dedicated sales resources to drive its Business and Web Services and System Oriented Architecture (SOA) solutions, further investing in resources to address mid-market opportunities, increasing the level of brand resources in Asia Pacific and leveraging its global end-to-end design, build, and run capabilities.

For the year, BPTS revenue was $4 billion, up 28 percent year to year. BTO is an important offering to address the BPTS opportunity. Other elements include the Strategy and Change practice, E&TS, and Business Performance Software.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Global Services:
Gross profit	$12,314	$11,205	9.9%
Gross profit margin	26.0%	24.2%	1.8	pts.

Overall Global Services gross profit dollars increased primarily due to the corresponding increase in revenue and improved gross profit margins across most categories of Global Services. The gross profit margin improvement was primarily due to benefits from the second-quarter 2005 restructuring and productivity initiatives (see note R, “2005 Actions,” on pages 95 and 96 for additional information), improved utilization levels, primarily within GBS, and a better overall contract profile versus the prior year. In addition, since Global Services is primarily a resource-based business, the resulting Global Services margins were impacted more by pension expense increases, partially mitigated by lower stock-based compensation expense.

GLOBAL SERVICES SIGNINGS

In 2005, total Global Services signings increased 9 percent year to year to $47,081 million, driven by a 19 percent increase in longer-term signings, while shorter-term signings were essentially flat. Global Technology Services signings were $29,242 million and Global Business Services signings were $17,839 million in 2005.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Longer-term*	$27,180	$22,857	$34,608
Shorter-term*	19,901	20,146	20,854
Total	$47,081	$43,003	$55,462

* Longer-term contracts are generally 7 to 10 years in length and represent SO and longer-term BTO contracts as well as GBS contracts with the U.S. Federal government and its agencies and AMS for custom and legacy applications. Shorter-term are contracts generally 3 to 9 months in length and represent the remaining GBS portfolio of Consulting and Systems Integration and ITS contracts. These amounts have been adjusted to exclude the impact of year-to-year currency changes.

Global Services signings are management’s initial estimate of the value of a client’s commitment under a Global Services contract. Signings are used by management to assess period performance of Global Services management. There are no third-party standards or requirements governing the calculation of signings. The calculation used by management is an approximation of constant currency, and involves estimates and judgments to gauge the extent of a client’s commitment, including the type and duration of the agreement, and the presence of termination charges or wind-down costs. For example, for longer-term contracts that require significant up-front investment by the company, the portions of these contracts that are counted as a signing are those periods in which there is a significant economic impact on the client if the commitment is not achieved, usually through a termination charge or the client incurring significant wind-down costs as a result of the termination. For shorter-term contracts that do not require significant up-front investments, a signing is usually equal to the full contract value.

Signings include SO, BTO, ITS and GBS contracts. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Maintenance is not included in signings as maintenance contracts tend to be more steady-state, where revenues equal renewals, and therefore, the company does not think they are as useful a predictor of future performance.

Backlog includes SO, BTO, ITS, GBS, and Maintenance. Backlog is intended to be a statement of overall work under contract and therefore does include Maintenance. Backlog estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, periodic revalidations, adjustments for revenue not materialized and currency assumptions used to approximate constant currency.

Contract portfolios purchased in an acquisition are treated as positive backlog adjustments provided those contracts meet the company’s requirements for initial signings. A new signing will be recognized if a new services agreement is signed incidental or coincident to an acquisition.

HARDWARE

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Hardware Revenue:	$23,857	$30,710	(22.3)%
Systems and Technology Group	$20,981	$19,973	5.0%
zSeries			(7.6)
iSeries			0.8
pSeries			14.6
xSeries			5.9
Storage Systems			15.3
Microelectronics			15.6
Engineering & Technology Services			39.2
Retail Store Solutions			(23.0)
Printer Systems			(8.6)
Personal Computing Division	2,876	10,737	NM

NM–Not Meaningful

Systems and Technology Group revenue increased 5.0 percent (5 percent adjusted for currency) in 2005 versus 2004. PSeries server revenue increased with double digit growth in all geographies as clients continue to recognize the strength and leadership of the POWER architecture. In early October, the company announced a new POWER5+ processor that includes the industry’s first Quad Core Module, which puts four processor cores on a single piece of ceramic. Additional new pSeries products will be delivered in 2006. The company expects to gain share in the UNIX market when the 2005 external results are reported. iSeries server revenue increased driven by broad demand for the company’s POWER5 based offerings. Demand in the fourth quarter of 2005 fell off as clients anticipated the first-quarter 2006 announcement of the new POWER5+ based products. In 2005, iSeries added over 2,500 new clients, reflecting a continued commitment to the platform from ISVs, resellers and clients. Within xSeries, server revenue increased 7 percent despite strong competitive pressures driving lower prices, particularly in Europe and Asia. The company’s momentum in Blades remains strong with revenue growth of 65 percent in 2005 versus 2004. The company expects to maintain its market leadership position in Bladecenter. Although zSeries server revenue declined versus 2004, MIPS volumes grew 7 percent in 2005. The

MIPS growth was driven by the company’s new System z9 which began shipping in late September 2005. The zSeries clients continue to add new workloads to this platform as they build their on demand infrastructure. These new workloads have accelerated Java and Linux adoption on the zSeries platform.

TotalStorage revenue growth was driven by Total disk revenue growth of 19 percent, while tape grew 9 percent in 2005 versus 2004. Within External disk, mid-range disk and enterprise products both had strong revenue growth of approximately 24 percent in 2005 versus 2004. The company believes it gained market share in external disk and extended its market leadership in tape.

Microelectronics revenue increased due to improved manufacturing yields and volumes for game processors. The fourth quarter of 2005 was the first full quarter of production for these processors. Partially offsetting this increase was a softening of demand for some of the company’s older technology. E&TS revenue continued to show strong growth as it represents a unique opportunity for the company to leverage its deep capabilities, expertise and assets in engineering design to benefit client engineering and R&D processes. E&TS is a key component of the company’s businesses that address the BPTS opportunity.

Retail Stores Solutions revenue decreased primarily due to a number of large transactions in 2004 and demand from these clients declined in 2005. Printer Systems revenue decreased due primarily to lower hardware and maintenance sales.

Personal Computing Division revenue decreased as a result of the company divesting its Personal Computing business to Lenovo on April 30, 2005. The 2005 results have four months of revenue versus 12 months in 2004. See note C, “Acquisitions/ Divestitures,” on pages 75 and 76 for additional information.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Hardware:
Gross profit	$8,718	$9,505	(8.3)%
Gross profit margin	36.5%	31.0%	5.5	pts.

The decrease in gross profit dollars for 2005 versus 2004 was primarily due to the sale of the company’s Personal Computing business. The increase in gross profit margin was also primarily due to the divestiture of the Personal Computing business (which had a lower gross profit margin than the other hardware products) in the second quarter of 2005. This divestiture contributed 3.8 points of the improvement in the Hardware margin.

Systems and Technology Group gross profit margins declined 1.2 points to 40.4 percent in 2005 versus 2004. Microelectronics margins improved and contributed 0.6 points of improvement as manufacturing yields and volumes increased on game processors. In addition, margin improvements in pSeries contributed 0.5 points to the overall margin. These improvements were more than offset by lower margins in Storage Systems which impacted the overall margin by 1.1 points primarily due to intensified competition resulting in product discounting and the mix to mid-range disk and tape products. In addition, zSeries, xSeries and iSeries servers had lower margins which impacted the overall margin by 0.8 points, 0.2 points and 0.2 points, respectively.

Differences between the Hardware segment gross profit margin and gross profit dollar amounts above and the amounts reported on page 19 (and derived from page 52) primarily relate to the impact of certain hedging transactions (see “Anticipated Royalties and Cost Transactions” on page 84). The recorded amounts for these transactions are considered unallocated corporate amounts for purposes of measuring the segment’s gross margin performance and therefore are not included in the segment results above.

SOFTWARE

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004*	YR. TO YR. CHANGE
Software Revenue:	$16,830	$16,141	4.3%
Middleware	$12,552	$11,968	4.9%
WebSphere family			10.2
Information Management			8.2
Lotus			9.7
Tivoli			11.5
Rational			3.6
Other middleware			(1.4)
Operating systems	2,426	2,474	(2.0)
Product Lifecycle Management	1,077	1,047	2.9
Other	775	652	18.8

* Reclassified to conform with 2005 presentation.

Software revenue increased 4.3 percent (3.7 percent adjusted for currency) in 2005 versus 2004 as the software market remains highly competitive. The company believes it gained market share in all five key middleware brands in 2005 and held market share in total Middleware.

The WebSphere family of products revenue increased with growth in WebSphere Application Servers (15 percent) and WebSphere Portals (12 percent) software versus 2004. The WebSphere family provides the foundation technologies for clients implementing business processes and applications in a Services Oriented Architecture (SOA). As clients’ interest in SOA has increased, so has the demand for highly scalable, robust infrastructure platforms, such as WebSphere.

Information Management software revenue increased driven by growth in content management and information integration product sets.

Lotus software revenue increased as clients continue to demonstrate strong response to the Domino Version 7 product line, as well as very high interest in Workplace software. Workplace software more than doubled its revenue in 2005 versus 2004.

Tivoli software revenue increased with strong growth in storage software as clients’ adoption of the company’s virtualization technologies continued to gain traction. Tivoli systems management and security software offerings also had good revenue growth in 2005 versus 2004. The security products revenue was driven by the company’s new SOA Security offerings which were well received in the second half of 2005.

Rational software revenue increased in 2005 versus 2004, however, late in the fourth quarter of 2005, client buying deferrals prevented stronger performance.

Revenue from Other middleware products, including host software products such as compilers, certain tools and Other Storage and Printer software declined versus 2004.

Operating Systems software revenue declined in 2005 versus 2004, primarily due to lower zSeries and pSeries revenue, partially offset by increased iSeries and xSeries revenue.

 Product Lifecycle Management software revenue increased in 2005 versus 2004, primarily for Industrial (5 percent) and Small & Medium Business clients (2 percent).

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	YR. TO YR. CHANGE
Software:
Gross profit	$14,296	$13,652	4.7%
Gross profit margin	84.9%	84.6%	0.3	pts.

The increase in the Software gross profit dollars and gross profit margin was primarily driven by growth in Software revenue and reduced external royalty costs.

GLOBAL FINANCING

See page 46 for a discussion of Global Financing’s revenue and gross profit.

Financial Position

DYNAMICS

The assets and debt associated with the company’s Global Financing business are a significant part of the company’s financial position. The financial position amounts appearing below and on pages 29 and 30 are the company’s consolidated amounts including Global Financing. However, to the extent the Global Financing business is a major driver of the consolidated financial position, this narrative section will refer to the separate Global Financing section in this Management Discussion on pages 45 through 51. The amounts appearing in the separate Global Financing section are supplementary data presented to facilitate an understanding of the company’s Global Financing business.

WORKING CAPITAL

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Current assets	$45,661	$47,143
Current liabilities	35,152	39,786
Working capital	$10,509	$7,357
Current ratio	1.30	1.18

Current assets decreased $1,482 million due to declines of $3,708 million in short-term receivables primarily driven by declines of: $1,100 million in financing receivables as collections exceeded new originations, approximately $300 million in trade receivables due to the divestiture of the Personal Computing business, approximately $375 million in non-client receivables primarily driven by the final payment received from Hitachi for the purchase of the HDD business, and $1,637 million due to the effects of currency; and a decrease of $475 million in inventories primarily driven by the Personal Computing divestiture and reductions in the Systems and Technology Group server brands. These declines were partially offset by the $3,116 million increase (approximately $3,905 million before negative currency impact of $789 million) in Cash and cash equivalents and Marketable securities (see the Cash Flow analysis below).

Current liabilities decreased $4,634 million primarily due to declines of: $2,095 million in Accounts payable of which approximately $1,100 million was due to the Personal Computing divestiture and $332 million due to the effects of currency; $1,303 million in other accruals driven primarily by a decline in derivative liabilities due to year-to-year changes in foreign currency rates; and $883 million in Short-term debt primarily due to the settlement of $2,300 million in commercial paper debt, partially offset by new debt issuances of approximately $1,500 million to facilitate foreign earnings repatriation actions.

CASH FLOW

The company’s cash flow from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows on page 55, are summarized in the table below. These amounts include the cash flows associated with the company’s Global Financing business. See pages 45 through 51.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004
Net cash provided by/(used in) continuing operations:
Operating activities	$14,914	$15,349
Investing activities	(4,423)	(5,346)
Financing activities	(7,147)	(7,562)
Effect of exchange rate changes on cash and cash equivalents	(789)	405
Net cash used in discontinued operations*	(40)	(83)
Net change in cash and cash equivalents	$2,515	$2,763

* Does not include $319 million in 2005 of net proceeds from the sale of the HDD business. $51 million is included in Operating activities from continuing operations and $268 million is included in Investing activities from continuing operations.

Net cash from operating activities for the year ended December 31, 2005 decreased $435 million as compared to 2004. The decrease was primarily driven by an increase in restructuring payments of $1,012 million and an increase in pension funding in the United States of approximately $1,015 million, partially offset by the $775 million legal settlement payment from Microsoft and $493 million due to improved management of inventory primarily in the Systems and Technology Group.

Net cash used in investing activities decreased $923 million on a year-to-year basis driven by: a $907 million improvement in divestiture-related cash due to the divestiture of the Personal Computing business and disposition of a portion of Lenovo shares (approximately $662 million) and the final net payment received from Hitachi for the purchase of the HDD business (approximately $268 million); a $218 million decline in net capital spending and $256 million in lower cash spending for acquisitions; however, the company did expend $1,482 million in net cash on acquisitions in 2005. These declines were partially offset by a $458 million increase in marketable securities and other investments.

The decrease in net cash used in financing activities of $415 million was primarily the result of an increase in net cash inflows related to debt of approximately $1,636 million, partially offset by higher net payments for common stock activity of $1,145 million and higher dividend payments of $76 million. Within total debt, on a net basis, in 2005, the company had $609 million in net cash proceeds from new debt versus $1,027 million used to retire debt in 2004. The net cash proceeds of $609 million in 2005 comprise $4,363 million of cash proceeds from new debt partially offset by $3,522 million of cash payments to settle debt and by $232 million in short-term repayments. The higher payments for common stock were driven by increases of approximately $594 million in cash payments to repurchase stock and decreases of approximately $551 million in cash received for stock issued under the company’s stock option plan and employee stock purchase plan.

NON-CURRENT ASSETS AND LIABILITIES

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Non-current assets	$60,087	$63,860
Long-term debt	$15,425	$14,828
Non-current liabilities (excluding debt)	$22,073	$24,701

The decrease in Non-current assets of $3,773 million was primarily driven by declines of: $2,141 million in Investments and sundry assets; $1,419 million in Plant, rental machines, and other property-net which was driven by the effects of currency (approximately $562 million) and asset sales; and $1,322 million in Long-term financing receivables (see page 48). The decline in Investments and sundry assets was mainly due to a $2,839 million decrease ($252 million due to the effects of currency) in deferred tax assets driven by the utilization of income tax credit carryforwards and U.S. and non-U.S. pension activity, partially offset by increases of $314 million in deferred transition costs driven by growth in services arrangements with clients, $155 million in alliance investments primarily due to the company’s equity interest in Lenovo, and $112 million in non-current derivative assets due to the appreciation of the U.S. dollar against certain foreign currencies. These declines were partially offset by increases of $1,004 million in Goodwill driven by the company’s acquisitions and $231 million (approximately $1,220 million before negative currency impact of $989 million) in Prepaid pension assets due primarily to the $1,700 million funding of the IBM Personal Pension Plan (PPP) in the first quarter of 2005.

Long-term debt increased $597 million due to new debt issuances. The company continually monitors its liquidity profile and interest rates, and manages its short- and long-term debt portfolios accordingly.

Other non-current liabilities decreased $2,628 million due to decreases of $2,104 million in Retirement and nonpension postretirement obligations of which approximately $1,137 million was due to the effects of currency and the remaining $967 million was attributable to the favorable funded status of primarily non-U.S. pension plans as discussed on page 109; and $524 million in other accruals primarily due to the effects of currency.

DEBT

The company’s funding requirements are continually monitored and strategies are executed to manage the company’s overall asset and liability profile. Additionally, the company maintains sufficient flexibility to access global funding sources as needed.

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Total company debt	$22,641	$22,927
Non-Global Financing debt*	$2,142	$607
Non-Global Financing debt/capitalization	6.7%	2.1%

* Non-Global Financing debt is the company’s total external debt less the Global Financing debt described in the Global Financing balance sheet on page 47.

Non-Global Financing debt increased $1,535 million and the debt-to-capital ratio at December 31, 2005 was within acceptable levels at 6.7 percent. Non-Global Financing debt increased versus 2004 primarily to facilitate the company’s repatriation actions under the American Jobs Creation Act of 2004. The increase relates to short-term debt issuances.

EQUITY

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Stockholders’ equity:
Total	$33,098	$31,688

The company’s total consolidated Stockholders’ equity increased $1,410 million during 2005 primarily due to an increase in the company’s retained earnings driven by net income, partially offset by the company’s ongoing stock repurchase program and higher dividend payments.

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the company entered into off-balance sheet arrangements as defined by the SEC Financial Reporting Release 67 (FRR-67), “Disclosure in Management’s Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations.”

None of these off-balance sheet arrangements either has, or is reasonably likely to have, a material current or future effect on financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. See page 40 for the company’s contractual obligations and note O, “Contingencies and Commitments,” on page 91, for detailed information about the company’s guarantees, financial commitments and indemnification arrangements. The company does not have retained interests in assets transferred to unconsolidated entities (see note J, “Securitization of Receivables,” on page 80) or other material off-balance sheet interests or instruments.

Consolidated Fourth-Quarter Results

(Dollars and shares in millions except per share amounts)

FOR FOURTH QUARTER:	2005	2004	YR. TO YR. CHANGE
Revenue	$24,427	$27,671	(11.7	)%*
Gross profit margin	44.1%	38.8%	5.3	pts.
Total expense and other income	$6,197	$6,690	(7.4)%
Total expense and other income-to-revenue ratio	25.4%	24.2%	1.2	pts.
Income from continuing operations before income taxes	$4,568	$4,048	12.8%
Provision for income taxes	$1,348	$1,206	11.6%
Income from continuing operations	$3,220	$2,842	13.3%
Income/(loss) from discontinued operations	$3	$(15)	NM
Cumulative effect of change in accounting principle**	$(36)	$—	NM
Earnings per share of common stock:
Assuming dilution:
Continuing operations	$2.01	$1.68	19.6%
Discontinued operations	—	(0.01)	NM
Cumulative effect of of change in accounting principle**	(0.02)	—	NM

Total	$1.99	$1.67	19.2%

Weighted-average shares outstanding:
Assuming dilution	1,604.8	1,692.1	(5.2)%

*                 (8.5) percent adjusted for currency.

**          Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

NM–Not Meaningful

CONTINUING OPERATIONS

In the fourth quarter, the company increased Income from continuing operations by $378 million or 13.3 percent versus the fourth quarter of 2004. Diluted earnings per share from continuing operations of $2.01 increased 19.6 percent versus the prior year.

The company’s performance in the fourth quarter was driven by several factors:

• Strong results in the hardware business, driven by Storage products, Microelectronics and zSeries and pSeries servers.

• Increased demand for the company’s key branded middleware software products and improved profitability in that segment.

• Improved margins in Global Services driven primarily by benefits from the company’s restructuring, productivity initiatives and a better overall contract profile.

Total revenue in the fourth quarter declined 11.7 percent as reported (8.5 percent decline adjusted for currency). The company’s revenue profile was significantly impacted by the divestiture of the Personal Computing business in the second quarter of 2005–excluding the Personal Computing business, the company’s fourth-quarter 2004 total revenue was $24,703 million. When compared to this revised amount, total revenue in the fourth-quarter 2005 decreased 1.1 percent (increased 2.5 percent adjusted for currency) driven by a decline in Global Services.

The following is an analysis of the external segment results.

Global Services revenue decreased 4.9 percent (1.0 percent adjusted for currency). Global Technology Services revenue declined 1.9 percent (up 2.1 percent adjusted for currency). The decline was driven primarily by weakness in short-term signings and a decrease in SO revenue. SO revenue continues to be impacted by the high levels of backlog erosion experienced in 2004 and the cumulative effect of lower signings starting in 2004 through the first quarter of 2005. ITS revenue, excluding Maintenance, was down 5.4 percent and signings also declined this quarter by 10 percent. BTO revenue increased 34 percent due to strong signings for both 2004 and 2005.

Global Business Services revenue decreased 10.5 percent (6.8 percent adjusted for currency) driven by declines in Asia Pacific (24 percent) and EMEA (19 percent), while revenue in the Americas increased 12 percent versus 2004. Profitability improved in Global Services as overall gross margin (3.1 points) and segment pre-tax margins increased versus the fourth quarter of 2004. Margin improvements were primarily driven by the company’s second-quarter restructuring actions, improved resource utilization and a better contract profile. Total Global Services signings for the quarter were $11.5 billion.

Systems and Technology Group revenue grew 6.3 percent (9.8 percent adjusted for currency). zSeries server revenue increased 5.5 percent, with strong MIPs growth of 28 percent year-to-year. zSeries growth continues to be driven by new workloads, such as Linux and Java. iSeries server revenue declined 18.2 percent as clients anticipated the early 2006 announcement of new POWER5+ products. pSeries server revenue grew 3.9 percent, driven by that brand’s POWER5+ product line refresh which began in the fourth quarter. xSeries servers grew volumes 13 percent, however, revenue was flat due to competitive pricing pressures. Blade Center product revenue grew 41.4 percent in the quarter. Storage products had a strong quarter with revenue growth of 23.6 percent, driven by Total disk (32.2 percent) products. Microelectronics OEM revenue grew 48.1 percent year-to-year as 300-millimeter-based products, driven by game processors, grew over 250 percent versus the fourth quarter 2004.

Software revenue increased 0.1 percent (3.5 percent adjusted for currency). The WebSphere family of products grew 3.6 percent, while Information Management software increased 4.5 percent, driven by the company’s content management and information integration product sets. Lotus revenue grew 1.6 percent and Tivoli revenue increased 2.9 percent driven by a 17 percent growth in the brand’s storage software products. Rational software revenue declined 2.0 percent–performance was good in Asia Pacific and Europe, but some clients delayed buying decisions in the Americas. In addition to the revenue growth in the company’s key branded middleware, described above, the profitability of the software business improved as well, with the segment’s pre-tax margin growing by 5.7 points in the fourth quarter versus 2004.

Global Financing revenue declined 8.0 percent (5.6 percent adjusted for currency) driven primarily by lower client financing revenue due to a declining asset base, as well as lower external used equipment sales.

The company’s total gross profit margin increased 5.3 points in the fourth-quarter 2005 compared to the fourth-quarter 2004, which included the divested Personal Computing business. Excluding the Personal Computing business, the fourth-quarter 2004 gross profit margin was 41.9 percent, making the current quarter’s margin a 2.2 point improvement on a comparable basis.

Total expense and other income decreased 7.4 percent compared to the prior-year period. Selling, general and administrative expense decreased 3.4 percent year-to-year, driven primarily by the divestiture of the Personal Computing business and the company’s restructuring actions, offset by a $267 million curtailment charge related to the announced changes in the company’s U.S. defined benefit pension plans. RD&E expense decreased 3.6 percent, while Intellectual property and custom development income also decreased 23.7 percent year-to-year. Other (income) and expense was $334 million of income in the fourth quarter of 2005 versus $4 million of income in the same period last year. This improvement was driven by gains on certain real estate transactions (increase of $160 million) and the favorable impact of hedging programs (up approximately $150 million) versus the fourth quarter of 2004.

The company’s effective tax rate in the fourth-quarter 2005 was 29.5 percent compared with 29.8 percent in the fourth quarter of 2004. The nonrecurring pension curtailment charge reduced the fourth-quarter 2005 effective tax rate by 0.5 points.

In the fourth quarter, the company recorded a $36 million charge, net of tax, to reflect the cumulative effect of a change in accounting principle related to the adoption of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

Share repurchases totaled approximately $1.0 billion in the fourth quarter. The weighted-average number of diluted common shares outstanding in the fourth-quarter 2005 was 1,604.8 million compared with 1,692.1 million in the same period of 2004.

The company generated an increase of $1,395 million in cash flow provided by operating activities. This increase reflects the effects of prior-year funding of the U.S. pension plan ($700 million) and improved inventory management ($327 million). Also, net cash used in financing activities decreased significantly–$2,417 million–primarily driven by a reduction in share repurchases in the quarter versus the fourth-quarter 2004.

Prior Year in Review

(Dollars and shares in millions except per share amounts)

FOR THE YEAR ENDED DECEMBER 31:	2004	2003	YR. TO YR. CHANGE
Revenue	$96,293	$89,131	8.0	%*
Gross profit margin	36.9%	36.5%	0.4	pts.
Total expense and other income	$24,900	$23,130	7.7%
Total expense and other income-to-revenue ratio	25.9%	26.0%	(0.1)%
Income from continuing operations before income taxes	$10,669	$9,417	13.3%
Provision for income taxes	$3,172	$2,829	12.1%
Income from continuing operations	$7,497	$6,588	13.8%
Loss from discontinued operations	$18	$30	(41.3)%
Earnings per share of common stock:
Assuming dilution:
Continuing operations	$4.39	$3.76	16.8%
Discontinued operations	(0.01)	(0.02)	(39.8)%
Total	$4.38	$3.74	17.1%
Weighted-average shares outstanding:
Assuming dilution	1,707.2	1,752.8	(2.6)%
Assets**	$111,003	$106,021	4.7%
Liabilities**	$79,315	$76,490	3.7%
Equity**	$31,688	$29,531	7.3%

* 3.4 percent adjusted for currency.

** At December 31

Continuing Operations

In 2004, the company demonstrated that it could extend its leadership in a growth environment. The company delivered revenue growth of 8.0 percent and diluted earnings per share growth of 16.8 percent. The increase in the company’s Income from continuing operations and diluted earnings per share from continuing operations as compared to 2003 was primarily due to:

• Improving demand associated with the moderate expansion of the economy and continued market share gains for zSeries and xSeries server products

• Continued operational improvements in the Microelectronics business

• Continued demand growth in emerging countries

• Favorable impact of currency translation

The increase in revenue in 2004 as compared to 2003 was primarily due to:

• Improved demand in Global Services and key industry sectors

• Improving demand associated with the moderate expansion of the economy and continued market share gains for zSeries, xSeries and pSeries server products, as well as increased revenue for personal computers

• Continued demand growth in emerging countries (up over 25 percent) and in BPTS (up approximately 45 percent)

• Favorable impact of currency translation

Revenue from all industry sectors increased in 2004 when compared to 2003, reflecting the company’s broad capabilities and industry-specific solutions which combine technology and high-value services to solve a client’s business or IT problems. These solutions also provide for a longer-term relationship with the client, rather than a transaction-oriented sale. The Financial Services sector revenue growth of 9.3 percent was led by Financial Markets (15 percent), Banking (9 percent) and Insurance (8 percent). The Communications sector had revenue growth of 10.4 percent with growth in Telecommunications (15 percent), while the Distribution sector revenue growth was 7.5 percent, led by the Retail Industry (12 percent). The Small & Medium business sector revenue increased 8.3 percent as the company continued to roll out new products under the Express label that are designed and priced specifically for clients in the 100 to 1,000 employee segment.

Revenue across all geographies increased in 2004 when compared to 2003. In the Americas, U.S. (6 percent) and Canada (9 percent) revenue grew as did Latin America (12 percent), notably Brazil, which grew at 15 percent.

Within Europe/Middle East/Africa, Eastern Europe, the Nordic countries, Spain (7 percent) and France (3 percent) had revenue growth, while the U.K. (2 percent), Germany (3 percent) and Italy (8 percent) declined when adjusted for currency. Asia Pacific had strong growth in 2004, led by China, which grew at 25 percent, and the ASEAN region (17 percent), while Japan, which is about 60 percent of Asia Pacific’s revenue, also had growth of 5 percent. Collectively, as a result of the company’s targeted investments, the emerging countries of China, Russia (75 percent), India (45 percent) and Brazil had revenue growth over 25 percent in 2004 to over $4.0 billion in revenue.

OEM revenue increased in 2004 versus 2003 due primarily to continued strong growth in the company’s E&TS business and improved operational performance in the Microelectronics business.

The following is an analysis of external segment results.

GLOBAL SERVICES

Global Services revenue increased 8.4 percent (3.1 percent adjusted for currency). Global Technology Services revenue increased 11.7 percent (6.4 percent adjusted for currency) to $30,082 million in 2004 versus $26,932 million in 2003. SO revenue grew 14.4 percent and continued to demonstrate its competitive advantage in delivering on demand solutions by leveraging both its business transformational skills and scale during 2004. Each geography continued year-to-year growth, with seven consecutive quarters of double-digit growth in Europe/Middle East/Africa, excluding currency benefits. Within SO, e-business Hosting Services, an offering that provides Web infrastructure and application management as an Internet-based service, continued its pattern of revenue growth. ITS revenue, which excludes Maintenance, increased 4.8 percent driven by growth in Business Continuity and Recovery Services of 29 percent, partially offset by the reduction for sales of third-party hardware in Japan. BTO revenue increased 136.4 percent due to increased signings performance in 2004 versus 2003, with strong growth in all geographies. Maintenance revenue increased 4.4 percent primarily driven by favorable impacts of currency movements.

Global Business Services revenue increased 2.7 percent (down 2.4 percent adjusted for currency) to $16,201 million in 2004 versus $15,782 million in 2003. The increase in revenue was primarily driven by higher Consulting and Systems Integration revenue, partially offet by a decline in Application Management Services revenue in 2004 versus 2003.

HARDWARE

Systems and Technology Group revenue increased 7.9 percent (4.4 percent adjusted for currency). zSeries revenue increased 14.9 percent due to clients continuing to add new workloads on the zSeries platform as they build their on demand infrastructures, as well as taking advantage of the capabilities of the z990 server for consolidations. Mainframes remain the platform of choice for hosting mission-critical transactions, as well as for consolidations and infrastructure simplification. The total delivery of zSeries computing power as measured in MIPS increased 33 percent in 2004 versus 2003, offsetting price declines of 23 percent per MIP. xSeries server revenue increased (24 percent) due to strong growth in both high-end and 1&2 Way Servers. xSeries-related Blade-Center revenue had strong growth, up over 150 percent, as the company is leading and shaping the blade market. In the fourth quarter of 2004, the company saw strong demand for the new POWERBlade, which can run Windows, Linux and AIX on different servers in the BladeCenter. pSeries server revenue increased 7.3 percent, reflecting clients’ very strong acceptance of the POWER5 systems. The new pSeries high-end system started shipping in November 2004, marking the completion of a top-to-bottom refresh of the pSeries server product line in just three months. iSeries server revenue declined driven by lower sales as the transition to POWER5 is taking longer than in previous cycles, as clients must transition their operating environment to the new level.

Storage Systems revenue increased 1.6 percent due to increased demand for external midrange disk (13 percent) and tape products (9 percent). These increases were partially offset by decreases in high-end disk products (18 percent) as clients anticipated the shipment of the company’s new POWER5 high-end storage product which will ship in the first quarter of 2005. E&TS had strong revenue growth of 93 percent due to increased design and technical services contracts and Microelectronics revenue increased modestly (1 percent) as yields in the 300-millimeter plant improved.

Retail Store Solutions revenue increased 17.6 percent due to strong demand for the company’s products and the acquisition of Productivity Solutions Inc. in November 2003. This acquisition drove 6.9 points of the unit’s revenue growth in 2004. Printing Systems maintenance revenue declined due to lower annuity-based revenue on a declining installed base.

Personal Computing Division revenue increased 14.8 percent (10.5 percent adjusted for currency). The increase was driven by strong performance worldwide by the company’s ThinkPad mobile computer (22 percent). Desktop personal computer revenue increased (4 percent) in 2004 when compared to 2003 due primarily to favorable currency movements.

SOFTWARE

Software revenue increased 6.2 percent (1.3 percent adjusted for currency). Middleware revenue increased 6.5 percent (1.5 percent adjusted for currency). The WebSphere family of software offerings revenue increased 14 percent with growth in business integration software (14 percent), WebSphere Portal software (12 percent) and application servers (20 percent). Data Management revenue increased 7 percent with growth of 12 percent in DB2 Database software on both the host (13 percent) and distributed platforms (11 percent), DB2 Tools (8 percent), and distributed enterprise content management software (22 percent). Rational software revenue increased (16 percent) with growth across all product areas. Tivoli software revenue increased (15 percent), aided by the Candle acquisition, which was completed in the second quarter of 2004. Tivoli systems management, storage and security software all had revenue growth in 2004 versus 2003. Lotus software revenue increased 3 percent and Other Foundation middleware products revenue also increased 2 percent due to favorable currency movements.

Operating system software increased 0.9 percent due to growth in xSeries and pSeries, which correlates to the increases in the related server brands. zSeries operating system revenue declined 1 percent despite the growth in related hardware volumes due to ongoing software price performance delivered to enterprise clients. iSeries operating system software declined 6 percent in line with related hardware volumes. Overall, operating systems software revenue increased primarily as a result of favorable currency movements.

Revenue for Product Lifecycle Management software increased primarily in the automotive and aerospace industries.

GLOBAL FINANCING

See page 46 for a discussion of Global Financing’s revenue and gross profit.

Global Services gross profit margin was flat year to year at 24.2 percent due to continued investment in on demand infrastructure and business transformation capabilities, and less contribution from the higher margin Maintenance business. These declines were offset by improved profitability in GBS driven by improved utilization, reduced overhead structure and an improved labor mix.

The increase in Hardware margins of 0.8 points to 31.0 percent was primarily due to yield improvements in the Microelectronics business and margin improvements in zSeries servers, xSeries servers, storage products and personal computers, as well as the impact of certain hedging transactions (see “Anticipated Royalties and Cost Transactions” on page 84).

The Software margin at 84.6 percent increased 0.6 points due to growth in Software revenue, as well as productivity improvements in the company’s support and distribution models.

The cost savings generated by the company’s supply-chain initiatives also contributed to the company’s overall margin improvement, however, the company has passed a portion of the savings to clients to improve competitive leadership and gain market share in key industry sectors. In addition, an increase in retirement-related plan costs of approximately $490 million compared to 2003 impacted overall segment margins.

Total expense and other income increased 7.7 percent (4.8 percent adjusted for currency) in 2004 versus 2003.

Total SG&A expense of $20,079 million increased 8.0 percent (4.6 percent adjusted for currency) versus $18,601 million in 2003. The increase was primarily driven by increased expense for retirement-related plan costs of approximately $515 million, which included a one-time charge of $320 million related to the partial settlement of certain legal claims against the company’s PPP, unfavorable currency translation of $626 million and provision for certain litigation-related expenses of $125 million in 2004. These increases were partially offset by lower workforce reductions of $122 million and lower Advertising and promotional expense of $71 million. In addition, Bad debt expense declined $72 million due to lower reserve requirements associated with the improvement in economic conditions and improved credit quality, as well as the lower asset base of Global Financing’s receivables portfolio.

Other (income) and expense was income of $23 million in 2004 versus expense of $238 million in 2003. The improvement was primarily driven by increased gains from various asset sales including certain real estate transactions ($87 million) in 2004 versus 2003, additional Interest income ($28 million) generated by the company in 2004 and other nonrecurring gains/settlements of $121 million in 2004 compared to 2003.

Research, development and engineering (RD&E) expense of $5,874 million increased $560 million or 10.5 percent in 2004 versus 2003 primarily the result of increased spending in middleware software including new acquisitions (approximately $240 million). In addition, RD&E expense increased due to spending related to the POWER5 technology initiatives (approximately $140 million) and higher retirement-related plan costs (approximately $77 million).

Intellectual property and custom development income was flat in 2004 versus 2003 and Interest expense declined $6 million versus 2003 primarily due to lower effective interest rates in 2004.

The provision for income taxes resulted in an effective tax rate of 29.7 percent for 2004, compared with the 2003 effective tax rate of 30.0 percent. The 0.3 point decrease in the effective tax rate in 2004 was primarily due to the tax effect of the settlement of certain pension claims in the third quarter of 2004.

With regard to Assets, approximately $3.6 billion of the year-to-year increase relates to the impact of currency translation. The remaining increase primarily consists of an increase in Cash and cash equivalents, an increase in Goodwill associated with recent acquisitions and increased Prepaid pension assets. The increases were partially offset by lower financing receivables and lower deferred tax assets.

Global Financing debt decreased, but the company’s Global Financing debt-to-equity ratio was 7.0 to 1 for 2004 and 7.1 to 1 for 2003 which is within the company’s targeted range.

Discontinued Operations

On December 31, 2002, the company sold its HDD business to Hitachi for approximately $2 billion. The final cash payment of $399 million was received on December 30, 2005. In addition, the company paid Hitachi $80 million to settle warranty obligations during 2005. These transactions were consistent with the company’s previous estimates. The HDD business was accounted for as a discontinued operation whereby the results of operations and cash flows were removed from the company’s results from continuing operations for all periods presented.

The company incurred a loss from discontinued operations of $24 million in 2005, $18 million in 2004 and $30 million in 2003, net of tax. These losses were primarily due to additional costs associated with parts warranty as agreed upon by the company and Hitachi, under the terms of the agreement for the sale of the HDD business to Hitachi.

Looking Forward

The following key drivers impacting the company’s business are discussed on pages 14 and 15:

• Economic environment and corporate spending budgets

• Internal business transformation and global integration initiatives

• Innovation initiatives

• Open standards

• Investing in growth opportunities

With respect to the economic environment, in 2005 the global economy slowed modestly following the recovery’s peak a year earlier. Looking forward, while uncertainties make it difficult to predict future developments, the company anticipates similar moderate growth for the economy and the traditional IT industry. Several factors-including increasing complexity, globalization and the pace of technology change-are driving clients to continue to transform their businesses. The deeper integration of technology into business models, processes and practices has created new long-term opportunities for the company. IBM is addressing these opportunities through its BPTS offerings. The company expects continued double-digit revenue growth in these offerings in 2006.

With respect to business transformation and the continual conversion of the company into an on demand business, the company’s supply-chain initiatives are expected to allow continued flexibility to drive additional competitive advantages. Also, the company will leverage the actions taken in 2005 and continue to focus on increased productivity and efficiency to accelerate the globalization and transformation of its global business model.

Finally, with respect to technology, in 2005 the company has again been awarded more U.S. patents than any other company for the thirteenth year in a row. The company continues to focus internal development investments on high-growth opportunities and to broaden its ability to deliver industry-specific solutions.

From a client-set perspective, the momentum in 2005 with respect to the Small & Medium Business sector should continue. The company anticipates improved growth in its industry sectors in 2006.

The company also will continue to selectively pursue acquisitions, primarily in Global Services and Software, where it believes these acquisitions will expand its portfolio to meet clients’ needs.

In 2005, total Global Services signings increased 9 percent year to year, driven by a 19 percent increase in longer-term signings, while shorter-term signings were essentially flat. Backlog was flat versus December 31, 2004, at an estimated $111 billion. The company implemented several broad initiatives in the services business in 2005 including a restructuring action to improve cost competitiveness, implementation of Professional Marketplace to improve consulting resource utilization, addition of over 15,000 resources to the Global Resource Delivery Centers and rebalancing the Integrated Technology Services portfolio to focus on faster growing opportunities. Global Services profitability improved in 2005. The company expects to leverage these actions for continued improvement in 2006 in both revenue growth rates and higher margins.

The company’s Systems & Technology Group develops leading and often pioneering technologies that can be integrated with software and services to provide client solutions. IBM’s BlueGene supercomputer at the Lawrence Livermore National Laboratory earned its designation as the world’s fastest supercomputer with an astonishing 280-trillion calculations-per-second performance. In 2005, IBM also won the U.S. National Medal of Technology in recognition of 40 years of broadly based semiconductor innovation. Our latest innovation, the revolutionary Cell microprocessor–developed in collaboration with Sony and Toshiba–boasts a staggering advantage, performing up to 40 times faster than conventional processors handling graphics-intensive applications in areas like gaming and consumer electronics, and has potential in adjacent markets like medical imaging or aerospace and defense. Moving forward, IBM technologies that advantage IBM in the data center systems market will be leveraged through the Systems & Technology Group’s new Technology Collaboration Solutions unit to help clients develop their own innovative products and to create incremental opportunity for IBM.

The key to the company’s continued growth in Software will be clients’ continued adoption of its on demand solutions. The key differentiating factor for the company is the strength and breadth of its middleware portfolio. Software is a key component of on demand solutions, and the company will continue to invest in this strategic area and strengthen its portfolio through acquisitions. An example is the company’s ability to respond to clients’ increasing interest in a SOA with its WebSphere product portfolio and key acquisitions, such as DataPower Technology, that expand the company’s capabilities to address this opportunity. In addition, the company will continue to build a strong partner ecosystem to drive growth.

The company expects 2006 pre-tax retirement-related plan expense to increase approximately $100–$200 million when compared to 2005. This expected increase is driven by year-end 2005 changes in key assumptions used to determine 2006 expense (approximately $600 million) and incremental amortization expense related to previously deferred losses (approximately $500 million), offset by expected savings generated from pension plan amendments (approximately $450-$500 million), better than expected 2005 return on asset performance (approximately $100 million), as well as the effects of one-time charges incurred in 2005 for the fourth-quarter pension curtailment charge ($267 million) and a charge related to the second-quarter 2005 restructuring actions ($65 million).

Specifically, given the declining interest rate environment, the company reduced its discount rate assumption for the PPP by 25 basis points to 5.5 percent on December 31, 2005. This change, along with similar changes to the discount rate for non-U.S. pension plans is expected to contribute an additional $400 million of expense in 2006. In addition, the company increased the interest crediting rate by 190 basis points to 5.0 percent which will result in an anticipated increase in expense of $200 million. The company will keep the expected long-term rate of return on PPP assets at 8 percent. The actual return on PPP plan assets in 2005 was 11 percent.

Pre-tax stock-based compensation expense declined $543 million in 2005, as compared to 2004. The company expects stock-based compensation expense to continue to decline in 2006, when compared to 2005, primarily as a result of changes in the company’s equity-based compensation programs. The anticipated decline, however, will not be at a rate consistent with the decline from 2004 to 2005, given the effect changes in the company’s employee stock purchase plan had on the 2004 to 2005 expense decrease.

The amount of IP and custom development income has been declining in recent years, down 19 percent in 2005. A moderate declining trend may continue as the company does not expect IP to be a contributor to growth. The overall level of IP is dependent on several factors: divestitures, industry consolidation, economic conditions and the timing of new patent development.

Income Taxes

In the normal course of business, the company expects that its effective tax rate will approximate 30 percent. The rate will change year to year based on nonrecurring events (such as the third-quarter 2005 repatriation charge as described in note P, “Taxes” on page 94), as well as recurring factors including the geographic mix of income before taxes, the timing and amount of foreign dividends, state and local taxes and the interaction of various global tax strategies.

During the period 2003-2005, the company’s cash tax rate declined from 18 percent to 16 percent. The company’s cash tax rate represents the amount of income taxes paid during the year over Income from continuing operations before income taxes. The cash tax rate differs from the company’s effective tax rate due to a number of variables including, but not limited to, certain items of income and expense that are recognized in different years for financial reporting purposes than for income tax purposes, differences in currency rates used in the translation of the non-U.S. income tax provision and income tax payments, and current-year cash tax payments or refunds that are related to prior years. The company anticipates that its cash tax rate will approximate the upper end of this range for the near term. However, once the company fully utilizes its alternative minimum tax credits or loss carryforwards, the possibility exists that the cash tax rate could increase.

Liquidity and Capital Resources

The company generates strong cash flow from operations, providing a source of funds ranging between $13.7 billion and $15.3 billion per year over the past five years. The company provides for additional liquidity through several sources; a sizable cash balance, access to global funding sources, a committed global credit facility and in 2004, the company converted a receivables securitization facility from an “uncommitted” to a “committed” facility, adding an additional source of liquidity. (See note J, “Securitization of Receivables” on page 80 for additional information.) The table below provides a summary of these major sources of liquidity for the years ended December 31, 2001 through 2005.

CASH FLOW AND LIQUIDITY TRENDS

(Dollars in billions)

	2005	2004	2003	2002	2001

Net cash from operating activities	$14.9	$15.3	$14.5	$13.8	$13.7
Cash and marketable securities	$13.7	$10.6	$7.6	$6.0	$6.4
Size of global credit facilities	$10.0	$10.0	$10.0	$12.0	$12.0
Trade receivables securitization facility	$0.5	$0.5	$—	$—	$—

The major rating agencies’ ratings on the company’s debt securities at December 31, 2005 appear in the following table and remain unchanged over the past five years. The company has no contractual arrangements that, in the event of a change in credit rating, would result in a material adverse effect on its financial position or liquidity.

	STANDARD AND POOR’S	MOODY’S INVESTORS SERVICE	FITCH RATINGS
Senior long-term debt	A+	A1	AA-
Commercial paper	A-1	Prime-1	F1+

The company prepares its Consolidated Statement of Cash Flows in accordance with SFAS No. 95, “Statement of Cash Flows,” on page 55 and highlights causes and events underlying sources and uses of cash in that format on page 28. For purposes of running its business, the company manages, monitors and analyzes cash flows in a different format.

As discussed on page 45, one of the company’s two primary objectives of its Global Financing business is to generate strong return on equity. Increasing receivables is the basis for growth in a financing business. Accordingly, management considers Global Financing receivables as a profit-generating investment-not as working capital that should be minimized for efficiency. After classifying the Global Financing accounts receivables as an investment, the remaining net cash flow is viewed by the company as the Cash available for investment and for distribution to shareholders. With respect to the company’s cash flow analysis for internal management purposes (see the table on page 39), Global Financing accounts receivables are combined with Global Financing debt to represent the Net Global Financing debt to accounts receivable (a profit-generating investment).

From the perspective of how management views cash flows, in 2005, net cash from operating activities, excluding Global Financing receivables, was $13.1 billion, an increase of $0.2 billion compared to 2004. This cash performance was driven primarily by the growth in net income from continuing operations and the company’s continued focus on working capital and supply-chain management. The company returned over 100 percent of net income in 2005 to shareholders in dividend payments and share repurchases.

Over the past five years, the company generated over $60.8 billion in Cash available for investment and for distribution to shareholders. As a result, during the period the company invested $20.6 billion of net capital expenditures, invested $9.1 billion in strategic acquisitions, received $2.2 billion from divestitures and returned $34.1 billion to shareholders through dividends and share repurchases. The amount of prospective Returns to shareholders in the form of dividends and share repurchases will vary based upon several factors including affordability, namely each year’s operating results, capital expenditures, research and development, and acquisitions, as well as the factors discussed on page 40 following the table at the bottom of page 39.

The company’s Board of Directors meets quarterly to consider the dividend payment. The company expects to fund dividend payments through cash from operations.

The table below represents the way in which management reviews its cash flow as described on page 39.

(Dollars in billions)

	2005	2004	2003	2002	2001
Net cash from operating activities (Continuing Operations):	$14.9	$15.3	$14.5	$13.8	$13.7
Less: Global Financing accounts receivable	1.8	2.5	1.9	3.3	2.0
Net cash from operating activities (Continuing Operations), excluding Global Financing receivables	13.1	12.9	12.6	10.5	11.7
Investing Activities:
Capital expenditures, net	(3.5)	(3.7)	(3.9)	(4.6)	(4.9)
Global Financing accounts receivable	1.8	2.5	1.9	3.3	2.0
Global Financing debt	(0.6)	(1.7)	(2.6)	(3.1)	(1.1)
Net Global Financing debt to accounts receivable	1.3	0.7	(0.7)	0.2	0.9
Acquisitions	(1.5)	(1.7)	(1.8)	(3.2)	(0.9)
Divestitures	0.9	—	0.1	1.2	—
Return to shareholders:
Share Repurchase	(7.7)	(7.1)	(4.3)	(4.2)	(5.3)
Dividends	(1.2)	(1.2)	(1.1)	(1.0)	(1.0)
Change in non-Global Financing debt	1.2	0.7	(0.9)	(0.1)	0.6
Other	0.7	2.5	1.9	1.4	1.4
Discontinued operations	—	(0.1)	(0.2)	(0.7)	0.1
Change in cash, cash equivalents and marketable securities	$3.1	$2.9	$1.7	$(0.4)	$2.7

Table may not add due to rounding.

Events that could temporarily change the historical cash flow dynamics discussed above include significant changes in operating results, material changes in geographic sources of cash, unexpected adverse impacts from litigation or future pension funding during periods of severe and prolonged downturn in the capital markets. Whether any litigation has such an adverse impact will depend on a number of variables, which are more completely described on page 91. With respect to pension funding, on January 19, 2005, the company contributed $1.7 billion to the qualified portion of the company’s PPP. This contribution positions the company to further reduce volatility in pension contributions and earnings over the long term.

The company is not quantifying any further impact from pension funding because it is not possible to predict future movements in the capital markets. However, for 2006, if actual returns on plan assets for the PPP were less than 2.3 percent, the PPP’s accumulated benefit obligation (ABO) would be greater than its plan assets (assuming no other assumption change). As discussed on page 103, such a situation may result in a further voluntary contribution of cash or stock to the PPP or a charge to stockholders’ equity.

CONTRACTUAL OBLIGATIONS

(Dollars in millions)

	TOTAL CONTRACTUAL	PAYMENTS DUE IN
	PAYMENT STREAM	2006	2007-08	2009-10	AFTER 2010
Long-term debt obligations	$17,745	$2,906	$4,174	$3,752	$6,913
Capital (finance) lease obligations	452	104	155	141	52
Operating lease obligations	5,780	1,331	2,066	1,369	1,014
Purchase obligations	2,104	809	906	267	122
Other long-term liabilities:
Minimum pension funding (mandated)*	3,816	1,818	1,002	996	—
Executive compensation	850	115	169	197	369
Environmental liabilities	254	27	29	23	175
Long-term termination benefits	2,378	549	436	308	1,085
Other	332	65	70	44	153
Total	$33,711	$7,724	$9,007	$7,097	$9,883

* These amounts represent future pension contributions that are mandated by local regulations or statute for retirees receiving pension benefits. They are all associated with non-U.S. pension plans. The projected payments beyond 2010 are not currently determinable. See note V, “Retirement-Related Benefits,” on pages 101 to 112 for additional information on the non-U.S. plans’ investment strategies and expected contributions.

Total contractual payments are reported in the table on page 40 excluding the effects of time value and therefore, may not equal the amounts reported in the company’s Consolidated Statement of Financial Position.

Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that meet any of the following criteria: (1) they are noncancelable, (2) the company would incur a penalty if the agreement was canceled, or (3) the company must make specified minimum payments even if it does not take delivery of the contracted products or services (“take-or-pay”). If the obligation to purchase goods or services is noncancelable, the entire value of the contract is included in the table on page 40. If the obligation is cancelable, but the company would incur a penalty if canceled, the dollar amount of the penalty is included as a purchase obligation. Contracted minimum amounts specified in take-or-pay contracts are also included in the table as they represent the portion of each contract that is a firm commitment.

In the ordinary course of business, the company enters into contracts that specify that the company will purchase all or a portion of its requirements of a specific product, commodity, or service from a supplier or vendor. These contracts are generally entered into in order to secure pricing or other negotiated terms. They do not specify fixed or minimum quantities to be purchased and, therefore, the company does not consider them to be purchase obligations.

Critical Accounting Estimates

The application of GAAP involves the exercise of varying degrees of judgment. While the resulting accounting estimates will, by definition, not always precisely equal the related actual results, certain estimates involve more judgment than others. Those estimates are described below and on pages 50 and 51 for Global Financing.

The sensitivity analyses used below are not meant to provide a reader with management’s predictions of the variability of the estimates used. Rather, the sensitivity levels selected (e.g., 5 percent, 10 percent, etc.) are included to allow users of the Annual Report to understand a general-direction cause and effect of changes in the estimates.

USEFUL LIVES OF MICROELECTRONICS PLANTS AND EQUIPMENT

The company determines the estimated useful lives and related depreciation charges for its plants and equipment. For Microelectronics, this estimate is based on projected technology, process and product life cycles that could change significantly due to technical innovations and competitor actions in response to relatively volatile industry cycles. To the extent actual useful lives are less than previously estimated lives, the company will increase its depreciation charge or will writeoff or writedown technically obsolete or non-strategic assets.

The company estimates useful lives of its Microelectronics equipment by reference to the current and projected dynamics in the semiconductor industry, product/process life cycles and anticipated competitor actions.

To the extent that Microelectronics’ actual useful lives differ from management’s estimates by 10 percent, consolidated net income in 2005 would have been an estimated $48 million higher if the actual lives were longer than the estimates and an estimated $59 million lower if the actual lives were shorter than the estimates (based upon 2005 results).

PENSION ASSUMPTIONS

The expected long-term return on plan assets is used in calculating the net periodic pension (income)/ cost. See page 108 for information regarding the expected long-term return on plan assets assumption. The differences between the actual return on plan assets and expected long-term return on plan assets, a component of unrecognized gains/losses, are recognized over the service lives of the employees in the plan, provided such amounts exceed thresholds which are based upon the obligation or the value of plan assets, as provided by accounting standards.

As described on page 103, if the fair value of the pension plan’s assets is below the plan’s ABO, the company will be required to record a minimum liability and a charge to stockholders’ equity. The company may voluntarily make contributions or be required, by law, to make contributions to the pension plans. Actual results that differ from the estimates may result in more or less future company funding into the pension plans than is planned by management. See page 40 for additional information and near-term sensitivities of actual returns on funding decisions.

To the extent the outlook for long-term returns changes such that management changes its expected long-term return on plan assets assumption, each 50 basis point increase or decrease in the expected long-term return on PPP plan assets assumption will have an estimated increase or decrease, respectively, of $225 million on the following year’s pre-tax net periodic pension income (based upon the PPP’s plan assets at December 31, 2005 and assuming no contributions are made in 2006).

Another key management assumption is the discount rate. See page 108 for information regarding the discount rate assumption. Changes in the discount rate assumptions will impact the interest cost component of the net periodic pension income calculation and due to the fact that the ABO is calculated on a net present value basis, changes in the discount rate assumption will also impact the current ABO. An increase in the ABO caused by a decrease in the discount rate may result in a voluntary contribution to a pension plan.

As discussed on page 108, the company reduced the discount rate assumption for the PPP by 25 basis points to 5.5 percent on December 31, 2005. This change will increase pretax cost and expense in 2006 by $94 million. Had the discount rate assumption for the PPP increased by 25 basis points on December 31, 2005, pre-tax cost and expense would decrease by $96 million in 2006. As mentioned above, changes in the discount rate assumption will impact the ABO which, in turn, may impact the company’s funding decisions if the ABO exceeds plan assets. In order to analyze the sensitivity of discount rate movements, each 25 basis point increase or decrease in the interest rate will cause a corresponding decrease or increase, respectively, in the PPP’s ABO of an estimated $1.2 billion based upon December 31, 2005 data. Page 106 presents the PPP’s ABO (after the reduction in discount rate discussed on page 41) and plan assets as of December 31, 2005.

Impacts of these types of changes on the pension plans in other countries will vary depending upon the status of each respective plan.

COSTS TO COMPLETE SERVICE CONTRACTS

The company enters into numerous service contracts through its GTS and GBS businesses. Service arrangements can range for periods up to ten years. During the contractual period, revenue, cost and profits may be impacted by estimates of the ultimate profitability of each contract, especially contracts for which the company uses the percentage-of-completion method of accounting. See page 61 for the company’s services revenue recognition accounting policies. If at any time these estimates indicate the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.

The company performs ongoing profitability analyses of its services contracts in order to determine whether the latest estimates require updating. Key factors reviewed by the company to estimate the future costs to complete each contract are future labor costs and productivity efficiencies.

To the extent actual estimated completed contract margins on percentage of completion services contracts differ from management’s quarterly estimates by 1 percentage point, the company’s consolidated net income would have improved/declined by an estimated $45 million using 2005 results, depending upon whether the actual results were higher/lower, respectively, than the estimates. This amount excludes any accrual resulting from contracts in loss positions. For all long-term services contracts that have an estimated completed contract profit margin of 5 percent or less, if actual profits were 5 percentage points less than expected, consolidated net income would be reduced by an estimated $135 million.

INVENTORY

The company reviews the market value of and demand for its inventory on a quarterly basis to ensure recorded inventory is stated at the lower of cost or market. Inventories at higher risk for writedowns or write-offs are those in the industries that have lower relative gross margins and that are subject to a higher likelihood of changes in industry cycles. The semiconductor business is one such industry.

Factors that could impact estimated demand and selling prices are the timing and success of future technological innovations, competitor actions, supplier prices and economic trends.

To the extent that total inventory losses differ from management estimates by 5 percent, the company’s consolidated net income in 2005 would have improved/ declined by an estimated $22 million using 2005 results, depending upon whether the actual results were better/worse, respectively, than expected.

WARRANTY CLAIMS

The company offers warranties on most of its products. The company estimates the cost of future warranty claims for its current period sales and records accrued warranty costs for these sales. The company uses historical warranty claim information, as well as recent trends that might suggest that past cost information may differ from future claims.

Factors that could impact the estimated claim information include the success of the company’s productivity and quality initiatives, as well as parts and labor costs.

To the extent that actual future claims costs differ from management’s estimates by 5 percent, consolidated net income would have improved/declined by an estimated $26 million in 2005, depending upon whether the actual claims costs were lower/higher, respectively, than the estimates.

INCOME TAXES

The company is subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgments are required in determining the consolidated provision for income taxes.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, the company recognizes tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when, despite the company’s belief that its tax return positions are supportable, the company believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The company believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the company changes its determination as to the amount of deferred tax assets that can be realized, the company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

To the extent that the provision for income taxes increases/decreases by 1 percent of Income from continuing operations before income taxes, consolidated income from continuing operations would have declined/improved by $122 million in 2005.

RESTRUCTURING ACTIONS

The company has executed, and may continue to execute, restructuring actions which require management to utilize significant estimates related to expenses for severance and other employee separation costs, realizable values of assets made redundant or obsolete, lease cancellation and other exit costs. If the actual amounts differ from the company’s estimates, the amount of restructuring charges could be materially impacted. See note R, “2005 Actions” on pages 95 and 96 for a description of restructuring actions.

Currency Rate Fluctuations

Changes in the relative values of non-U.S. currencies to the U.S. dollar affect the company’s results. At December 31, 2005, currency changes resulted in assets and liabilities denominated in local currencies being translated into fewer dollars than at year-end 2004. The company uses a variety of financial hedging instruments to limit specific currency risks related to financing transactions and other foreign currency-based transactions. Further discussion of currency and hedging appears in note L, “Derivatives and Hedging Transactions,” on pages 83 to 86.

The company earned approximately 45 percent of its net income in currencies other than the U.S. dollar. The company also maintains hedging programs to limit the volatility of currency impacts on the company’s financial results. These hedging programs limit the impact of currency changes on the company’s financial results but do not eliminate them. In addition to the translation of earnings and the company’s hedging programs, the impact of currency changes also may affect the company’s pricing and sourcing actions. For example, the company may procure components and supplies in multiple functional currencies and sell products and services in other currencies. Therefore, it is impractical to quantify the impact of currency on these transactions and on consolidated net income. Generally, the company believes that extended periods of dollar weakness are positive for net income and extended periods of dollar strength are negative, although the precise impact is difficult to assess.

For non-U.S. subsidiaries and branches that operate in U.S. dollars or whose economic environment is highly inflationary, translation adjustments are reflected in results of operations, as required by SFAS No. 52, “Foreign Currency Translation.” Generally, the company manages currency risk in these entities by linking prices and contracts to U.S. dollars and by entering into foreign currency hedge contracts.

Market Risk

In the normal course of business, the financial position of the company is routinely subject to a variety of risks. In addition to the market risk associated with interest rate and currency movements on outstanding debt and non-U.S. dollar denominated assets and liabilities, other examples of risk include collectibility of accounts receivable and recoverability of residual values on leased assets.

The company regularly assesses these risks and has established policies and business practices to protect against the adverse effects of these and other potential exposures. As a result, the company does not anticipate any material losses from these risks.

The company’s debt in support of the Global Financing business and the geographic breadth of the company’s operations contain an element of market risk from changes in interest and currency rates. The company manages this risk, in part, through the use of a variety of financial instruments including derivatives, as explained in note L, “Derivatives and Hedging Transactions,” on pages 83 to 86.

To meet disclosure requirements, the company performs a sensitivity analysis to determine the effects that market risk exposures may have on the fair values of the company’s debt and other financial instruments.

The financial instruments that are included in the sensitivity analysis comprise all of the company’s cash and cash equivalents, marketable securities, long-term non-lease receivables, investments, long-term and short-term debt and all derivative financial instruments. The company’s portfolio of derivative financial instruments generally includes interest rate swaps, foreign currency swaps, forward contracts and option contracts.

To perform the sensitivity analysis, the company assesses the risk of loss in fair values from the effect of hypothetical changes in interest rates and foreign currency exchange rates on market-sensitive instruments.

The market values for interest and foreign currency exchange risk are computed based on the present value of future cash flows as affected by the changes in rates that are attributable to the market risk being measured. The discount rates used for the present value computations were selected based on market interest and foreign currency exchange rates in effect at December 31, 2005 and 2004. The differences in this comparison are the hypothetical gains or losses associated with each type of risk.

Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that the company would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. In addition, the results of the model are constrained by the fact that certain items are specifically excluded from the analysis, while the financial instruments relating to the financing or hedging of those items are included by definition. Excluded items include leased assets, forecasted foreign currency cash flows and the company’s net investment in foreign operations. As a consequence, reported changes in the values of some of the financial instruments impacting the results of the sensitivity analysis are not matched with the offsetting changes in the values of the items that those instruments are designed to finance or hedge.

The results of the sensitivity analysis at December 31, 2005, and December 31, 2004, are as follows:

INTEREST RATE RISK

At December 31, 2005, a 10 percent decrease in the levels of interest rates with all other variables held constant would result in an increase in the fair market value of the company’s financial instruments of $18 million as compared with a decrease of $172 million at December 31, 2004. A 10 percent increase in the levels of interest rates with all other variables held constant would result in a decrease in the fair value of the company’s financial instruments of $8 million as compared to an increase of $153 million at December 31, 2004. Changes in the relative sensitivity of the fair value of the company’s financial instrument portfolio for these theoretical changes in the level of interest rates are primarily driven by changes in the company’s debt maturity, interest rate profile and amount.

FOREIGN CURRENCY EXCHANGE RATE RISK

At December 31, 2005, a 10 percent weaker U.S. dollar against foreign currencies, with all other variables held constant, would result in a decrease in the fair value of the company’s financial instruments of $352 million as compared with a decrease of $692 million at December 31, 2004. Conversely, a 10 percent stronger U.S. dollar against foreign currencies, with all other variables held constant, would result in an increase in the fair value of the company’s financial instruments of $376 million compared with $679 million at December 31, 2004.

Financing risks

See the “Global Financing-Description of Business” below for a discussion of the financing risks associated with the company’s Global Financing business and management’s actions to mitigate such risks while striving for consistently strong returns on Global Financing’s equity.

Employees and Related Workforce

				PERCENTAGE CHANGES
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003	2005-04	2004-03
IBM/wholly owned subsidiaries	329,373	329,001	319,273	0.1	3.0
Less-than-wholly owned subsidiaries	12,377	19,051	18,189	(35.0)	4.7
Complementary	24,595	21,225	17,695	15.9	19.9

Employees at IBM and its wholly owned subsidiaries in 2005 were essentially the same level as the prior year. The company continues to invest in Global Services and Software through a combination of hiring and acquisitions. IBM also continues to rebalance its workforce to improve the company’s competitiveness in the marketplace, as well as to withdraw from certain businesses – notably the divestiture of the Personal Computing business in April 2005.

In less-than-wholly owned subsidiaries, the number of employees decreased from year-end 2004. The decrease is primarily due to the conversion of the International Information Products Company in China to a wholly-owned unit of IBM’s Personal Computing business that was subsequently sold to Lenovo in 2005.

The company’s complementary workforce is an approximation of equivalent full-time employees hired under temporary, part-time and limited-term employment arrangements to meet specific business needs in a flexible and cost-effective manner.

Global Financing

Description of Business

Global Financing is a business segment within IBM that is measured as if it were a standalone entity. Accordingly, the information presented in this section is consistent with this separate company view.

The mission of Global Financing is to generate a return on equity and to facilitate the client’s acquisition of IBM hardware, software and services.

Global Financing invests in financing assets, manages the associated risks, and leverages with debt, all with the objective of generating consistently strong returns on equity. The focus on IBM products and IBM clients mitigates the risks normally associated with a financing company. Global Financing has the benefit of both a deep knowledge of its client base and a clear insight into the products that are being leased. This combination allows Global Financing to effectively manage two of the major risks (credit and residual value) that are normally associated with financing.

Global Financing comprises three lines of business:

• Client financing provides lease and loan financing to end users and internal clients for terms generally between two and seven years. Internal financing is predominantly in support of Global Services’ long-term client service contracts. Global Financing also factors a selected portion of the company’s accounts receivable, primarily for cash management purposes. All of these internal financing arrangements are at arm’s-length rates and are based upon market conditions.

• Commercial financing provides primarily short-term inventory and accounts receivable financing to dealers and remarketers of IT products.

• Remarketing sells and leases used equipment to new or existing clients both externally and internally. This equipment is primarily sourced from the conclusion of lease transactions. Externally-remarketed equipment revenue represents sales or leases to clients and resellers. Internally-remarketed equipment revenue primarily represents used equipment that is sold or leased internally to the Hardware and Global Services segments. The Hardware segment will also sell the equipment that it purchases from Global Financing to external clients.

In addition to the strength of the economy and its impact on corporate IT budgets, key drivers of Global Financing’s results are interest rates and originations. Interest rates directly impact Global Financing’s business by increasing or decreasing both financing revenue and the associated borrowing costs. Originations, which determine the asset base of Global Financing’s annuity-like business, are impacted by IBM’s non-Global Financing sales volumes and Global Financing’s participation rates. Participation rates are the propensity of IBM’s clients to finance their purchases through Global Financing in lieu of paying IBM up-front cash or financing through a third party.

Results of Operations

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
External revenue	$2,401	$2,607	$2,827
Internal revenue	1,506	1,287	1,300
Total revenue	3,907	3,894	4,127
Cost	1,648	1,540	1,846
Gross profit	$2,259	$2,354	$2,281
Gross profit margin	57.8%	60.5%	55.3%
Pre-tax income	$1,583	$1,458	$1,152
After-tax income*	$1,032	$915	$746
Return on equity*	33.2%	28.6%	22.1%

* See page 50 for the details of the After-tax income and the Return on equity calculation.

Total Global Financing revenue increased 0.3 percent in 2005 as compared to 2004, driven by Internal revenue growth. External revenue decreased 7.9 percent (8.6 percent adjusted for currency) versus 2004 primarily driven by financing revenue of $1,720 million in 2005 versus $1,899 million in 2004, a decrease of 9.4 percent, due to lower average asset balances and declining asset yields. Internal revenue increased 17.0 percent versus 2004 driven by used equipment sales of $962 million in 2005 versus $716 million in 2004, an increase of 34.4 percent, partially offset by financing income of $544 million in 2005 versus $571 million in 2004, a decrease of 4.7 percent. The increase in used equipment sales is due to higher sales to the Hardware segment, as well as early terminations of internal leases and the subsequent sale of this equipment to Global Services.

Total Global Financing revenue declined 5.6 percent in 2004 as compared to 2003. External revenue decreased 7.8 percent (11.5 percent adjusted for currency) versus 2003, primarily driven by external used equipment sales of $708 million in 2004 versus $928 million in 2003, a decrease of 23.7 percent. Internal revenue decreased 1.0 percent in 2004 driven by remarketing revenue of $783 million in 2004 versus $828 million in 2003, a decrease of 5.4 percent, partially offset by commercial financing revenue of $269 million in 2004 versus $240 million in 2003, an increase of 12.2 percent.

Global Financing gross profit dollars decreased $95 million or 4.0 percent and gross profit margin declined 2.7 points in 2005 versus 2004. The decrease in gross profit dollars was primarily driven by the decline in financing revenue discussed above and borrowing costs of $641 million in 2005 versus $608 million in 2004, an increase of 5.5 percent related to the interest rate environment during the year, partially offset by equipment sales gross profit of $637 million in 2005 versus $492 million in 2004, an increase of 29.4 percent due to the increase in used equipment sales discussed above. The decrease in gross profit margin was driven by a mix change towards lower margin remarketing sales and away from higher margin financing income, and lower financing margins due to higher borrowing costs related to the interest rate environment during the year, partially offset by an improvement in equipment sales margins.

Global Financing gross profit dollars increased $73 million or 3.2 percent and gross profit margin increased 5.2 points in 2004 versus 2003. The increase in gross profit dollars was primarily driven by cost of sales on remarketing equipment of $932 million in 2004 versus $1,168 million in 2003, a decrease of 20.3 percent and borrowing costs of $608 million in 2004 versus $678 million in 2003, a decrease of 10.3 percent related to volumes and the interest rate environment during the year, partially offset by the decrease in revenue discussed previously. The increase in gross profit margin was driven by improved margins in financing and equipment sales, and a mix change towards higher margin financing income, and away from lower margin equipment sales.

Global Financing pre-tax income increased 8.6 percent in 2005 versus 2004, compared to an increase of 26.6 percent in 2004 versus 2003. The increase in 2005 was driven by a decrease of $140 million in bad debt expense and a decrease of $78 million in SG&A expense, offset by the decrease in gross profit of $95 million discussed previously. The increase in 2004 versus 2003 was driven by a decrease of $101 million in bad debt expense, a decrease of $17 million in SG&A expense, a decrease of $100 million in other charges primarily driven by income from internal sales, and the increase in gross profit of $73 million discussed previously. The decrease in bad debt expense in both 2005 and 2004 is reflective of the improved general economic environment, improved credit quality of the portfolio, and the declining size of the receivables portfolio. (Also see page 48 for an additional discussion of Global Financing Receivables and Allowances.)

The increase in return on equity from 2004 to 2005 and 2003 to 2004 was primarily due to higher earnings.

Financial Condition

BALANCE SHEET

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Cash	$1,292	$850
Net investment in sales-type leases	9,876	11,141
Equipment under operating leases:
External clients	1,847	1,817
Internal clients(a)(b)	1,788	1,906
Client loans	8,486	9,889
Total client financing assets	21,997	24,753
Commercial financing receivables	5,070	5,710
Intercompany financing receivables(a)(b)	1,968	2,172
Other receivables	127	223
Other assets	711	881
Total financing assets	$31,165	$34,589
Intercompany payables(a)	$5,262	$6,531
Debt(c)	20,499	22,320
Other liabilities	2,348	2,571
Total financing liabilities	28,109	31,422
Total financing equity	3,056	3,167
Total financing liabilities and equity	$31,165	$34,589

(a) Amounts eliminated for purposes of IBM’s consolidated results and therefore do not appear on page 54.

(b) These assets, along with all other financing assets in this table, are leveraged using Global Financing debt.

(c) Global Financing debt includes debt of the company and of the Global Financing units that support the Global Financing business.

SOURCES AND USES OF FUNDS

The primary use of funds in Global Financing is to originate client and commercial financing assets. Client financing assets for end users consist primarily of IBM hardware, software and services, but also include non-IBM equipment, software and services to meet IBM clients’ total solutions requirements. Client financing assets are primarily sales type, direct financing, and operating leases for equipment, as well as loans for hardware, software and services with terms generally for two to seven years. Global Financing’s client loans are primarily for software and services and are unsecured. These loans are subjected to additional credit analysis in order to mitigate the associated risk. Unsecured loan agreements include credit protective language, security deposit advances, and dollar limits on how much can be financed in order to minimize credit risk. Client financing also includes internal activity as described on page 45.

Commercial financing receivables arise primarily from inventory and accounts receivable financing for dealers and remarketers of IBM and non-IBM products. Payment terms for inventory financing generally range from 30 to 75 days. Payment terms for accounts receivable financing generally range from 30 to 90 days. These short-term receivables are primarily unsecured and are also subject to additional credit actions in order to mitigate the associated risk.

ORIGINATIONS

The following are total external and internal financing originations.

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Client finance:
External	$12,249	$12,433	$13,279
Internal	1,167	1,185	1,150
Commercial finance	27,032	25,566	24,291
Total	$40,448	$39,184	$38,720

Cash collections of both client and commercial financing assets exceeded new financing originations in 2005, which resulted in a net decline in financing assets from December 31, 2004. The increases in originations in 2005 and 2004 from 2004 and 2003 respectively, were due to improving volumes in commercial financing, as well as favorable currency movements offset by a decline in participation rates. The decline in participation rates was in line with industry trends.

Cash generated by Global Financing in 2005 was deployed to pay the intercompany payables and dividends to IBM, as well as to reduce debt.

FINANCING ASSETS BY SECTOR

The following are the percentage of external financing assets by industry sector.

AT DECEMBER 31:	2005	2004
Financial Services	33%	30%
Industrial	20	20
Business Partners*	19	19
Public	10	9
Distribution	8	9
Communications	6	9
Other	4	4
Total	100%	100%

* Business Partners’ financing assets represent a portion of commercial financing inventory and accounts receivable financing for terms generally less than 90 days.

GLOBAL FINANCING RECEIVABLES AND ALLOWANCES

The following table presents external financing receivables, excluding residual values, and the allowance for doubtful accounts.

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Gross financing receivables	$23,197	$26,836
Specific allowance for doubtful accounts	421	654
Unallocated allowance for doubtful accounts	84	127
Total allowance for doubtful accounts	505	781
Net financing receivables	$22,692	$26,055
Allowance for doubtful account coverage	2.2%	2.9%

ROLL-FORWARD OF FINANCING RECEIVABLES ALLOWANCE FOR DOUBTFUL ACCOUNTS

(Dollars in millions)

JAN. 1, 2005	RESERVE USED*	REDUCTIONS: BAD DEBT EXPENSE	OTHER**	DEC. 31, 2005
$781	$(183)	$(35)	$(58)	$505

* Represents reserved receivables, net of recoveries, that were disposed of during the period.

** Primarily represents translation adjustments.

The percentage of financing receivables reserved decreased from 2.9 percent at December 31, 2004, to 2.2 percent at December 31, 2005 primarily due to the decrease in the specific allowance for doubtful accounts. Specific reserves decreased 35.6 percent from $654 million at December 31, 2004 to $421 million at December 31, 2005 due to the disposition of reserved receivables during the period combined with lower requirements for additional specific reserves. This lower requirement is generally due to a decline in assets and improving economic conditions, as well as portfolio management to reduce credit risk. Unallocated reserves decreased 33.9 percent from $127 million at December 31, 2004 to $84 million at December 31, 2005 due to the decline in gross financing receivables combined with improved economic conditions and improved credit quality of the portfolio.

Global Financing’s bad debt expense was a reduction of $35 million for the year ended December 31, 2005 with an addition of $105 million for the year ended December 31, 2004. The decline was primarily attributed to the overall reduction in the financing asset portfolio, as well as the improvement in economic conditions and improved credit quality of the portfolio in 2005 as compared with 2004.

RESIDUAL VALUE

Residual value is a risk unique to the financing business, and management of this risk is dependent upon the ability to accurately project future equipment values at lease inception. Global Financing has insight into product plans and cycles for the IBM products under lease. Based upon this product information, Global Financing continually monitors projections of future equipment values and compares them with the residual values reflected in the portfolio. See note A, “Significant Accounting Policies,” on page 68 for the company’s accounting policy for residual values.

Global Financing optimizes the recovery of residual values by selling assets sourced from end of lease, leasing used equipment to new clients, or extending lease arrangements with current clients. Sales of equipment, which are primarily sourced from equipment returned at end of lease, represented 42.1 percent of Global Financing’s revenue in 2005 and 36.6 percent in 2004. The increase is driven primarily by higher internal used equipment sales, due to higher sales to the Hardware segment, as well as early terminations of internal leases and subsequent sale of equipment to Global Services. The gross margin on these sales was 38.7 percent and 34.5 percent in 2005 and 2004, respectively. The increase in gross margin was primarily due to the increase in internal equipment sales. In addition to selling assets sourced from end of lease, Global Financing optimizes the recovery of residual values by leasing used equipment to new clients or extending leasing arrangements with current clients. The following table presents the recorded amount of unguaranteed residual value for sales-type and operating leases at December 31, 2004 and 2005. In addition, the table below presents the residual value as a percentage of the original amount financed, and a run out of when the unguaranteed residual value assigned to equipment on leases at December 31, 2005 is expected to be returned to the company. In addition to the unguaranteed residual value below, on a limited basis, Global Financing will obtain guarantees of the future value of the equipment to be returned at end of lease. These third-party guarantees are included in minimum lease payments as provided for by accounting standards in the determination of lease classifications for the covered equipment and provide protection against risk of loss arising from declines in equipment values for these assets. The residual value guarantee increases the minimum lease payments that are utilized in determining the classification of a lease as a sales-type lease or an operating lease. Revenue from a sales-type lease is recorded at the inception of the lease, whereby revenue on an operating lease is recognized over the life of the lease. The aggregate asset value associated with the guarantees was $651 million and $700 million for financing transactions originated during the years ended December 31, 2005 and 2004, respectively. In 2005, the residual value guarantee program resulted in the company recognizing approximately $543 million of revenue that would otherwise have been recognized in future periods as operating lease revenue. If the company had chosen to not participate in a residual value program in 2005 and prior years, overall revenues would not have been materially affected due to the relatively constant year-to-year aggregate asset value associated with the residual value guarantees. The associated aggregate guaranteed future value at the scheduled end of lease was $27 million and $36 million for financing transactions originated during the same time periods, respectively. The cost of guarantees was $4.3 million for year ended December 31, 2005, and $5.7 million for year ended December 31, 2004.

UNGUARANTEED RESIDUAL VALUE

(Dollars in millions)

	TOTAL		RUN OUT OF 2005 BALANCE
	2004*	2005	2006	2007	2008	2009 AND BEYOND
Sales-type leases	$836	$792	$238	$250	$226	$78
Operating leases	197	214	64	73	50	27
Total unguaranteed residual value	$1,033	$1,006	$302	$323	$276	$105
Related original amount finance	$25,982	$23,397
Percentage	4.0%	4.3%

* Restated to conform with 2005 presentation.

DEBT

AT DECEMBER 31:	2005		2004
Debt-to-equity ratio	6.7	x	7.0	x

Global Financing funds its operations primarily through borrowings using a debt-to-equity ratio of approximately 7 to 1. The debt is used to fund Global Financing assets and is composed of intercompany loans and external debt. The terms of the intercompany loans are set by the company to substantially match the term and currency underlying the receivable. The intercompany loans are based on arm’s-length pricing. Both assets and debt are presented in the Global Financing Balance Sheet on page 47.

The company’s Global Financing business provides funding predominantly for the company’s external client but also provides intercompany financing for the company (internal), as described in the “Description of Business” on page 45. As previously stated, the company measures Global Financing as if it were a standalone entity and accordingly, interest expense relating to debt supporting Global Financing’s external client and internal business is included in the “Global Financing Results of Operations” on page 46 and in note W, “Segment Information,” on pages 112 to 118.

In the company’s Consolidated Statement of Earnings on page 52, however, the interest expense supporting Global Financing’s internal financing to the company is reclassified from Cost of financing to Interest expense.

LIQUIDITY AND CAPITAL RESOURCES

Global Financing is a segment of the company and as such, is supported by the company’s liquidity position and access to capital markets. Cash generated from operations in 2005 was deployed to reduce debt and pay dividends to the company in order to maintain an appropriate debt-to-equity ratio.

Return on Equity

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Numerator:
Global Financing after tax income(a)*	$1,032	$915
Denominator:
Average Global Financing equity(b)**	$3,109	$3,194
Global Financing Return on Equity(a)/(b)	33.2%	28.6%

* Calculated based upon an estimated tax rate principally based on Global Financing’s geographic mix of earnings as IBM’s provision for income taxes is determined on a consolidated basis.

** Average of the ending equity for Global Financing for the last five quarters.

Critical Accounting Estimates

As discussed in note A, “Significant Accounting Policies,” on page 59, the application of GAAP involves the exercise of varying degrees of judgment. The following areas require more judgment relative to the others and relate to Global Financing. Also see “Critical Accounting Estimates” on pages 40 to 43.

FINANCING RECEIVABLES RESERVES

Global Financing reviews its financing receivables portfolio at least quarterly in order to assess collectibility. A description of the methods used by management to estimate the amount of uncollectible receivables is included on page 68. Factors that could result in actual receivable losses that are materially different from the estimated reserve include sharp changes in the economy, or a significant change in the economic health of a particular industry segment that represents a concentration in Global Financing’s receivables portfolio.

To the extent that actual collectibility differs from management’s estimates by 5 percent, Global Financing net income would be higher or lower by an estimated $16 million (using 2005 data), depending upon whether the actual collectibility was better or worse, respectively, than the estimates.

RESIDUAL VALUE

Residual value represents the estimated fair value of equipment under lease as of the end of the lease. Residual value estimates impact the determination of whether a lease is classified as operating or sales-type. Global Financing estimates the future fair value of leased equipment by using historical models, analyzing the current market for new and used equipment and obtaining forward-looking product information such as marketing plans and technological innovations. Residual value estimates are periodically reviewed and “other than temporary” declines in estimated future residual values are recognized upon identification. Anticipated increases in future residual values are not recognized until the equipment is remarketed. Factors that could cause actual results to materially differ from the estimates include severe changes in the used-equipment market brought on by unforeseen changes in technology innovations and any resulting changes in the useful lives of used equipment.

To the extent that actual residual value recovery is lower than management’s estimates by 5 percent, Global Financing’s net income would be lower by an estimated $16 million (using 2005 data). If the actual residual value recovery is higher than management’s estimates, the increase in net income will be realized at the end of lease when the equipment is remarketed.

Market Risk

See pages 43 and 44 for discussion of the company’s overall market risk.

Looking Forward

Given Global Financing’s mission of supporting IBM’s hardware, software and services businesses, originations for both client and commercial finance businesses will be dependent upon the overall demand for IT hardware, software and services, as well as client participation rates.

As a result of the company divesting its Personal Computing business to Lenovo in the second quarter, Global Financing will support Lenovo’s personal computer business through an exclusive, five-year agreement covering all Global Financing lines of business effective May 1, 2005. These participations with Lenovo will be external revenue to Global Financing.

Interest rates and the overall economy (including currency fluctuations) will have an effect on both revenue and gross profit. The company’s interest rate risk management policy, however, combined with the Global Financing funding strategy (see page 50), should mitigate gross margin erosion due to changes in interest rates. The company’s policy of matching asset and liability positions in foreign currencies will limit the impacts of currency fluctuations.

The economy could impact the credit quality of the Global Financing receivables portfolio and therefore the level of provision for bad debts. Global Financing will continue to apply rigorous credit policies in both the origination of new business and the evaluation of the existing portfolio.

As discussed above, Global Financing has historically been able to manage residual value risk both through insight into the product cycles, as well as through its remarketing business.

Global Financing has policies in place to manage each of the key risks involved in financing. These policies, combined with product and client knowledge, should allow for the prudent management of the business going forward, even during periods of uncertainty with respect to the economy.

Consolidated Statement of Earnings

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions except per share amounts)

FOR THE YEAR ENDED DECEMBER 31:	NOTES	2005	2004	2003

Revenue:
Global Services		$47,407	$46,283	$42,714
Hardware		24,343	31,193	28,315
Software		16,830	16,141	15,201
Global Financing		2,407	2,608	2,826
Other		147	68	75
Total Revenue		91,134	96,293	89,131
Cost:
Global Services		35,093	35,078	32,351
Hardware		15,803	22,008	20,503
Software		2,534	2,489	2,426
Global Financing		1,091	1,046	1,249
Other		81	103	55
Total Cost		54,602	60,724	56,584
Gross Profit		36,532	35,569	32,547
Expense and Other Income:
Selling, general and administrative		21,314	20,079	18,601
Research, development and engineering	Q	5,842	5,874	5,314
Intellectual property and custom development income		(948)	(1,169)	(1,168)
Other (income) and expense		(2,122)	(23)	238
Interest expense	K & L	220	139	145
Total Expense and Other Income		24,306	24,900	23,130
Income from Continuing Operations Before Income Taxes		12,226	10,669	9,417
Provision for income taxes	P	4,232	3,172	2,829
Income from Continuing Operations		7,994	7,497	6,588
Discontinued Operations:
Loss from discontinued operations, net of tax		(24)	(18)	(30)
Income before cumulative effect of change in accounting principle		7,970	7,479	6,558
Cumulative effect of change in accounting principle, net of tax**	B	(36)	—	—
Net Income		$7,934	$7,479	$6,558
Earnings/(Loss) per Share of Common Stock:
Assuming Dilution:
Continuing operations	S	$4.91	$4.39	$3.76
Discontinued operations	S	(0.01)	(0.01)	(0.02)
Before cumulative effect of change in accounting principle	S	4.90	4.38	3.74
Cumulative effect of change in accounting principle**	S	(0.02)	—	—
Total	S	$4.87 *	$4.38	$3.74
Basic:
Continuing operations	S	$4.99	$4.48	$3.83
Discontinued operations	S	(0.02)	(0.01)	(0.02)
Before cumulative effect of change in accounting principle	S	4.98 *	4. 47	3.81
Cumulative effect of change in accounting principle**	S	(0.02)	—	—
Total	S	$4.96	$4.47	$3.81

Weighted-Average Number of Common Shares Outstanding:
Assuming dilution	1,627,632,662	1,707,231,708	1,752,847,742
Basic	1,600,591,264	1,674,959,086	1,721,588,628

*   Does not total due to rounding.

** Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

The accompanying notes on pages 59 through 118 are an integral part of the financial statements.

Consolidated Statement of Financial Position

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions except per share amounts)

AT DECEMBER 31:	NOTES	2005	2004
Assets
Current assets:
Cash and cash equivalents		$12,568	$10,053
Marketable securities	D	1,118	517
Notes and accounts receivable-trade (net of allowances of $267 in 2005 and $277 in 2004)		9,540	10,522
Short-term financing receivables (net of allowances of $422 in 2005 and $681in 2004)	F	13,750	15,801
Other accounts receivable (net of allowances of $7 in 2005 and $13 in 2004)		1,138	1,813
Inventories	E	2,841	3,316
Deferred taxes	P	1,765	2,413
Prepaid expenses and other current assets		2,941	2,708
Total current assets		45,661	47,143
Plant, rental machines and other property	G	34,261	36,385
Less: Accumulated depreciation	G	20,505	21,210
Plant, rental machines and other property-net	G	13,756	15,175
Long-term financing receivables	F	9,628	10,950
Prepaid pension assets	V	20,625	20,394
Investments and sundry assets	H	4,974	7,115
Goodwill	I	9,441	8,437
Intangible assets-net	I	1,663	1,789
Total Assets		$105,748	$111,003

Liabilities and Stockholders’ Equity
Current liabilities:
Taxes	P	$4,710	$4,728
Short-term debt	K & L	7,216	8,099
Accounts payable		7,349	9,444
Compensation and benefits		3,325	3,804
Deferred income		7,319	7,175
Other accrued expenses and liabilities		5,233	6,536
Total current liabilities		35,152	39,786
Long-term debt	K & L	15,425	14,828
Retirement and nonpension postretirement benefit obligations	V	13,779	15,883
Other liabilities	M	8,294	8,818
Total Liabilities		72,650	79,315
Contingencies and Commitments	O
Stockholders’ equity:	N
Common stock, par value $.20 per share and additional paid-in capital		28,926	26,673
Shares authorized: 4,687,500,000
Shares issued (2005-1,981,259,104; 2004-1,962,687,087)
Retained earnings		44,734	38,148
Treasury stock, at cost (shares: 2005-407,279,343; 2004-317,094,633)		(38,546)	(31,072)
Accumulated gains and (losses) not affecting retained earnings	N	(2,016)	(2,061)
Total Stockholders’ Equity		33,098	31,688
Total Liabilities and Stockholders’ Equity		$105,748	$111,003

The accompanying notes on pages 59 through 118 are an integral part of the financial statements.

Consolidated Statement of Cash Flows

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004*	2003*
Cash Flow from Operating Activities from Continuing Operations:
Net income	$7,934	$7,479	$6,558
Loss from discontinued operations	24	18	30
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation	4,147	3,959	3,961
Amortization of intangibles	1,041	956	955
Stock-based compensation	1,043	1,578	1,573
Deferred income taxes	2,185	1,794	790
Net gain on asset sales and other	(1,525)	(420)	(275)
Other than temporary declines in securities and other investments	9	20	50
Change in operating assets and liabilities, net of acquisitions/divestitures:
Receivables (including financing receivables)	2,219	2,613	2,024
Inventories	202	(291)	293
Pension assets	(1,562)	(1,284)	(1,409)
Other assets	(584)	(200)	(567)
Accounts payable	(536)	411	617
Pension liabilities	(166)	(584)	(286)
Other liabilities	483	(700)	223
Net Cash Provided by Operating Activities from Continuing Operations	14,914	15,349	14,537
Cash Flow from Investing Activities from Continuing Operations:
Payments for plant, rental machines and other property	(3,842)	(4,368)	(4,393)
Proceeds from disposition of plant, rental machines and other property	1,107	1,311	1,039
Investment in software	(792)	(688)	(581)
Purchases of marketable securities and other investments	(4,526)	(8,718)	(6,471)
Proceeds from disposition of marketable securities and other investments	4,180	8,830	7,023
Divestiture of businesses, net of cash transferred	932	25	97
Acquisition of businesses, net of cash acquired	(1,482)	(1,738)	(1,836)
Net Cash Used in Investing Activities from Continuing Operations	(4,423)	(5,346)	(5,122)
Cash Flow from Financing Activities from Continuing Operations:
Proceeds from new debt	4,363	2,438	1,573
Short-term (repayments)/borrowings less than 90 days-net	(232)	1,073	777
Payments to settle debt	(3,522)	(4,538)	(5,831)
Common stock transactions-net	(6,506)	(5,361)	(3,200)
Cash dividends paid	(1,250)	(1,174)	(1,085)
Net Cash Used in Financing Activities from Continuing Operations	(7,147)	(7,562)	(7,766)
Effect of exchange rate changes on cash and cash equivalents	(789)	405	421
Net cash used in discontinued operations from: (Revised-see note A)
Operating activities	(40)	(83)	(164)
Investing activities	—	—	2
Net change in cash and cash equivalents	2,515	2,763	1,908
Cash and cash equivalents at January 1	10,053	7,290	5,382
Cash and Cash Equivalents at December 31	$12,568	$10,053	$7,290
Supplemental Data:
Income taxes paid	$1,994	$1,837	$1,707
Interest paid	$866	$705	$853
Capital lease obligations	$287	$110	$27
Equity securities received as divestiture consideration**	$430	$—	$—

*                 Reclassified to conform with 2005 presentation.

**          Lenovo equity valued at $542 million net of lock-up provisions of $112 million. See note C, “Acquisitions/Divestitures,” on pages 75 and 76 for additional information.

The accompanying notes on pages 59 through 118 are an integral part of the financial statements.

Consolidated Statement of Stockholders’ Equity

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	ACCUMULATED GAINS AND (LOSSES) NOT AFFECTING RETAINED EARNINGS	TOTAL
2003
Stockholders’ equity, January 1, 2003	$20,986	$26,757	$(20,213)	$(3,418)	$24,112
Net income plus gains and (losses) not affecting retained earnings:
Net income		6,558			$6,558
Gains and (losses) not affecting retained earnings (net of tax):
Net unrealized losses on SFAS No. 133 cash flow hedge derivatives (net of tax benefit of $51)				(91)	(91)
Foreign currency translation adjustments (net of tax benefit of $125)				1,768	1,768
Minimum pension liability adjustment (net of tax benefit of $124)				(162)	(162)
Net unrealized gains on marketable securities (net of tax expense of $3)				7	7
Total gains and (losses) not affecting retained earnings					1,522
Subtotal: Net income plus gains and (losses) not affecting retained earnings					$8,080
Cash dividends declared-common stock		(1,085)			(1,085)
Common stock issued under employee plans (16,445,473 shares)	2,392	(13)			2,379
Purchases (291,921shares) and sales (5,992,342 shares) of treasury stock under employee plans-net		(246)	582		336
Other treasury shares purchased, not retired (49,994,514 shares)			(4,403)		(4,403)
Shares to be issued in the PwCC acquisition	8				8
Decrease in shares remaining to be issued in acquisition	(4)				(4)
Income tax benefits-stock transactions	108				108
Stockholders’ equity, December 31, 2003	$23,490	$31,971	$(24,034)	$(1,896)	$29,531

The accompanying notes on pages 59 through 118 are an integral part of the financial statements.

Consolidated Statement of Stockholders’ Equity

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	ACCUMULATED GAINS AND (LOSSES) NOT AFFECTING RETAINED EARNINGS	TOTAL
2004
Stockholders’ equity, January 1, 2004	$23,490	$31,971	$(24,034)	$(1,896)	$29,531
Net income plus gains and (losses) not affecting retained earnings:
Net income		7,479			$7,479
Gains and (losses) not affecting retained earnings (net of tax):
Net unrealized losses on SFAS No. 133 cash flow hedge derivatives (net of tax benefit of $112)				(199)	(199)
Foreign currency translation adjustments (net of tax benefit of $93)				1,055	1,055
Minimum pension liability adjustment (net of tax benefit of $540)				(1,066)	(1,066)
Net unrealized gains on marketable securities (net of tax expense of $30)				45	45
Total gains and (losses) not affecting retained earnings					(165)
Subtotal: Net income plus gains and (losses) not affecting retained earnings					$7,314
Cash dividends declared-common stock		(1,174)			(1,174)
Common stock issued under employee plans (25,293,484 shares)	3,033				3,033
Purchases (422,338 shares) and sales (2,840,648 shares) of treasury stock under employee plans-net		(128)	237		109
Other treasury shares purchased, not retired (78,562,974 shares)			(7,275)		(7,275)
Decrease in shares remaining to be issued in acquisition	(6)				(6)
Income tax benefits-stock transactions	156				156
Stockholders’ equity, December 31, 2004	$26,673	$38,148	$(31,072)	$(2,061)	$31,688

The accompanying notes on pages 59 through 118 are an integral part of the financial statements.

Consolidated Statement of Stockholders’ Equity

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	ACCUMULATED GAINS AND (LOSSES) NOT AFFECTING RETAINED EARNINGS	TOTAL
2005
Stockholders’ equity, January 1, 2005	$26,673	$38,148	$(31,072)	$(2,061)	$31,688
Net income plus gains and (losses) not affecting retained earnings:
Net income		7,934			$7,934
Gains and (losses) not affecting retained earnings (net of tax):
Net unrealized gains on SFAS No. 133 cash flow hedge derivatives (net of tax expense of $502)				891	891
Foreign currency translation adjustments (net of tax expense of $345)				(1,153)	(1,153)
Minimum pension liability adjustment (net of tax expense of $320)				290	290
Net unrealized gains on marketable securities (net of tax expense of $8)				17	17
Total gains and (losses) not affecting retained earnings					45
Subtotal: Net income plus gains and (losses) not affecting retained earnings					$7,979
Cash dividends declared-common stock		(1,250)			(1,250)
Common stock issued under employee plans (18,572,017 shares)	2,257				2,257
Purchases (606,697 shares) and sales (2,594,786 shares) of treasury stock under employee plans-net		(98)	197		99
Other treasury shares purchased, not retired (90,237,800 shares)			(7,671)		(7,671)
Decrease in shares remaining to be issued in acquisition	(24)				(24)
Income tax benefits-stock transactions	20				20
Stockholders’ equity, December 31, 2005	$28,926	$44,734	$(38,546)	$(2,016)	$33,098

The accompanying notes on pages 59 through 118 are an integral part of the financial statements.

Notes to Consolidated Financial Statements

A. Significant Accounting Policies

Basis of Presentation

IBM made changes to its management system effective as of the first quarter of 2006. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, these changes impacted the company’s reportable segments and resulted in the reclassification of certain revenue and cost within its Consolidated Statement of Earnings from previously reported information. See Note W, “ Segment Information” on page 112 for additional information on the changes in reportable segments. These changes do not impact IBM’s total revenue, cost, expense, net income, earnings per share, Consolidated Statement of Financial Position or Consolidated Statement of Cash Flows from previously reported information. The Consolidated Statement of Earnings on pages 52 and 53 reflect these changes for all periods presented.

                                                On December 31, 2002, the International Business Machines Corporation (IBM and/or the company) sold its hard disk drive (HDD) business to Hitachi, Ltd. (Hitachi). The HDD business was part of the company’s Systems and Technology Group reporting segment. The HDD business was accounted for as a discontinued operation under accounting principles generally accepted in the United States of America (GAAP) and therefore, the HDD results of operations and cash flows have been removed from the company’s results of continuing operations and cash flows for all periods presented in this document. In 2005, the company has separately disclosed the operating and investing portions of the cash flows attributed to its discontinued operations, which in prior periods were reported on a combined basis as a single amount.

For the years 2005, 2004 and 2003, the financial results reported as discontinued operations are primarily additional costs associated with parts warranty as agreed upon by the company and Hitachi.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of IBM and its controlled subsidiaries, which are generally majority owned. The accounts of variable interest entities (VIEs) as defined by the Financial Accounting Standards Board (FASB) Interpretation No. 46(R) (FIN 46(R)), are included in the Consolidated Financial Statements, if applicable. Investments in business entities in which the company does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method and the company’s proportionate share of income or loss is recorded in Other (income) and expense. The accounting policy for other investments in equity securities is described on page 67 within “Marketable Securities.” Equity investments in non-publicly traded entities are accounted for using the cost method. Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses that are reported in the Consolidated Financial Statements and accompanying disclosures, including the disclosure of contingent assets and liabilities. These estimates are based on management’s best knowledge of current events, historical experience, actions that the company may undertake in the future, and on various other assumptions that are believed to be reasonable under the circumstances. As a result, actual results may be different from these estimates. See pages 40 to 43 for a discussion of the company’s critical accounting estimates.

Revenue

The company recognizes revenue when it is realized or realizable and earned. The company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

The company recognizes revenue on sales to solution providers, resellers and distributors (herein referred to as “resellers”) when the reseller has economic substance apart from the company, credit risk, title and risk of loss to the inventory, the fee to the company is not contingent upon resale or payment by the end user, the company has no further obligations related to bringing about resale or delivery, and all other revenue recognition criteria have been met.

The company reduces revenue for estimated client returns, stock rotation, price protection, rebates and other similar allowances. (See Schedule II, “Valuation and Qualifying Accounts and Reserves” included in the company’s Annual Report on Form10-K). Revenue is recognized only if these estimates can be reliably determined. The company bases its estimates on historical results taking into consideration the type of client, the type of transaction and the specifics of each arrangement. Payments made under cooperative marketing programs are recognized as an expense only if the company receives from the client an identifiable benefit sufficiently separable from the product sale whose fair value can be reasonably estimated. If the company does not receive an identifiable benefit sufficiently separable from the product sale whose fair value can be reasonably estimated, such payments are recorded as a reduction of revenue.

Revenue from sales of third-party vendor products or services is recorded net of costs when the company is acting as an agent between the client and vendor and gross when the company is a principal to the transaction. Several factors are considered to determine whether the company is an agent or principal, most notably whether the company is the primary obligor to the client, has inventory risk or adds meaningful value to the vendor’s product or service. Consideration is also given to whether the company was involved in the selection of the vendor’s product or service, has latitude in establishing the sales price, or has credit risk.

In addition to the aforementioned general policies, the following are the specific revenue recognition policies for multiple element arrangements and for each major category of revenue.

MULTIPLE-ELEMENT ARRANGEMENTS

The company enters into multiple-element revenue arrangements, which may include any combination of services, software, hardware and/or financing. To the extent that a deliverable in a multiple-element arrangement is subject to specific guidance (like software that is subject to the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” see “Software” on pages 61 and 62) on whether and/or how to separate multiple deliverable arrangements into separate units of accounting (separability) and how to allocate the arrangement consideration among those separate units of accounting (allocation), that deliverable is accounted for in accordance with such specific guidance. For all other deliverables in multiple-element arrangements, the guidance below is applied for separability and allocation. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

• The delivered item(s) has value to the client on a stand-alone basis.

• There is objective and reliable evidence of the fair value of the undelivered item(s).

• If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). The revenue policies described below are then applied to each unit of accounting, as applicable.

If the allocation of consideration in a profitable arrangement results in a loss on an element, that loss is recognized at the earlier of (a) delivery of that element, (b) when the first dollar of revenue is recognized on that element, or (c) when there are no remaining profitable elements in the arrangement to be delivered.

SERVICES

The company’s primary services offerings include information technology (IT) datacenter and business process transformation outsourcing, application management services, technology infrastructure and system maintenance, Web hosting, and the design and development of complex IT systems to a client’s specifications (Design and Build). These services are provided on a time-and-material basis, as a fixed-price contract or as a fixed-price per measure of output contract, and the contract terms range from less than one year to ten years.

Revenue from IT datacenter and business process outsourcing contracts is recognized in the period the services are provided using either an objective measure of output or a straight-line basis over the term of the contract. Under the output method, the amount of revenue recognized is based on the services delivered in the period as stated in the contract.

Revenue from application management services, technology infrastructure and system maintenance, and Web hosting contracts is recognized on a straight-line basis over the term of the contract. Revenue from time-and-material contracts is recognized at the contractual rates as labor hours are delivered and direct expenses are incurred. Revenue related to extended warranty and product maintenance contracts is recognized on a straight-line basis over the delivery period.

Revenue from fixed-price Design and Build contracts is recognized in accordance with SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” under the percentage-of-completion (POC) method. Under the POC method, revenue is recognized based on the costs incurred to date as a percentage of the total estimated costs to fulfill the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, then revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that give rise to the revision become known by management. While the company uses the POC method as its basic accounting policy under SOP 81-1, the company uses the completed-contract method if reasonable estimates for a contract or group of contracts cannot be developed.

The company performs ongoing profitability analyses of its services contracts in order to determine whether the latest estimates-revenue, costs, profits-require updating. If, at any time, these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.

In some of the company’s services contracts, the company bills the client prior to performing the services. Deferred income of $4.3 billion and $3.9 billion at December 31, 2005 and 2004, respectively, is included in the Consolidated Statement of Financial Position. In other services contracts, the company performs the services prior to billing the client. Unbilled accounts receivable of $1.7 billion and $1.9 billion at December 31, 2005 and 2004, respectively, are included in Notes and accounts receivable-trade in the Consolidated Statement of Financial Position. Billings usually occur in the month after the company performs the services or in accordance with specific contractual provisions. Unbilled receivables are expected to be billed and collected within four months, rarely exceeding nine months.

HARDWARE

Revenue from hardware sales and sales-type leases is recognized when risk of loss has transferred to the client and there are no unfulfilled company obligations that affect the client’s final acceptance of the arrangement. Any cost of warranties and remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized. Revenue from rentals and operating leases is recognized on a straight-line basis over the term of the rental or lease.

SOFTWARE

Revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met. Revenue from term (monthly license charge) license software is recognized on a subscription basis over the period that the client is entitled to use the license. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the products or services as a whole (software multiple-element arrangements), software and software-related elements are accounted for in accordance with the following policies. Software-related elements include software products and services, as well as any non-software deliverable for which a software deliverable is essential to its functionality.

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

• The functionality of the delivered element(s) is not dependent on the undelivered element(s).

• There is vendor-specific objective evidence (VSOE) of fair value of the undelivered element(s). VSOE of fair value is based on the price charged when the deliverable is sold separately by the company on a regular basis and not as part of the multiple-element arrangement.

• Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is VSOE of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative VSOE of fair value. There may be cases, however, in which there is VSOE of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In these cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate VSOE of fair value of the undelivered elements.

FINANCING

Finance income attributable to sales-type leases, direct financing leases and loans is recognized on the accrual basis using the effective interest method. Operating lease income is recognized on a straight-line basis over the term of the lease.

Services Cost

Recurring operating costs for outsourcing contracts, including costs related to bid and proposal activities, are expensed as incurred. Nonrecurring costs incurred in the initial phases of outsourcing contracts are deferred and subsequently amortized. These costs consist of transition and set-up costs related to the installation of systems and processes and are amortized on a straight-line basis over the expected period of benefit, not to exceed the term of the contract. Additionally, fixed assets associated with outsourcing contracts are capitalized and depreciated on a straight-line basis over the expected useful life of the asset. If an asset is contract specific, then the depreciation period is the shorter of the useful life of the asset or the contract term. Amounts paid to clients in excess of the fair value of acquired assets used in outsourcing arrangements are deferred and amortized on a straight-line basis as a reduction of revenue over the expected period of benefit not to exceed the term of the contract. The company performs periodic reviews to assess the recoverability of deferred contract transition and set-up costs. This review is done by comparing the estimated minimum remaining undiscounted cash flows of a contract to the unamortized contract costs. If such minimum undiscounted cash flows are not sufficient to recover the unamortized costs, a loss is recognized.

Deferred services transition and set-up costs were $1,004 million and $628 million at December 31, 2005 and December 31, 2004, respectively. The primary driver of the increase year to year was the continued growth of the company’s Global Services business. Amortization expense of deferred services transition and set-up costs is estimated at December 31, 2005 to be $327 million in 2006, $240 million in 2007, $180 million in 2008, $100 million in 2009, and $157 million thereafter.

Deferred amounts paid to clients in excess of the fair value of acquired assets used in outsourcing arrangements were $227 million and $353 million at December 31, 2005 and December 31, 2004, respectively. The primary driver of the decrease year to year was the reduction in these terms being offered during 2005. Amortization of deferred amounts paid to clients in excess of the fair value of acquired assets is recorded as an offset of revenue and is estimated at December 31, 2005 to be $100 million in 2006, $64 million in 2007, $37 million in 2008, $22 million in 2009, and $4 million thereafter.

In situations in which an outsourcing contract is terminated, the terms of the contract may require the client to reimburse the company for the recovery of unbilled accounts receivable, unamortized deferred costs incurred to purchase specific assets utilized in the delivery of services, and to pay any additional costs incurred by the company to transition the services.

Software Costs

Costs that are related to the conceptual formulation and design of licensed programs are expensed as incurred to research, development and engineering expense. Also for licensed programs, the company capitalizes costs that are incurred to produce the finished product after technological feasibility has been established. Capitalized amounts are amortized using the straight-line method, which is applied over periods ranging up to three years. The company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. Costs to support or service licensed programs are charged to software cost as incurred.

The company capitalizes certain costs that are incurred to purchase or to create and implement internal-use computer software, which includes software coding, installation, testing and certain data conversion. Capitalized costs are amortized on a straight-line basis over two years and are recorded in Selling, general and administrative expense. See note I, “Intangible Assets Including Goodwill” on page 79 and 80.

Product Warranties

The company offers warranties for its hardware products that range up to four years, with the majority being either one or three years. Estimated costs from warranty terms standard to the deliverable are recognized when revenue is recorded for the related deliverable. The company estimates its warranty costs standard to the deliverable based on historical warranty claim experience and applies this estimate to the revenue stream for products under warranty. Future costs for warranties applicable to revenue recognized in the current period are charged to cost of revenue. The warranty accrual is reviewed quarterly to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience differs from estimates. Costs from fixed-price support or maintenance contracts, including extended warranty contracts, are recognized as incurred.

Changes in the company’s warranty liability balance are presented in the following table:

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Balance at January 1	$944	$780
Current period accruals	622	924
Accrual adjustments to reflect actual experience	19	42
Charges incurred	(831)	(802)
Balance at December 31	$754	$944

The decrease in the balance was primarily driven by the divestiture of the company’s Personal Computing business to Lenovo Group Limited (Lenovo) in April 2005.

Shipping and Handling

Costs related to shipping and handling are included in Cost in the Consolidated Statement of Earnings.

Expense and Other Income

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative (SG&A) expense is charged to income as incurred. Expenses of promoting and selling products and services are classified as selling expense and include such items as advertising, sales commissions and travel. General and administrative expense includes such items as officers’ salaries, office supplies, non-income taxes, insurance and office rental. In addition, general and administrative expense includes other operating items such as a provision for doubtful accounts, workforce accruals for contractually obligated payments to employees terminated in the ongoing course of business, amortization of certain intangible assets and environmental remediation costs. Certain special actions discussed in note R, “2005 Actions,” on pages 95 and 96 are also included in SG&A.

ADVERTISING AND PROMOTIONAL EXPENSE

The company expenses advertising and promotional costs when incurred. Cooperative advertising reimbursements from vendors are recorded net of advertising and promotional expense in the period the related advertising and promotional expense is incurred. Advertising and promotional expense, which includes media, agency and promotional expense, was $1,284 million, $1,335 million and $1,406 million in 2005, 2004 and 2003, respectively, and is recorded in SG&A expense in the Consolidated Statement of Earnings.

RESEARCH, DEVELOPMENT AND ENGINEERING

Research, development and engineering (RD&E) costs are expensed as incurred.

INTELLECTUAL PROPERTY AND CUSTOM DEVELOPMENT INCOME

As part of the company’s business model and as a result of the company’s ongoing investment in research and development, the company licenses and sells the rights to certain of its intellectual property (IP) including internally developed patents, trade secrets and technological know-how. Certain transfers of IP to third parties are licensing/royalty-based and other transfers are transaction-based sales and other transfers. Licensing/royalty-based fees involve transfers in which the company earns the income over time, or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee’s revenue). Sales and other transfers typically include transfers of IP whereby the company has fulfilled its obligations and the fee received is fixed or determinable. The company also enters into cross-licensing arrangements of patents, and income from these arrangements is recorded only to the extent cash is received. Furthermore, the company earns income from certain custom development projects for strategic technology partners and specific clients. The company records the income from these projects when the fee is realized or realizable and earned, is not refundable, and is not dependent upon the success of the project.

OTHER (INCOME) AND EXPENSE

Other (income) and expense includes interest income (other than from the company’s Global Financing external business transactions), gains and losses on certain derivative instruments, gains and losses from securities and other investments, gains and losses from certain real estate activity, foreign currency transaction gains and losses, gains and losses from the sale of businesses, and amounts related to accretion of asset retirement obligations. Certain special actions discussed in note R, “2005 Actions” on pages 95 and 96 are also included in Other (income) and expense.

Business Combinations and Intangible Assets Including Goodwill

The company accounts for business combinations using the purchase method of accounting and accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the date of acquisition. Goodwill represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible assets. The company does not amortize the goodwill balance. Substantially all of the company’s goodwill is not deductible for tax purposes. The primary drivers that generate goodwill are the value of synergies between the acquired entities and the company and the acquired assembled workforce, neither of which qualifies as an identifiable intangible asset. Identifiable intangible assets with finite lives are amortized over their useful lives. See note C, “Acquisition/Divestitures” on pages 72 to 76 and note I, “Intangible Assets Including Goodwill,” on pages 79 and 80, for additional information. The results of operations of the acquired businesses were included in the company’s Consolidated Financial Statements from the respective dates of acquisition.

Impairment

Amortizable assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested annually for impairment, or sooner when circumstances indicate an impairment may exist, using a fair value approach at the reporting unit level. A reporting unit is the operating segment, or a business, which is one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by management at the segment level. Components are aggregated as a single reporting unit if they have similar economic characteristics.

Depreciation and Amortization

Plant, rental machines and other property are carried at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of depreciable properties are as follows: buildings, 50 years; building equipment, 20 years; land improvements, 20 years; plant, laboratory and office equipment, 2 to 15 years; and computer equipment, 1.5 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, not to exceed 25 years.

Capitalized software costs incurred or acquired after technological feasibility has been established are amortized over periods up to 3 years. Capitalized costs for internal-use software are amortized on a straight-line basis over 2 years. (See “Software Costs” on page 62 for additional information). Other intangible assets are amortized over periods between 3 and 7 years.

Environmental

The cost of internal environmental protection programs that are preventative in nature are expensed as incurred. When a cleanup program becomes likely, and it is probable that the company will incur cleanup costs and those costs can be reasonably estimated, the company accrues remediation costs for known environmental liabilities. The company’s maximum exposure for all environmental liabilities cannot be estimated and no amounts are recorded for environmental liabilities that are not probable or estimable.

Asset Retirement Obligations

Asset retirement obligations (ARO) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the company records period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. The company derecognizes ARO liabilities when the related obligations are settled.

Retirement-Related Benefits

See note V, “Retirement-Related Benefits,” on pages 101 to 112 for the company’s accounting policy for retirement-related benefits.

Stock-Based Compensation

Effective January 1, 2005, the company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (SFAS 123(R)). The company previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). The company elected to adopt the modified retrospective application method provided by SFAS 123(R) and accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of SFAS 123. Such results are consistent with the previously reported pro forma disclosures required under SFAS No. 123. See the company’s restated financial statements filed on June 22, 2005 with the Securities and Exchange Commission (SEC) for the effect of this change on prior periods.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The company estimates the fair value of stock options using a Black-Scholes valuation model. The expense is recorded in Cost, SG&A, and RD&E in the Consolidated Statement of Earnings based on the employees’ respective functions.

The company records deferred tax assets for awards that result in deductions on the company’s income tax returns, based on the amount of compensation cost recognized and the company’s statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the company’s income tax return are recorded in Additional Paid-In Capital (if the tax deduction exceeds the deferred tax asset) or in the Consolidated Statement of Earnings (if the deferred tax asset exceeds the tax deduction and no additional paid-in capital exists from previous awards).

See note U, “Stock-Based Compensation” on pages 98 to 101 for additional information.

Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.

The company recognizes tax liabilities based on estimates of whether additional taxes will be due. These tax liabilities are recognized when, despite the company’s belief that its tax return positions are supportable, the company believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. These liabilities are included as a current liability in Taxes in the Consolidated Statement of Financial Position. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. Translation adjustments are recorded in Accumulated gains and (losses) not affecting retained earnings in the Consolidated Statement of Stockholders’ Equity.

Inventories, plant, rental machines and other property-net, and other non-monetary assets and liabilities of non-U.S. subsidiaries and branches that operate in U.S. dollars, or whose economic environment is highly inflationary, are translated at approximate exchange rates prevailing when the company acquired the assets or liabilities. All other assets and liabilities are translated at year-end exchange rates. Cost of sales and depreciation are translated at historical exchange rates. All other income and expense items are translated at the weighted average rates of exchange prevailing during the year. These translation gains and losses are included in net income for the period in which exchange rates change.

Derivatives

All derivatives are recognized in the Consolidated Statement of Financial Position at fair value and are reported in Prepaid expenses and other current assets, Investments and sundry assets, Other accrued expenses and liabilities or Other liabilities. Classification of each derivative as current or noncurrent is based upon whether the maturity of the instrument is less than or greater than 12 months. To qualify for hedge accounting in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”), the company requires that the instruments be effective in reducing the risk exposure that they are designated to hedge. For instruments that hedge cash flows, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value or cash flows of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The method of assessing hedge effectiveness and measuring hedge ineffectiveness is formally documented at hedge inception. The company assesses hedge effectiveness and measures hedge ineffectiveness at least quarterly throughout the designated hedge period.

The company applies hedge accounting in accordance with SFAS No. 133, whereby the company designates each derivative as a hedge of: (1) the fair value of a recognized financial asset or liability or of an unrecognized firm commitment (“fair value” hedge); (2) the variability of anticipated cash flows of a forecasted transaction or the cash flows to be received or paid related to a recognized financial asset or liability (“cash flow” hedge); or (3) a hedge of a long-term investment (“net investment” hedge) in a foreign operation. From time to time, however, the company may enter into derivative contracts that economically hedge certain of its risks, even though hedge accounting does not apply or the company elects not to apply hedge accounting under SFAS No. 133. In these cases, there exists a natural hedging relationship in which changes in the fair value of the derivative, which are recognized currently in net income, act as an economic offset to changes in the fair value of the underlying hedged item(s).

Changes in the fair value of a derivative that is designated as a fair value hedge, along with offsetting changes in the fair value of the underlying hedged exposure, are recorded in earnings each period. For hedges of interest rate risk, the fair value adjustments are recorded as adjustments to Interest expense and Cost of Global Financing in the Consolidated Statement of Earnings. For hedges of currency risk associated with recorded financial assets or liabilities, derivative fair value adjustments are recognized in Other (income) and expense in the Consolidated Statement of Earnings. Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded, net of applicable taxes, in the Accumulated gains and (losses) not affecting retained earnings, a component of Stockholders’ equity. When net income is affected by the variability of the underlying cash flow, the applicable offsetting amount of the gain or loss from the derivative that is deferred in Stockholders’ equity is released to net income and reported in Interest expense, Cost, SG&A expense or Other (income) and expense in the Consolidated Statement of Earnings based on the nature of the underlying cash flow hedged. Effectiveness for net investment hedging derivatives is measured on a spot-to-spot basis. The effective portion of changes in the fair value of net investment hedging derivatives and other non-derivative risk management instruments designated as net investment hedges are recorded as foreign currency translation adjustments, net of applicable taxes, in the Accumulated gains and (losses) not affecting retained earnings section of the Consolidated Statement of Stockholders’ Equity. Changes in the fair value of the portion of a net investment hedging derivative excluded from the effectiveness assessment are recorded in Interest expense.

When the underlying hedged item ceases to exist, all changes in the fair value of the derivative are included in net income each period until the instrument matures. When the derivative transaction ceases to exist, a hedged asset or liability is no longer adjusted for changes in its fair value except as required under other relevant accounting standards. Derivatives that are not designated as hedges, as well as changes in the fair value of derivatives that do not effectively offset changes in the fair value of the underlying hedged item throughout the designated hedge period (collectively, “ineffectiveness”), are recorded in net income each period and are reported in Other (income) and expense.

The company reports cash flows arising from the company’s derivative financial instruments consistent with the classification of cash flows from the underlying hedged items that the derivatives are hedging. Accordingly, the majority of cash flows associated with the company’s derivative programs are classified in Cash flows from operating activities in the Consolidated Statement of Cash Flows. For currency swaps designated as hedges of foreign currency denominated debt (included in the company’s debt risk management program as addressed in note L, “Derivatives and Hedging Transactions” on pages 83 to 86), cash flows directly associated with the settlement of the principal element of these swaps are reported in Payments to settle debt in the Cash flow from financing activities section of the Consolidated Statement of Cash Flows.

Financial Instruments

In determining fair value of its financial instruments, the company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents.

Marketable Securities

Debt securities included in Current assets represent securities that are expected to be realized in cash within one year of the balance sheet date. Long-term debt securities that are not expected to be realized in cash within one year and alliance equity securities that are within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are included in Investments and sundry assets. Those securities are considered available for sale and are reported at fair value with unrealized gains and losses, net of applicable taxes, recorded in Accumulated gains and (losses) not affecting retained earnings within Stockholders’ equity. Realized gains and losses are calculated based on the specific identification method. Other-than-temporary declines in market value from original cost are charged to Other (income) and expense in the period in which the loss occurs. In determining whether an other-than-temporary decline in the market value has occurred, the company considers the duration that, and extent to which, fair value of the investment is below its cost. Realized gains and losses also are included in Other (income) and expense in the Consolidated Statement of Earnings.

Inventories

Raw materials, work in process and finished goods are stated at the lower of average cost or market. In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows related to the sale of the company’s inventories are reflected in Net cash from operating activities from continuing operations in the Consolidated Statement of Cash Flows.

Allowance for Uncollectible Receivables

TRADE

An allowance for uncollectible trade receivables is estimated based on a combination of write-off history, aging analysis, and any specific, known troubled accounts.

FINANCING

Financing receivables include sales-type leases, direct financing leases, and loans. Below are the methodologies the company uses to calculate both its specific and its unallocated reserves, which are applied consistently to its different portfolios.

SPECIFIC – The company reviews all financing accounts receivables considered at risk on a quarterly basis. The review primarily consists of an analysis based upon current information available about the client, such as financial statements, news reports and published credit ratings, as well as the current economic environment, collateral net of repossession cost and prior collection history. For loans that are collateral dependent, impairment is measured using the fair value of the collateral when foreclosure is probable. Using this information, the company determines the expected cash flow for the receivable and calculates a recommended estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, the company records a specific reserve.

UNALLOCATED – The company records an unallocated reserve that is calculated by applying a reserve rate to its different portfolios, excluding accounts that have been specifically reserved. This reserve rate is based upon credit rating, probability of default, term, asset characteristics, and loss history.

Receivable losses are charged against the allowance when management believes the uncollectibility of the receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Certain receivables for which the company recorded specific reserves may also be placed on non-accrual status. Non-accrual assets are those receivables (impaired loans or non-performing leases) with specific reserves and other accounts for which it is likely that the company will be unable to collect all amounts due according to original terms of the lease or loan agreement. Income recognition is discontinued on these receivables. Cash collections are first applied as a reduction to principal outstanding. Any cash received in excess of principle payments outstanding is recognized as interest income. Receivables may be removed from non-accrual status, if appropriate, based upon changes in client circumstances.

Estimated Residual Values of Lease Assets

The recorded residual values of the company’s lease assets are estimated at the inception of the lease to be the expected fair value of the assets at the end of the lease term. The company periodically reassesses the realizable value of its lease residual values. Any anticipated increases in specific future residual values are not recognized before realization through remarketing efforts. Anticipated decreases in specific future residual values that are considered to be other-than-temporary are recognized immediately upon identification and are recorded as an adjustment to the residual value estimate. For sales-type and direct financing leases, this reduction lowers the recorded net investment and is recognized as a loss charged to finance income in the period in which the estimate is changed, as well as an adjustment to unearned income to reduce future period finance income.

Common Stock

Common stock refers to the $.20 par value capital stock as designated in the company’s Certificate of Incorporation. Treasury stock is accounted for using the cost method. When treasury stock is reissued, the value is computed and recorded using a weighted average basis.

Earnings per Share of Common Stock

Earnings per share of common stock basic is computed by dividing Net income by the weighted average number of common shares outstanding for the period. Earnings per share of common stock, assuming dilution, reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net income of the company. See note S, “Earnings Per Share of Common Stock,” on page 97 for additional information.

B. Accounting Changes

New Standards to be Implemented

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 will become effective for accounting changes and corrections of errors made in fiscal year 2006 and beyond. The effect of this statement on the company’s Consolidated Financial Statements will depend on the nature and significance of future accounting changes subject to this statement.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 requires certain abnormal expenditures to be recognized as expenses in the current period. It also requires that the amount of fixed production overhead allocated to inventory be based on the normal capacity of the production facilities. The standard will become effective in fiscal year 2006. SFAS No. 151 is not expected to have a material effect on the company’s Consolidated Financial Statements.

Standards Implemented

As discussed in note A, “Significant Accounting Policies” on page 65, effective January 1, 2005, the company adopted the provisions of SFAS 123(R). The company elected to adopt the modified retrospective application method provided by SFAS 123(R) and accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of SFAS 123. See note U, “Stock-Based Compensation” on pages 98 to 101 for additional information.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (FIN 47). FIN 47 clarifies that conditional asset retirement obligations meet the definition of liabilities and should be recognized when incurred if their fair values can be reasonably estimated. The company implemented FIN 47 at December 31, 2005 and recorded conditional AROs of approximately $85 million. These conditional AROs relate to the company’s contractual obligations to remove leasehold improvements in certain non- U.S. locations thereby restoring leased space to its original condition. Upon implementation of FIN 47, the company recorded a $36 million charge (net of income tax benefit of $21 million) which is reported as a cumulative effect of change in accounting principle in the 2005 Consolidated Statement of Earnings. The company’s accounting policy for AROs is described in note A, “Significant Accounting Policies,” on page 65.

Pro forma effects of retroactively applying FIN 47 (as if it had been applied during all years reported) are as follows:

(Dollars in millions except per share amounts)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Pro forma amounts assuming accounting change is applied retroactively:
Pro forma net income	$7,964	$7,474	$6,554
Pro forma earnings per share of common stock-assuming dilution	$4.89	$4.38	$3.74
Pro forma earnings per share of common stock-basic	$4.98	$4.46	$3.81
ARO liabilities at December 31, 2005 and pro forma ARO liabilities at December 31, 2004 and 2003	$85	$74	$69

As of December 31, 2005, the company was unable to estimate the range of settlement dates and the related probabilities for certain asbestos remediation AROs. These conditional AROs are primarily related to the encapsulated structural fireproofing that is not subject to abatement unless the buildings are demolished and non-encapsulated asbestos that the company would remediate only if it performed major renovations of certain existing buildings. Because these conditional obligations have indeterminate settlement dates, the company could not develop a reasonable estimate of their fair values. The company will continue to assess its ability to estimate fair values at each future reporting date. The related liability will be recognized once sufficient additional information becomes available.

In June 2005, the FASB issued FASB Staff Position (FSP) No. FAS 143-1, “Accounting for Electronic Equipment Waste Obligations,” (FSP FAS 143-1) that provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations associated with the European Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”). In 2005, the company adopted FSP FAS 143-1 in those European Union (EU) member countries that transposed the Directive into country-specific laws. Its adoption did not have a material effect on the company’s Consolidated Financial Statements. The effect of applying FSP FAS 143-1 in the remaining countries in future periods is not expected to have a material effect on the company’s Consolidated Financial Statements.

In the third quarter of 2005, the company adopted SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. The adoption of SFAS No. 153 did not have a material effect on the company’s Consolidated Financial Statements.

The American Jobs Creation Act of 2004 (the “Act”) introduced a temporary incentive for the company to repatriate earnings accumulated outside the U.S. In the fourth quarter of 2004, the company adopted the provisions of FSP No. FAS 109- 2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” According to FSP FAS 109-2, the company was allowed time beyond the financial reporting period of enactment to evaluate the effects of the Act on its plan for repatriation of foreign earnings for purposes of applying SFAS No. 109, “Accounting for Income Taxes.” Accordingly, as of December 31, 2004, the company did not adjust its income tax expense or deferred tax liability to reflect the possible effect of the new repatriation provision. In 2005, the company repatriated $9.5 billion of foreign earnings and recorded income tax expense of $525 million associated with this repatriation. See note P, “Taxes” on pages 92 to 94 for additional information.

In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106.” SFAS No. 132(R) retained all of the disclosure requirements of SFAS No. 132, however, it also required additional annual disclosures describing types of plan assets, investment strategy, measurement date(s), expected employer contributions, plan obligations, and expected benefit payments of defined benefit pension plans and other defined benefit postretirement plans. In accordance with the transition provisions of SFAS No. 132(R), note V, “Retirement-Related Benefits,” on pages 101 to 112 has been expanded to include the new disclosures required as of December 31, 2003.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” and amended it by issuing FIN 46(R) in December 2003. FIN 46(R) addresses consolidation by business enterprises of variable interest entities (VIEs) that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) have equity investors that lack an essential characteristic of a controlling financial interest. As of December 31, 2003 and in accordance with the transition requirements of FIN 46(R), the company chose to apply the guidance of FIN 46 to all of its interests in special-purpose entities (SPEs) as defined within FIN 46(R) and all non-SPE VIEs that were created after January 31, 2003. Also in accordance with the transition provisions of FIN 46(R), the company adopted FIN 46(R) for all VIEs and SPEs as of March 31, 2004. These accounting pronouncements did not have a material effect on the company’s Consolidated Financial Statements.

In 2003, the Emerging Issues Task Force (EITF) reached a consensus on two revenue recognition issues relating to the accounting for multiple-element arrangements: Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables (EITF No. 00-21)” and Issue No. 03-05, “Applicability of AICPA SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More Than Incidental Software (EITF No. 03-05).” The consensus opinion in EITF No. 03-05 clarifies the scope of both EITF No. 00-21 and SOP 97-2 and was reached on July 31, 2003. The transition provisions allowed either prospective application or a cumulative effect adjustment upon adoption. The company adopted the issues prospectively as of July 1, 2003. EITF No. 00-21 and No. 03-05 did not have a material effect on the company’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” It establishes classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS No. 150 must be classified as liabilities within the company’s Consolidated Financial Statements and be reported at settlement date value. The provisions of SFAS No. 150 are effective for (1) instruments entered into or modified after May 31, 2003, and (2) pre-existing instruments as of July 1, 2003. In November 2003, through the issuance of FSP No. FAS 150-3, the FASB indefinitely deferred the effective date of certain provisions of SFAS No. 150, including mandatorily redeemable instruments as they relate to minority interests in consolidated finite-lived entities. The adoption of SFAS No. 150, as modified by FSP No. FAS 150-3, did not have a material effect on the company’s Consolidated Financial Statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133. It also specifies when a derivative contains a financing component that requires special reporting in the Consolidated Statement of Cash Flows. SFAS No. 149 amends certain other existing pronouncements in order to improve consistency in reporting these types of transactions. The new guidance was effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. SFAS No. 149 did not have a material effect on the company’s Consolidated Financial Statements.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees that are entered into or modified after December 31, 2002. The company adopted the disclosure requirements of FIN 45 (see note A, “Significant Accounting Policies,” on page 63 under “Product Warranties,” and note O, “Contingencies and Commitments,” on page 91) and applied the recognition and measurement provisions for all material guarantees entered into or modified in periods beginning January 1, 2003. The adoption of the recognition and measurement provisions of FIN 45 did not have a material effect on the company’s Consolidated Financial Statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring),” and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The company adopted this statement effective January 1, 2003, and its adoption did not have a material effect on the Consolidated Financial Statements.

On January 1, 2003, the company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which was issued in June 2001. SFAS No. 143 provides accounting and reporting guidance for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long-lived asset. SFAS No. 143 requires the recording of an asset and a liability equal to the present value of the estimated costs associated with the retirement of long-lived assets for which a legal obligation exists. The asset is required to be depreciated over the life of the related equipment or facility, and the liability is required to be accreted each year using a risk-adjusted interest rate. The adoption of this statement did not have a material effect on the company’s Consolidated Financial Statements.

C. Acquisitions/Divestitures

Acquisitions

2005

In 2005, the company completed 16 acquisitions at an aggregate cost of $2,022 million, which was paid in cash. These acquisitions are reported in the Consolidated Statement of Cash Flows net of acquired cash and cash equivalents. The table below represents the purchase price allocations for all of the 2005 acquisitions. The Ascential Corporation (Ascential) acquisition is shown separately given its significant purchase price.

(Dollars in millions)

		ASCENTIAL
	AMORTIZATION LIFE (IN YEARS)	ORIGINAL AMOUNT DISCLOSED IN 2ND QTR. 2005	PURCHASE ADJUSTMENTS*	TOTAL ALLOCATION	OTHER ACQUISITIONS
Current assets		$526	$(1)	$525	$137
Fixed assets/non-current		20	—	20	28
Intangible assets:
Goodwill	NA	639	1	640	791
Completed technology	3	56	—	56	35
Client relationships	5	46	—	46	22
Other identifiable intangible assets	1-5	—	—	—	5
In-process R&D		—	—	—	1
Total assets acquired		1,287	—	1,287	1,019
Current liabilities		(112)	(4)	(116)	(89)
Non-current liabilities		(35)	4	(31)	(48)
Total liabilities assumed		(147)	—	(147)	(137)
Total purchase price		$1,140	$—	$1,140	$882

* Adjustments primarily relate to acquisition costs, deferred taxes and other accruals.

NA—Not Applicable

ASCENTIAL – On April 29, 2005, the company acquired 100 percent of the outstanding common shares of Ascential for cash consideration of $1,140 million. Ascential is a provider of enterprise data integration software used to help build enterprise data warehouses, power business intelligence systems, consolidate enterprise applications, create and manage master repositories of critical business information and enable on demand data access. Ascential complements and strengthens the company’s information and integration portfolio and further extends the company’s ability to enable clients to become on demand businesses by providing a single, agile infrastructure for delivering accurate, consistent, timely and coherent information. Ascential was integrated into the Software segment upon acquisition and Goodwill, as reflected in the table above, has been entirely assigned to the Software segment. The overall weighted average useful life of the intangible assets purchased, excluding Goodwill, is 3.9 years.

OTHER ACQUISITIONS – The company acquired 15 companies that are shown as Other Acquisitions in the table above. Four of the acquisitions were technology services-related companies that were integrated into the Global Technology Services segment: Network Solutions; Classic Blue;  Corio; and Equitant. One of the acquisitions, HealthLink, was integrated into the Global Business Services segment. Nine of the acquisitions were software-related companies that were integrated into the Software segment: iPhrase; Data Power Technology, Inc.; Bowstreet; Collation Inc.; DWL; Isogon Corporation; PureEdge Solutions, Inc.; SRD; and Gluecode. One acquisition, Meiosys, was integrated into the Systems and Technology Group segment. The purchase price allocations resulted in aggregate Goodwill of $791 million, of which $456 million was assigned to the Software segment; $239 million was assigned to the Global Technology Services segment; $62 million was assigned to the

Global Business Services segment, and $34 million was assigned to the Systems and Technology Group segment. The overall weighted average useful life of the intangible assets purchased, excluding Goodwill, is 3.1 years.

See note A, “Significant Accounting Policies,” on page 64 for further description of the company’s accounting policies related to business combinations and intangible assets, including Goodwill.

2004

In 2004, the company completed 14 acquisitions at an aggregate cost of $2,111 million. These acquisitions are reported in the Consolidated Statement of Cash Flows net of acquired cash and cash equivalents. The table below represents the purchase price allocations for all 2004 acquisitions. The Candle Corporation (Candle) and Maersk acquisitions are shown separately given the significant purchase price for each acquisition.

(Dollars in millions)

		CANDLE
	AMORTIZATION LIFE (IN YEARS)	ORIGINAL AMOUNT DISCLOSED IN SECOND QTR. 2004	PURCHASE ADJUSTMENTS*	TOTAL ALLOCATION	MAERSK	OTHER ACQUISITIONS
Current assets		$202	$(2)	$200	$319	$191
Fixed assets/non-current		82	(19)	63	123	176
Intangible assets:
Goodwill	NA	256	39	295	426	711
Completed technology	2-3	23	—	23	11	29
Client relationships	3-7	65	—	65	100	50
Other identifiable intangible assets	5		—	6	2	13
Total assets acquired		634	18	652	981	1,170
Current liabilities		(119)	(22)	(141)	(145)	(198)
Non-current liabilities		(80)	—	(80)	(44)	(84)
Total liabilities assumed		(199)	(22)	(221)	(189)	(282)
Total purchase price		$435	$(4)	$431	$792	$888

* Adjustments primarily relate to acquisition costs, deferred taxes and other accruals.

NA—Not applicable

CANDLE – On June 7, 2004, the company acquired 100 percent of the outstanding common shares of Candle for cash consideration of $431 million. Candle provides services to develop, deploy and manage enterprise infrastructure. The acquisition allows the company to provide its clients with an enhanced set of software solutions for managing an on demand environment and complements the company’s existing middleware solutions. Candle was integrated into the Software segment upon acquisition and Goodwill, as reflected in the table above, has been entirely assigned to the Software segment. The overall weighted-average life of the identified amortizable intangible assets acquired, excluding Goodwill, is 5.9 years.

MAERSK DATA/DMDATA – On December 1, 2004, the company purchased 100 percent of the outstanding common stock of Maersk Data and 45 percent of the outstanding common stock of DMdata for $792 million. Maersk Data owned the remaining 55 percent of DMdata’s outstanding common stock. Maersk Data and DMdata are located in Denmark. Maersk Data is a provider of IT solutions and offers consultancy, application development and operation and support to companies and organizations. DMdata is a provider of IT operations and its core business areas include the operation of centralized and decentralized IT systems, network establishment and operation, as well as print and security solutions for clients in a number of different industries. These acquisitions significantly increased the company’s Business Performance Transformation Services (BPTS) capabilities in serving clients in the transportation and logistics industry globally, while also enhancing its capabilities in areas such as financial services, public sector, healthcare and the food and agriculture industries. Maersk Data and DM Data were integrated into the Global Technology Services and the Global Business Services segments and Goodwill, as reflected in the table on page 73, has been assigned to Global Technology Services segment for $269 million and to Global Business Services segment for $157 million. The overall weighted-average life of the identified amortizable intangible assets acquired, excluding Goodwill, is 4.7 years.

OTHER ACQUISITIONS – The company acquired 12 other companies that are shown as Other Acquisitions in the table above. Seven of the acquisitions were for technology services-related companies, which were integrated into the Global Technology Services segment and five were for software companies, which were integrated into the Software segment. The purchase price allocations resulted in aggregate Goodwill of $711 million, of which $329 million was assigned to the Software segment and $382 million was assigned to the Global Technology Services segment. The overall weighted-average life of the intangible assets purchased, excluding Goodwill, is 4.8 years.

2003

In 2003, the company completed nine acquisitions at an aggregate cost of $2,536 million. These acquisitions are reported in the Consolidated Statement of Cash Flows net of acquired cash and cash equivalents. The table below represents the purchase price allocation for all 2003 acquisitions. The Rational Software Corporation (Rational) acquisition is shown separately given its significant purchase price.

(Dollars in millions)

		RATIONAL
	AMORTIZATION LIFE (IN YEARS)	ORIGINAL AMOUNT DISCLOSED IN FIRST QTR. 2003	PURCHASE ADJUSTMENTS*	TOTAL ALLOCATION	OTHER ACQUISITIONS
Current assets		$1,179	$51	$1,230	$19
Fixed assets/non-current		83	28	111	2
Intangible assets:
Goodwill	NA	1,365	40	1,405	335
Completed technology	3	229	—	229	12
Client relationships	7	180	—	180	1
Other identifiable intangible assets	2-5	32	—	32	21
In-process R&D		9	—	9	—
Total assets acquired		3,077	119	3,196	390
Current liabilities		(347)	(81)	(428)	(28)
Non-current liabilities		(638)	33	(605)	11
Total liabilities assumed		(985)	(48)	(1,033)	(17)
Total purchase price		$2,092	$71	$2,163	$373

RATIONAL – On February 21, 2003, the company purchased the outstanding stock of Rational for $2,092 million in cash. In addition, the company issued replacement stock options with an estimated fair value of $71 million to Rational employees for a total purchase price of $2,163 million. Rational provides open, industry-standard tools and best practices and services for developing business applications and building software products and systems. The Rational acquisition provided the company with the ability to offer a complete development environment for clients. Rational was integrated into the company’s Software segment upon acquisition and Goodwill, as reflected in the table above, has been assigned to the Software segment. The overall weighted-average life of the identified intangible assets acquired, excluding Goodwill, is 4.7 years.

As indicated above, $2,092 million of the gross purchase price was paid in cash. However, as part of the transaction, the company assumed cash and cash equivalents held in Rational of $1,053 million, resulting in a net cash payment of $1,039 million. In addition, the company assumed $500 million in outstanding convertible debt. The convertible debt was subsequently called on March 26, 2003.

OTHER ACQUISITIONS – The company acquired eight other companies that are shown as Other Acquisitions in the table above. The company paid substantially all cash for the other acquisitions. Five of the acquisitions were for software companies, two were technology services companies and one was a hardware business. The company assigned approximately $74 million of the Goodwill to the Software segment; $203 million of the Goodwill to the Global Technology Services segment; and $58 million of Goodwill to the Systems and Technology Group segment. The overall weighted-average life of the intangible assets purchased, excluding Goodwill, is 4.3 years.

Divestitures

2005

On April 30, 2005 (“closing date”), the company completed the divestiture of its Personal Computing business to Lenovo, a publicly traded company on the Hong Kong Stock Exchange. The total consideration that the company agreed to on December 7, 2004 (the date the definitive agreement was signed) was $1,750 million which included $650 million in cash, $600 million in Lenovo equity (valued at the December 6, 2004 closing price) and the transfer of approximately $500 million of net liabilities. At the closing date, total consideration was valued at $1,725 million, comprised of: $650 million in cash, $542 million in Lenovo equity and $533 million in net liabilities transferred. Transaction related expenses and provisions were $628 million, resulting in a net pretax gain of $1,097 million which was recorded in Other (income) and expense in the Consolidated Statement of Earnings in the second quarter of 2005. In addition, the company paid Lenovo $138 million in cash primarily to assume additional liabilities outside the scope of the original agreement. This transaction had no impact on Income from Continuing Operations. Total net cash proceeds, less the deposit received at the end of 2004 for $25 million, related to these transactions were $487 million.

The equity received at the closing date represented 9.9 percent of ordinary voting shares and 18.9 percent of total ownership in Lenovo. Subsequent to the closing date, Lenovo’s capital structure changed due to new third-party investments. As a result, the company’s equity at June 30, 2005 represented 9.9 percent of ordinary voting shares and 17.05 percent of total ownership in Lenovo. The equity securities have been accounted for under the cost method of accounting. The equity is subject to specific lock-up provisions that restrict the company from divesting the securities. These restrictions apply to specific equity tranches and expire over a three-year period from the closing date. The Lenovo equity was valued at $542 million at the closing date and is recorded in Investments and sundry assets in the Consolidated Statement of Financial Position. In addition, the company recorded an equity deferral of $112 million to reflect the value of the lock-up provisions. This deferral was recorded as a contra-investment in Investments and sundry assets.

As part of the agreements with Lenovo, the company will provide certain services. These services include marketing support, information technology, human resources support and learning services. These service arrangements are primarily for periods of three years or less and can be terminated earlier by Lenovo. The company estimated the fair value of these service arrangements, and, as a result, has deferred $262 million of the transaction gain. This amount will be recorded as revenue, primarily in the company’s Global Services segments, as services are provided to Lenovo. The deferred amount was recorded in deferred income in Other liabilities in the Consolidated Statement of Financial Position.

The company also recorded direct and incremental expenses and related provisions of $254 million associated with the divestiture, consisting of $74 million for certain indemnities; $64 million for employee-related charges; $40 million in real estate and information technology costs; $20 million in transaction expenses; $22 million of goodwill; and $34 million in other expenses. The company, as part of the agreement, retained the right and will be given a preference to provide maintenance, warranty and financing services to Lenovo. The company retained the warranty liability for all Personal Computing business products sold prior to the closing date. Lenovo will have the right to use certain IBM Trademarks under a Trademark License Agreement for a term of five years. In addition, the company entered into an arm’s-length supply agreement with Lenovo for a term of five years, designed to provide the company with computers for its internal use.

In the third quarter of 2005, as a result of the third-party investments described above, Lenovo was required to repurchase the first equity tranche at a specified share price. The equity repurchase resulted in the receipt of $152 million of cash and a pretax gain of $17 million. As a result of this transaction, the company’s equity in Lenovo at September 30, 2005 represented 9.9 percent of ordinary voting shares and 14.88 percent of total ownership.

Also, in the second half of the year, the company received an additional $23 million of cash from Lenovo related to working capital adjustments, net of expenses related to employee matters. These transactions were consistent with the company’s previous estimates. Overall, including the gain on the equity sale recorded in the third quarter, the company recorded an additional net pre-tax gain of $11 million; the resulting net pre-tax gain for the year ending December 31, 2005 is $1,108 million.

In addition, at December 31, 2005, the deferred income balance related to the services arrangements discussed above is $169 million.

D. Financial Instruments (excluding derivatives)

Fair Value of Financial Instruments

Cash and cash equivalents, marketable securities and derivative financial instruments are recognized and measured at fair value in the company’s financial statements. Notes and other accounts receivable and other investments are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt are financial liabilities with carrying values that approximate fair value. The carrying amount of long-term debt is approximately $15.4 billion and $14.8 billion and the estimated fair value is $16.7 billion and $15.7 billion at December 31, 2005 and 2004, respectively.

In the absence of quoted prices in active markets, considerable judgment is required in developing estimates of fair value. Estimates are not necessarily indicative of the amounts the company could realize in a current market transaction. The following methods and assumptions were used to estimate fair values:

LOANS AND FINANCING RECEIVABLES

Estimates of fair value are based on discounted future cash flows using current interest rates offered for similar loans to clients with similar credit ratings for the same remaining maturities.

RESTRICTED SECURITIES

The fair value of restricted securities was estimated based on a quoted price for an identical unrestricted security, adjusted to reflect the effect of the restriction.

LONG-TERM DEBT

For publicly-traded debt, estimates of fair value are based on market prices. For other debt, fair value is estimated based on rates currently available to the company for debt with similar terms and remaining maturities.

Marketable Securities*

The following table summarizes the company’s marketable securities, all of which are considered available-for-sale, and alliance investments.

(Dollars in millions)

	FAIR VALUE
AT DECEMBER 31:	2005	2004
Marketable securities-current:
Auction rate securities and other obligations	$1,118	$517
Marketable securities-non-current:**
Time deposits and other obligations	$2	$36
Non-U.S. government securities and other fixed-term obligations	13	22
Total	$15	$58
Non-equity method alliance investments**	$558	$309

* Gross unrealized gains (before taxes) on marketable securities were $110 million and $85 million at December 31, 2005 and 2004, respectively. Gross unrealized losses (before taxes) on marketable securities were immaterial to the Consolidated Financial Statements at December 31, 2005 and 2004. Gross unrealized gains and losses (before taxes) on alliance investments were immaterial to the Consolidated Financial Statements at December 31, 2005 and 2004. See note N, “Stockholders’ Equity Activity,” on page 88 for net change in unrealized gains and losses on marketable securities.

** Included within Investments and sundry assets in the Consolidated Statement of Financial Position. See note H, “Investments and Sundry Assets,” on page 78.

E. Inventories

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Finished goods	$902	$1,179
Work in process and raw materials	1,939	2,137
Total	$2,841	$3,316

F. Financing Receivables

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Short-term:
Net investment in sales-type leases	$4,435	$5,074
Commercial financing receivables	5,053	5,571
Client loan receivables	3,752	4,485
Installment payment receivables	510	641
Other non-Global Financing related	—	30
Total	$13,750	$15,801
Long-term:
Net investment in sales-type leases	$5,393	$6,049
Commercial financing receivables	17	139
Client loan receivables	3,901	4,491
Installment payment receivables	317	271
Total	$9,628	$10,950

Net investment in sales-type leases is for leases that relate principally to the company’s equipment and are for terms ranging from two to seven years. Net investment in sales-type leases includes unguaranteed residual values of $792 million and $836 million at December 31, 2005 and 2004, respectively, and is reflected net of unearned income of $939 million and $1,077 million and of allowance for uncollectible accounts of $176 million and $269 million at those dates, respectively. Scheduled maturities of minimum lease payments outstanding at December 31, 2005, expressed as a percentage of the total, are approximately: 2006, 48 percent; 2007, 28 percent; 2008, 17 percent; 2009, 5 percent; and 2010 and beyond, 2 percent.

Commercial financing receivables arise primarily from inventory and accounts receivable financing for dealers and remarketers of IBM and non-IBM products. Payment terms for inventory financing generally range from 30 to 75 days. Payment terms for accounts receivable financing generally range from 30 to 90 days.

Client loan receivables relate to loans that are provided by Global Financing to the company’s clients to finance the purchase of the company’s software and services. Separate contractual relationships on these financing arrangements are for terms ranging from two to seven years requiring straight-line payments over the term. Each financing contract is priced independently at competitive market rates. The company has a history of enforcing the terms of these separate financing agreements.

The company did not have financing receivables held for sale as of December 31, 2005 and 2004.

G. Plant, Rental Machines and Other Property

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Land and land improvements	$684	$840
Buildings and building improvements	8,312	9,100
Plant, laboratory and office equipment	21,760	22,701
	30,756	32,641
Less: Accumulated depreciation	18,600	18,973
	12,156	13,668
Rental machines	3,505	3,744
Less: Accumulated depreciation	1,905	2,237
	1,600	1,507
Total	$13,756	$15,175

H. Investments and Sundry Assets

(Dollars in millions)

AT DECEMBER 31:	2005	2004*
Deferred taxes	$1,832	$4,671
Alliance investments:
Equity method	456	550
Non-equity method	558	309
Deferred transition and set-up costs and other deferred arrangements**	804	572
Long-term deposits	200	209
Derivatives-non-current+	160	48
Other assets	964	756
Total	$4,974	$7,115

* Reclassified to conform with 2005 presentation.

** Deferred transition and set-up costs and other deferred arrangements are related to Global Services client arrangements. Also see note A, “Significant Accounting Policies,” on page 62 for additional information.

+ See note L, “Derivatives and Hedging Transactions,” on pages 83 to 86 for the fair value of all derivatives reported in the Consolidated Statement of Financial Position.

I. Intangible Assets Including Goodwill

The following table details the company’s intangible asset balances by major asset class:

(Dollars in millions)

	AT DECEMBER 31, 2005
	GROSS CARRYING	ACCUMULATED	NET CARRYING
INTANGIBLE ASSET CLASS	AMOUNT	AMORTIZATION	AMOUNT
Capitalized software	$1,805	$(802)	$1,003
Client-related	910	(490)	420
Completed technology	383	(270)	113
Strategic alliances	104	(68)	36
Patents/trademarks	32	(17)	15
Other*	218	(142)	76
Total	$3,452	$(1,789)	$1,663

* Other intangibles are primarily acquired proprietary and nonproprietary business processes, methodologies and systems, and impacts from currency translation.

(Dollars in millions)

	AT DECEMBER 31, 2004
	GROSS CARRYING	ACCUMULATED	NET CARRYING
INTANGIBLE ASSET CLASS	AMOUNT	AMORTIZATION	AMOUNT
Capitalized software	$1,565	$(680)	$885
Client-related	861	(335)	526
Completed technology	364	(206)	158
Strategic alliances	104	(47)	57
Patents/trademarks	33	(11)	22
Other*	247	(106)	141
Total	$3,174	$(1,385)	$1,789

* Other intangibles are primarily acquired proprietary and nonproprietary business processes, methodologies and systems, and impacts from currency translation.

The company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

The net carrying amount of intangible assets decreased by $126 million for the year ended December 31, 2005, primarily due to the amortization of acquired intangibles, partially offset by increases in software capitalizations.

Total amortization was $1,041 million, $956 million and $955 million for the years ended December 31, 2005, 2004 and 2003, respectively. The aggregate amortization expense for acquired intangibles (excluding capitalized software) was $367 million, $370 million and $349 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The future amortization expense for each of the five succeeding years relating to all intangible assets that are currently recorded in the Consolidated Statement of Financial Position is estimated to be the following at December 31, 2005:

(Dollars in millions)

2006	$884
2007	490
2008	177
2009	86
2010	22

Goodwill

The changes in the carrying amount of goodwill, by reporting segment, for the year ended December 31, 2005, are as follows:

(Dollars in millions)

	BALANCE JANUARY 1,	GOODWILL	PURCHASE PRICE		FOREIGN CURRENCY TRANSLATION AND OTHER	BALANCE DECEMBER 31,
SEGMENT	2005	ADDITIONS	ADJUSTMENTS	DIVESTITURES	ADJUSTMENTS	2005
Global Technology Services	$1,635	$239	$9	$(4)	$(349)	$1,530
Global Business Services	3,536	62	28	(10)	(28)	3,588
Systems and Technology Group	226	34	—	(3)	(3)	254
Software	3,021	1,096	(45)	—	(3)	4,069
Global Financing	—	—	—	—	—	—
Personal Computing Division	19	—	—	(19)	—	—
Total	$8,437	$1,431	$(8)	$(36)	$(383)	$9,441

J. Securitization of Receivables

The company periodically sells receivables through the securitization of trade receivables, loans, and leases. The company retains servicing rights in the securitized receivables for which it receives a servicing fee. Any gain or loss incurred as a result of such sales is recognized in the period in which the sale occurs.

During 2005, the company renewed its trade receivables securitization facility that allows for the ongoing sale of up to $500 million of trade receivables. This facility was put in place in 2001 as an uncommitted facility; however, it was converted to a committed facility in 2004. The facility, which renews annually, was put in place to provide backup liquidity and can be accessed on a three days’ notice. The company did not have any amounts outstanding under the trade receivables securitization facility at December 31, 2005 or 2004. During 2005, the company securitized $6.3 million of trade receivables and retained the servicing responsibilities for which it received a servicing fee. In 2005, both the pre-tax loss on the sale of receivables and the servicing fees received were insignificant. No trade receivables were securitized in 2004.

The company utilizes certain of its financing receivables as collateral for nonrecourse borrowings. Financing receivables pledged as collateral for borrowings were $318 million and $249 million at December 31, 2005 and 2004, respectively. These borrowings are included in note K, “Borrowings,” below.

K. Borrowings

Short-Term Debt

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Commercial paper	$858	$3,151
Short-term loans	3,370	1,340
Long-term debt-current maturities	2,988	3,608
Total	$7,216	$8,099

The weighted-average interest rates for commercial paper at December 31, 2005 and 2004, were 4.3 percent and 2.2 percent, respectively. The weighted-average interest rates for short-term loans were 2.2 percent and 1.5 percent at December 31, 2005 and 2004, respectively.

Long-Term Debt

PRE-SWAP BORROWING

(Dollars in millions)

	MATURITIES	2005	2004
U.S. Dollars:
Debentures:
5.875%	2032	$600	$600
6.22%	2027	469	469
6.5%	2028	313	313
7.0%	2025	600	600
7.0%	2045	150	150
7.125%	2096	850	850
7.5%	2013	532	532
8.375%	2019	750	750
3.43% convertible note*	2007	238	278
Notes: 5.4% average	2006-2013	2,713	2,724
Medium-term note program: 4.4% average	2006-2018	5,620	3,627
Other: 4.1% average**	2006-2011	1,833	1,555
		14,668	12,448
Other currencies (average interest rate at December 31, 2005, in parentheses):
Euros (3.1%)	2006-2010	1,280	1,095
Japanese yen (1.4%)	2006-2015	1,450	3,435
Canadian dollars (7.7%)	2008-2011	5	9
Swiss francs (1.5%)	2008	378	220
Other (6.1%)	2006-2011	406	513
		18,187	17,720
Less: Net unamortized discount		45	49
Add: SFAS No. 133 fair value adjustment+		271	765
		18,413	18,436
Less: Current maturities		2,988	3,608
Total		$15,425	$14,828

* As part of the company’s 2002 acquisition of PricewaterhouseCoopers’ Global Business Consulting and Technology Services Unit (PwCC), the company issued convertible notes bearing interest at a stated rate of 3.43 percent with a face value of approximately $328 million to certain of the acquired PwCC partners. The notes are convertible into 4,764,543 shares of IBM common stock at the option of the holders at any time based on a fixed conversion price of $68.81 per share of the company’s common stock. As of December 31, 2005, a total of 1,172,578 shares had been issued under this provision.

** Includes $318 million and $249 million of debt collateralized by financing receivables at December 31, 2005 and 2004, respectively. See note J, “Securitization of Receivables” above for further details.

+ In accordance with the requirements of SFAS No. 133, the portion of the company’s fixed rate debt obligations that is hedged is reflected in the Consolidated Statement of Financial Position as an amount equal to the sum of the debt’s carrying value plus an SFAS No. 133 fair value adjustment representing changes in the fair value of the hedged debt obligations attributable to movements in benchmark interest rates.

Post-Swap Borrowing (long-term debt, including current portion)

(Dollars in millions)

	2005		2004
AT DECEMBER 31:	AMOUNT	AVERAGE RATE	AMOUNT	AVERAGE RATE
Fixed rate debt	$8,099	4.84%	$9,112	4.13%
Floating rate debt*	10,314	4.82%	9,324	3.22%

Total	$18,413		$18,436

* Includes $7,811 million in 2005 and $8,326 million in 2004 of notional long-term interest rate swaps that effectively convert the fixed-rate debt into floating-rate debt. (See note L, “Derivatives and Hedging Transactions,” on pages 83 to 86).

Pre-swap annual contractual maturities of long-term debt outstanding at December 31, 2005, are as follows:

(Dollars in millions)

2006	$3,013
2007	2,843
2008	1,485
2009	2,195
2010	1,690
2011 and beyond	6,961
Total	$18,187

Interest on Debt

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Cost of Global Financing	$525	$428	$503
Interest expense	220	139	145
Interest capitalized	16	4	15
Total interest on debt	$761	$571	$663

Refer to the related discussion on page 115 in note W, “Segment Information,” for total interest expense of the Global Financing segment. See note L, “Derivatives and Hedging Transactions,” on pages 83 to 86 for a discussion of the use of currency and interest rate swaps in the company’s debt risk management program.

Lines of Credit

On May 27, 2004, the company completed the renegotiation of a new $10 billion 5-year Credit Agreement with JP Morgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent, replacing credit agreements of $8 billion (5-year) and $2 billion (364 day). The total expense recorded by the company related to these facilities was $8.9 million for the years ended December 31, 2005 and 2004, and $7.8 million for the year ended December 31, 2003. The new facility is irrevocable unless the company is in breach of covenants, including interest coverage ratios, or if it commits an event of default, such as failing to pay any amount due under this agreement. The company believes that circumstances that might give rise to a breach of these covenants or an event of default, as specified in these agreements, are remote. The company’s other lines of credit, most of which are uncommitted, totaled $10,057 million and $9,041 million at December 31, 2005 and 2004, respectively. Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Unused lines:
From the committed global credit facility	$9,913	$9,804
From other committed and uncommitted lines	6,781	6,477
Total unused lines of credit	$16,694	$16,281

L. Derivatives and Hedging Transactions

The company operates in multiple functional currencies and is a significant lender and borrower in the global markets. In the normal course of business, the company is exposed to the impact of interest rate changes and foreign currency fluctuations, and to a lesser extent equity price changes and client credit risk. The company limits these risks by following established risk management policies and procedures, including the use of derivatives, and, where cost-effective, financing with debt in the currencies in which assets are denominated. For interest rate exposures, derivatives are used to align rate movements between the interest rates associated with the company’s lease and other financial assets and the interest rates associated with its financing debt. Derivatives are also used to manage the related cost of debt. For foreign currency exposures, derivatives are used to limit the effects of foreign exchange rate fluctuations on financial results.

As a result of the company’s use of derivative instruments, the company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the company has a policy of only entering into contracts with carefully selected major financial institutions based upon their credit ratings and other factors, and maintains strict dollar and term limits that correspond to the institution’s credit rating. The company’s established policies and procedures for mitigating credit risk on principal transactions include reviewing and establishing limits for credit exposure and continually assessing the creditworthiness of counterparties. Master agreements with counterparties include master netting arrangements as further mitigation of credit exposure to counterparties. These arrangements permit the company to net amounts due from the company to a counterparty with amounts due to the company from a counterparty reducing the maximum loss from credit risk in the event of counterparty default.

In its hedging programs, the company uses forward contracts, futures contracts, interest-rate swaps, currency swaps, and options depending upon the underlying exposure. The company does not use derivatives for trading or speculative purposes, nor is it a party to leveraged derivatives.

A brief description of the major hedging programs follows.

Debt Risk Management

The company issues debt in the global capital markets, principally to fund its financing lease and loan portfolio. Access to cost-effective financing can result in interest rate and/or currency mismatches with the underlying assets. To manage these mismatches and to reduce overall interest cost, the company uses interest-rate swaps to convert specific fixed-rate debt issuances into variable-rate debt (i.e., fair value hedges) and to convert specific variable-rate debt issuances into fixed-rate debt (i.e., cash flow hedges). The resulting cost of funds is lower than that which would have been available if debt with matching characteristics was issued directly. At December 31, 2005, the weighted-average remaining maturity of all swaps in the debt risk management program was approximately four years.

Long-Term Investments in Foreign Subsidiaries (Net Investment)

A significant portion of the company’s foreign currency denominated debt portfolio is designated as a hedge of net investment to reduce the volatility in stockholders’ equity caused by changes in foreign currency exchange rates in the functional currency of major foreign subsidiaries with respect to the U.S. dollar. The company also uses currency swaps and foreign exchange forward contracts for this risk management purpose. The currency effects of these hedges (approximately $570 million gains in 2005, $156 million losses in 2004, and $200 million losses in 2003, net of tax) were reflected in the Accumulated gains and (losses) not affecting retained earnings section of the Consolidated Statement of Stockholders’ Equity, thereby offsetting a portion of the translation adjustment of the applicable foreign subsidiaries’ net assets.

Anticipated Royalties and Cost Transactions

The company’s operations generate significant nonfunctional currency, third-party vendor payments and intercompany payments for royalties and goods and services among the company’s non-U.S. subsidiaries and with the parent company. In anticipation of these foreign currency cash flows and in view of the volatility of the currency markets, the company selectively employs foreign exchange forward and option contracts to manage its currency risk. In general, these cash flow hedges have maturities of one year or less, but from time to time extend beyond one year commensurate with the underlying hedged anticipated cash flows. The maximum length of time over which the company is hedging its exposure to the variability in future cash flows is two years. At December 31, 2005, the weighted average remaining maturity of these derivative instruments was 240 days.

Subsidiary Cash and Foreign Currency Asset/Liability Management

The company uses its Global Treasury Centers to manage the cash of its subsidiaries. These centers principally use currency swaps to convert cash flows in a cost-effective manner. In addition, the company uses foreign exchange forward contracts to economically hedge, on a net basis, the foreign currency exposure of a portion of the company’s nonfunctional currency assets and liabilities. The terms of these forward and swap contracts are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are generally offsetting and are recorded in Other (income) and expense in the Consolidated Statement of Earnings.

Equity Risk Management

The company is exposed to equity price changes related to certain obligations to employees. These equity exposures are primarily related to market price movements in certain broad equity market indices and in the company’s own stock. Changes in the overall value of these employee compensation obligations are recorded in SG&A expense in the Consolidated Statement of Earnings. Although not designated as accounting hedges, the company utilizes equity derivatives, including equity swaps and futures, to economically hedge the exposures related to its employee compensation obligations. The derivatives are linked to the total return on certain broad equity market indices or the total return on the company’s common stock. They are recorded at fair value with gains or losses also reported in SG&A expense in the Consolidated Statement of Earnings.

Other Derivatives

The company holds warrants in connection with certain investments that are deemed derivatives because they contain net share or net cash settlement provisions. The company records the changes in the fair value of these warrants in Other (income) and expense in the Consolidated Statement of Earnings.

The company is exposed to a potential loss if a client fails to pay amounts due under contractual terms (“credit risk”). In 2003, the company began utilizing credit default swaps to economically hedge certain credit exposures. These derivatives have terms of three years or less. The swaps are recorded at fair value with gains and losses reported in SG&A expense in the Consolidated Statement of Earnings.

To economically hedge its foreign exchange exposure not covered by any of the above programs, the company also uses certain forward and option contracts that are not designated in accounting hedging relationships. These derivatives are recorded at fair value with gains and losses reported in Other (income) and expense in the Consolidated Statement of Earnings.

The following tables summarize the net fair value of the company’s derivative and other risk management instruments at December 31, 2005 and 2004 (included in the Consolidated Statement of Financial Position).

Risk Management Program

(Dollars in millions)

	HEDGE DESIGNATION
					NET		NON-HEDGE/
AT DECEMBER 31, 2005	FAIR VALUE		CASH FLOW		INVESTMENT		OTHER
Derivatives-net asset/(liability):
Debt risk management	$(116)		$(79)		$—		$(109)
Long-term investments in foreign subsidiaries (“net investments”)	—		—		120		—
Anticipated royalties and cost transactions	—		324		—		—
Subsidiary cash and foreign currency asset/liability management	—		—		—		(4)
Equity risk management	—		—		—		17
Other derivatives	—		—		—		4
Total derivatives	(116	)(a)	245	(b)	120	(c)	(92	)(d)
Debt:
Long-term investments in foreign subsidiaries (“net investments”)	—		—		(2,027	)(e)	—
Total	$(116)		$245		$(1,907)		$(92)

(a) Comprises assets of $34 million and liabilities of $150 million.

(b) Comprises assets of $363 million and liabilities of $118 million.

(c) Comprises assets of $150 million and liabilities of $30 million.

(d) Comprises assets of $25 million and liabilities of $117 million.

(e) Represents foreign currency denominated debt formally designated as a hedge of net investment.

(Dollars in millions)

	HEDGE DESIGNATION
					NET		NON-HEDGE/
AT DECEMBER 31, 2004	FAIR VALUE		CASH FLOW		INVESTMENT		OTHER
Derivatives-net asset/(liability):
Debt risk management	$221		$(53)		$—		$(14)
Long-term investments in foreign subsidiaries (“net investments”)	—		—		(58)		—
Anticipated royalties and cost transactions	—		(939)		—		—
Subsidiary cash and foreign currency asset/liability management	—		—		—		(19)
Equity risk management	—		—		—		(7)
Total derivatives	221	(a)	(992	)(b)	(58	)(c)	(40	)(d)
Debt:
Long-term investments in foreign subsidiaries (“net investments”)	—		—		(2,490	)(e)	—
Total	$221		$(992)		$(2,548)		$(40)

(a) Comprises assets of $440 million and liabilities of $219 million.

(b) Comprises assets of $12 million and liabilities of $1,004 million.

(c) Comprises liabilities of $58 million.

(d) Comprises assets of $60 million and liabilities of $100 million.

(e) Represents foreign currency denominated debt formally designated as a hedge of net investment.

Accumulated Derivative Gains or Losses

At December 31, 2005, in connection with its cash flow hedges of anticipated royalties and cost transactions, the company recorded gains of $271 million, net of tax, in Accumulated gains and (losses) not affecting retained earnings. Of that amount, gains of approximately $237 million are expected to be reclassified to net income within the next year, providing an offsetting economic impact against the underlying anticipated transactions. At December 31, 2005, losses of approximately $33 million, net of tax, were recorded in Accumulated gains and (losses) not affecting retained earnings in connection with cash flow hedges of the company’s borrowings.

The following table summarizes activity in the Accumulated gains and (losses) not affecting retained earnings section of the Consolidated Statement of Stockholders’ Equity related to all derivatives classified as cash flow hedges:

(Dollars in millions, net of tax)

DEBIT/(CREDIT)
December 31, 2002	$363
Net losses reclassified into earnings from equity during 2003	(713)
Changes in fair value of derivatives in 2003	804
December 31, 2003	454
Net losses reclassified into earnings from equity during 2004	(463)
Changes in fair value of derivatives in 2004	662
December 31, 2004	653
Net losses reclassified into earnings from equity during 2005	(104)
Changes in fair value of derivatives in 2005	(787)
December 31, 2005	$(238)

For the years ending December 31, 2005, 2004 and 2003, there were no significant gains or losses recognized in earnings representing hedge ineffectiveness or excluded from the assessment of hedge effectiveness (for fair value hedges and cash flow hedges), or associated with an underlying exposure that did not or was not expected to occur (for cash flow hedges); nor are there any anticipated in the normal course of business.

M. Other Liabilities

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Deferred income	$2,437	$2,222
Deferred taxes	1,616	1,770
Executive compensation accruals	1,023	1,163
Restructuring actions	733	787
Workforce reductions	434	562
Disability benefits	420	357
Derivatives liabilities	314	434
Non-current warranty accruals	255	415
Environmental accruals	226	218
Other	836	890
Total	$8,294	$8,818

In response to changing business needs, the company periodically takes workforce rebalancing actions to improve productivity and competitive position. The non-current contractually obligated future payments associated with these activities are reflected in the Workforce reductions caption in the table above.

In addition, the company executed certain special actions as follows: (1) the second quarter of 2005 (discussed in note R, “2005 Actions,” on pages 95 and 96), (2) the second quarter of 2002 associated with the Microelectronics Division and rebalancing of both the company’s workforce and leased space resources, (3) the fourth quarter of 2002 associated with the acquisition of the PricewaterhouseCoopers consulting business, (4) the 2002 actions associated with the HDD business for reductions in workforce, manufacturing capacity and space, (5) the actions taken in 1999, and (6) the actions that took place prior to 1994.

The following table provides a roll-forward of the current and non-current liabilities associated with these special actions. The current liabilities presented in the table are included in Other accrued expenses and liabilities in the Consolidated Statement of Financial Position.

(Dollars in millions)

	LIABILITY	ADDITIONS—			LIABILITY
	AS OF	2ND QTR.		OTHER	AS OF
	DEC. 31, 2004	2005 ACTIONS	PAYMENTS	ADJUSTMENTS*	DEC. 31, 2005
Current:
Workforce	$139	$1,335	$(1,137)	$124	$461
Space	86	59	(159)	76	62
Other	9	—	(2)	(1)	6
Total Current	$234	$1,394	$(1,298)	$199	$529
Non-current
Workforce	$543	$239	$—	$(285)	$497
Space	244	82	—	(90)	236
Total Non-current	$787	$321	$—	$(375)	$733

* The Other Adjustments column in the table above principally includes the reclassification of non-current to current and foreign currency translation adjustments. In addition, during the year ended December 31, 2005, net adjustments were recorded to decrease previously recorded liabilities for changes in the estimated cost of employee terminations and vacant space for the 2002 actions ($2 million), the second-quarter 2005 actions ($34 million) and the actions taken prior to 1999 ($5 million), offset by increases in previously recorded liabilities for the HDD-related restructuring in 2002 ($1 million). Of the $40 million of net reductions recorded during the year ended December 31, 2005, $28 million was included in SG&A expense, $7 million was recorded in Other (income) and expense, offset by charges of $1 million included in Discontinued Operations (for the HDD-related restructuring actions) in the Consolidated Statement of Earnings. The remaining $6 million of net reductions were recorded to Goodwill during the year ended December 31, 2005 for changes to estimated vacant space associated with the 2002 actions.

The workforce accruals primarily relate to the company’s Global Services business. The remaining liability relates to terminated employees who are no longer working for the company, who were granted annual payments to supplement their incomes in certain countries. Depending on the individual country’s legal requirements, these required payments will continue until the former employee begins receiving pension benefits or dies. Included in the December 31, 2005 workforce accruals above is $48 million associated with the HDD divestiture discussed in note A, “Significant Accounting Policies,” on page 59. The space accruals are for ongoing obligations to pay rent for vacant space that could not be sublet or space that was sublet at rates lower than the committed lease arrangement. The length of these obligations varies by lease with the longest extending through 2019. Other accruals are primarily the remaining liabilities (other than workforce or space) associated with the HDD divestiture.

The company employs extensive internal environmental protection programs that primarily are preventive in nature. The company also participates in environmental assessments and cleanups at a number of locations, including operating facilities, previously owned facilities and Superfund sites. Our maximum exposure for all environmental liabilities cannot be estimated and no amounts have been recorded for non-ARO environmental liabilities that are not probable or estimable. The total amounts accrued for non-ARO environmental liabilities, including amounts classified as current in the Consolidated Statement of Financial Position, that do not reflect actual or anticipated insurance recoveries, were $254 million and $246 million at December 31, 2005 and 2004, respectively. Estimated environmental costs are not expected to materially affect the consolidated financial position or consolidated results of the company’s operations in future periods. However, estimates of future costs are subject to change due to protracted cleanup periods and changing environmental remediation regulations.

N. Stockholders’ Equity Activity

The authorized capital stock of IBM consists of 4,687,500,000 shares of common stock, $.20 par value, of which 1,573,979,761 shares were outstanding at December 31, 2005 and 150,000,000 shares of preferred stock, $.01 par value, none of which were outstanding at December 31, 2005.

Stock Repurchases

From time to time, the Board of Directors authorizes the company to repurchase IBM common stock. The company repurchased 90,237,800 common shares at a cost of $7,671 million, 78,562,974 common shares at a cost of $7,275 million and 49,994,514 common shares at a cost of $4,403 million in 2005, 2004 and 2003, respectively. The company issued 2,594,786 treasury shares in 2005, 2,840,648 treasury shares in 2004 and 2,120,293 treasury shares in 2003, as a result of exercises of stock options by employees of certain recently acquired businesses and by non-U.S. employees. At December 31, 2005, $5,015 million of Board-authorized repurchases was still available. The company plans to purchase shares on the open market or in private transactions from time to time, depending on market conditions. In connection with the issuance of stock as part of the company’s stock-based compensation plans, 606,697 common shares at a cost of $52 million, 422,338 common shares at a cost of $38 million and 291,921 common shares at a cost of $24 million in 2005, 2004 and 2003, respectively, were remitted by employees to the company in order to satisfy minimum statutory tax withholding requirements. Such amounts are included in the Treasury stock balance in the Consolidated Statement of Financial Position and the Consolidated Statement of Stockholders’ Equity.

Accumulated Gains and (Losses) Not Affecting Retained Earnings (net of tax)

(Dollars in millions)

	NET UNREALIZED GAINS/(LOSSES) ON CASH FLOW HEDGE DERIVATIVES	FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	MINIMUM PENSION LIABILITY ADJUSTMENT	NET UNREALIZED GAINS ON MARKETABLE SECURITIES	ACCUMULATED GAINS/(LOSSES)NOT AFFECTING RETAINED EARNINGS
December 31, 2003	$(454)	$2,006	$(3,453)	$5	$(1,896)
Change for period	(199)	1,055	(1,066)	45	(165)
December 31, 2004	(653)	3,061	(4,519)	50	(2,061)
Change for period	891	(1,153)	290	17	45
December 31, 2005	$238	$1,908	$(4,229)	$67	$(2,016)

Net Change in Unrealized Gains on Marketable Securities (net of tax)

(Dollars in millions)

FOR THE PERIOD ENDED DECEMBER 31:	2005		2004
Net unrealized gains arising during the period	$64		$52
Less: Net gains included in net income for the period	47	*	7	*
Net change in unrealized gains on marketable securities	$17		$45

* Includes writedowns of $0.6 million and $0.1 million in 2005 and 2004.

O. Contingencies and Commitments

Contingencies

The company is involved in a variety of claims, suits, investigations and proceedings that arise from time to time in the ordinary course of its business, including actions with respect to contracts, intellectual property (IP), product liability, employment, benefits, securities, and environmental matters. These actions may be commenced by a number of different constituents, including competitors, partners, clients, current or former employees, government and regulatory agencies, stockholders, and representatives of the locations in which we do business. The following is a discussion of some of the more significant legal matters involving the company.

On July 31, 2003, the U.S. District Court for the Southern District of Illinois, in Cooper et al. v. The IBM Personal Pension Plan and IBM Corporation, held that the company’s pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974 (ERISA). On September 29, 2004, the company announced that IBM and plaintiffs agreed in principle to resolve certain claims in the litigation. That agreement was finalized by the parties in May 2005, and received final approval from the District Court on August 16, 2005. Under the terms of the agreement, plaintiffs will receive an incremental pension benefit in exchange for the settlement of some claims and a stipulated remedy on remaining claims if plaintiffs prevail on appeal. This settlement, together with a previous settlement of a claim referred to as the partial plan termination claim resulted in the company taking a one-time charge of $320 million in the third quarter of 2004.

This agreement ends the litigation on all claims except the two claims associated with IBM’s cash balance formula. The company continues to believe that its pension plan formulas are fair and legal. The company has reached this agreement in the interest of the business and the company’s shareholders, and to allow for a review of its cash balance formula by the Court of Appeals. The company continues to believe it is likely to be successful on appeal.

The agreement stipulates that if the company is not successful on appeal of the two remaining claims, the agreed remedy will be increased by up to $1.4 billion—$780 million for the claim that the company’s cash balance formula is age discriminatory, and $620 million for the claim that the method used to establish opening account balances during the 1999 conversion discriminated on the basis of age (referred to as the “always cash balance” claim). The maximum additional liability the company could face in this case if it is not successful on appeal is therefore capped at $1.4 billion.

On August 30, 2005, the company filed its Notice of Appeal of the liability rulings on the cash balance claims with the Seventh Circuit Court of Appeals and the matter was subsequently fully briefed. On February 16, 2006 oral arguments on the appeal were heard by the Court of Appeals, and the company estimates that the appeals process should conclude in 2006.

The company is a defendant in an action filed on March 6, 2003 in state court in Salt Lake City, Utah by The SCO Group. The company removed the case to Federal Court in Utah. Plaintiff is an alleged successor in interest to some of AT&T’s Unix IP rights, and alleges copyright infringement, unfair competition, interference with contract and breach of contract with regard to the company’s distribution of AIX and Dynix and contribution of code to Linux. The company has asserted counterclaims, including breach of contract, violation of the Lanham Act, unfair competition, intentional torts, unfair and deceptive trade practices, breach of the General Public License that governs open source distributions, promissory estoppel and copyright infringement. In October 2005, the company withdrew its patent counterclaims in an effort to simplify and focus the issues in the case and to expedite their resolution. Trial is currently scheduled for February 2007.

In May 2005, the Louisiana Supreme Court denied the company’s motion to review and reverse a Louisiana state court’s certification of a nationwide class in a case filed against the company in 1995. The class consists of certain former employees who left the company in 1992, and their spouses. They claim damages based on the company’s termination of an education assistance program. The company has a pending summary judgment motion in the trial court. No date has been set for trial.

On June 2, 2003 the company announced that it received notice of a formal, nonpublic investigation by the Securities and Exchange Commission (SEC). The SEC is seeking information relating to revenue recognition in 2000 and 2001 primarily concerning certain types of client transactions. The company believes that the investigation arises from a separate investigation by the SEC of Dollar General Corporation, a client of the company’s Retail Stores Solutions unit, which markets and sells point-of-sale products.

On January 8, 2004, the company announced that it received a “Wells Notice” from the staff of the SEC in connection with the staff’s investigation of Dollar General Corporation, which as noted above, is a client of the company’s Retail Stores Solutions unit. It is the company’s understanding that an employee in the company’s Sales & Distribution unit also received a Wells Notice from the SEC in connection with this matter. The Wells Notice notifies the company that the SEC staff is considering recommending that the SEC bring a civil action against the company for possible violations of the U.S. securities laws relating to Dollar General’s accounting for a specific transaction, by participating in and aiding and abetting Dollar General’s misstatement of its 2000 results. In that transaction, the company paid Dollar General $11 million for certain used equipment as part of a sale of IBM replacement equipment in Dollar General’s 2000 fourth fiscal quarter. Under the SEC’s procedures, the company responded to the SEC staff regarding whether any action should be brought against the company by the SEC. The separate SEC investigation noted above, relating to the recognition of revenue by the company in 2000 and 2001 primarily concerning certain types of client transactions, is not the subject of this Wells Notice.

On June 27, 2005, the company announced that it had received a request to voluntarily comply with an informal investigation by the staff of the SEC concerning the company’s disclosures relating to the company’s first quarter 2005 earnings and expensing of equity compensation. On January 12, 2006, the company announced that it received notice of a formal, nonpublic investigation by the SEC of this matter. The company has been cooperating with the SEC, and will continue to do so. The SEC has informed the company that the investigation should not be construed as an indication that any violations of law have occurred.

In July 2005, two lawsuits were filed in the United States District Court for the Southern District of New York related to the company’s disclosures concerning first-quarter 2005 earnings and the expensing of equity compensation. One lawsuit named as defendants IBM and IBM’s Senior Vice President and Chief Financial Officer. The other lawsuit named as defendants IBM, IBM’s Senior Vice President and Chief Financial Officer, and IBM’s Chairman and Chief Executive Officer. Both complaints alleged that defendants made certain misrepresentations in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On September 6, 2005, counsel in one of these lawsuits filed a motion seeking to have the lawsuits consolidated, and for the appointment of lead plaintiff and lead counsel. In their motion, counsel purport to be acting on behalf of shareholders who purchased or acquired the securities of IBM between January 19, 2005 and April 15, 2005. On October 6, 2005, the Court approved an agreement between plaintiffs and the named defendants in the lawsuits pursuant to which plaintiffs will serve defendants with a Consolidated Amended Complaint within 60 days of the Court issuing an Order naming lead plaintiff and lead counsel. Pursuant to this agreement, defendants will be required to Answer, file a Motion to Dismiss, or otherwise respond to the Consolidated Amended Complaint within 60 days of receipt of the Consolidated Amended Complaint.

In January 2004, the Seoul District Prosecutors Office in South Korea announced it had brought criminal bid-rigging charges against several companies, including IBM Korea and LG IBM (a joint venture between IBM Korea and LG Electronics, which has since been dissolved, effective January, 2005) and had also charged employees of some of those entities with, among other things, bribery of certain officials of government-controlled entities in Korea, and bid rigging. IBM Korea and LG IBM cooperated fully with authorities in these matters. A number of individuals, including former IBM Korea and LG IBM employees, were subsequently found guilty and sentenced. IBM Korea and LG IBM were also required to pay fines. Debarment orders were imposed at different times, covering a period of no more than a year from the date of Issuance, which barred IBM Korea from doing business directly with certain government controlled entities in Korea. All debarment orders have since expired and when they were in force did not prohibit IBM Korea from selling products and services to business partners who sold to government-controlled entities in Korea. In addition, the U.S. Department of Justice and the SEC have both contacted the company in connection with this matter.

On January 24, 2006, a putative class action lawsuit was filed against IBM in federal court in San Francisco on behalf of technical support workers whose primary responsibilities are or were to install and maintain computer software and hardware. The suit, Rosenburg, et. al., v. IBM, alleges the company failed to pay overtime wages pursuant to the Fair Labor Standards Act and state law, and asserts violations of California recordkeeping and meal-break provisions. The suit also asserts certain violations of ERISA. Relief sought includes back wages, corresponding 401K and pension plan credits, interest, and attorneys’ fees.

On June 30, 2005, the company and Microsoft Corp. reached an agreement to resolve certain antitrust claims. The company also agreed, subject to certain limitations, that it will not assert antitrust claims for damages related to its server hardware and server software businesses for two years and, in any case, will not seek to recover damages on such claims incurred prior to June 30, 2002. Microsoft also released antitrust claims. Under the agreement, Microsoft agreed to pay the company $775 million and extend $75 million in credits towards future purchases for internal deployment of Microsoft software at the company. The $775 million was reflected in Other (income) and expense in the Consolidated Statement of Earnings in the second quarter, with the cash received by the company in the third quarter.

The company is party to, or otherwise involved in, proceedings brought by U.S. federal or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or laws similar to CERCLA. Such statutes require potentially responsible parties to participate in remediation activities regardless of fault or ownership of sites. The company is also conducting environmental investigations or remediations at or in the vicinity of several current or former operating sites pursuant to permits, administrative orders or agreements with state environmental agencies, and is involved in lawsuits and claims concerning certain current or former operating sites.

In accordance with SFAS No. 5, “Accounting for Contingencies,” the company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Any recorded liabilities for the above items, including any changes to such liabilities for the year ended December 31, 2005, were not material to the Consolidated Financial Statements. Based on its experience, the company believes that the damage amounts claimed in the matters referred to above are not a meaningful indicator of the potential liability. Claims, suits, investigations and proceedings are inherently uncertain and it is not possible to predict the ultimate outcome of the matters previously discussed. While the company will continue to defend itself vigorously in all such matters, it is possible that the company’s business, financial condition, results of operations, or cash flows could be affected in any particular period by the resolution of one or more of these matters.

Whether any losses, damages or remedies finally determined in any such claim, suit, investigation or proceeding could reasonably have a material effect on the company’s business, financial condition, results of operations, or cash flow will depend on a number of variables, including the timing and amount of such losses or damages, the structure and type of any such remedies, the significance of the impact any such losses, damages or remedies may have on the company’s Consolidated Financial Statements, and the unique facts and circumstances of the particular matter which may give rise to additional factors.

Commitments

The company’s extended lines of credit to third-party entities include unused amounts of $3,019 million and $2,714 million at December 31, 2005 and 2004, respectively. A portion of these amounts was available to the company’s business partners to support their working capital needs. In addition, the company has committed to provide future financing to its clients in connection with client purchase agreements for approximately $2,155 million and $1,686 million at December 31, 2005 and 2004, respectively. The change over the prior year is due to increased signings of long-term IT infrastructure arrangements in which financing is committed by the company to fund a client’s future purchases from the company.

The company has applied the provisions of FIN 45 to its agreements that contain guarantee or indemnification clauses. These provisions expand those required by SFAS No. 5, by requiring a guarantor to recognize and disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance is remote. The following is a description of arrangements in which the company is the guarantor.

The company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in the context of contracts entered into by the company, under which the company customarily agrees to hold the other party harmless against losses arising from a breach of representations and covenants related to such matters as title to assets sold, certain IP rights, specified environmental matters, and certain income taxes. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the company to challenge the other party’s claims. Further, the company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the company may have recourse against third parties for certain payments made by the company.

It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of the company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company’s business, financial condition or results of operations. The company believes that if it were to incur a loss in any of these matters, such loss should not have a material effect on the company’s business, financial condition or results of operations.

In addition, the company guarantees certain loans and financial commitments. The maximum potential future payment under these financial guarantees was $39 million and $58 million at December 31, 2005 and 2004, respectively. The fair value of the guarantees recognized in the company’s Consolidated Statement of Financial Position (other than the $74 million for certain indemnities to Lenovo discussed in note C, “Acquisitions/ Divestitures” on pages 75 and 76) is not material.

P. Taxes

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Income from continuing operations before income taxes:
U.S. operations	$7,450	$4,400	$3,662
Non-U.S. operations	4,776	6,269	5,755
Total income from continuing operations before income taxes	$12,226	$10,669	$9,417

The continuing operations provision for income taxes by geographic operations is as follows:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
U.S. operations	$2,988	$1,492	$937
Non-U.S. operations	1,244	1,680	1,892
Total continuing operations provision for income taxes	$4,232	$3,172	$2,829

The components of the continuing operations provision for income taxes by taxing jurisdiction are as follows:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004		2003
U.S. federal:
Current	$521	$(681	)*	$177
Deferred	1,811	1,668*		148
	2,332	987		325
U.S. state and local:
Current	80	36		34
Deferred	183	79		145
	263	115		179
Non-U.S.:
Current	1,446	2,023		1,828
Deferred	191	47		497
	1,637	2,070		2,325
Total continuing operations provision for income taxes	4,232	3,172		2,829
Provision for social security, real estate, personal property and other taxes**	3,501	3,449		3,372
Total taxes included in income from continuing operations	$7,733	$6,621		$6,201

* Included in the U.S. federal current and deferred tax provisions are a benefit of $848 million and a charge of $848 million, respectively, due to a 2004 Internal Revenue Service settlement.

** 2004 and 2003 amounts are restated to conform with the 2005 presentation.

A reconciliation of the statutory U.S. federal tax rate to the company’s continuing operations effective tax rate is as follows:

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Statutory rate	35%	35%	35%
Foreign tax differential	(5)	(5)	(5)
“Act” repatriation*	4	—	—
State and local	1	1	1
Other	—	(1)	(1)
Effective rate	35%	30%	30%

* See page 94 for additional information.

The effect of tax law changes on deferred tax assets and liabilities did not have a material impact on the company’s effective tax rate.

The significant components of deferred tax assets and liabilities that are recorded in the Consolidated Statement of Financial Position were as follows:

Deferred Tax Assets

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Retirement-related benefits	$3,039	$3,908
Stock-based and other compensation	3,022	3,122
Capitalized research and development	1,728	1,794
Bad debt, inventory and warranty reserves	937	1,050
Deferred income	611	612
Foreign tax loss carryforwards	355	298
Infrastructure reduction charges	335	333
Capital loss carryforwards	220	220
Alternative minimum tax credits	214	1,032
State and local tax loss carryforwards	87	95
Other	1,649	2,265
Gross deferred tax assets	12,197	14,729
Less: valuation allowance	562	603
Net deferred tax assets	$11,635	$14,126

Deferred Tax Liabilities

(Dollars in millions)

AT DECEMBER 31:	2005	2004
Retirement-related benefits	$7,267	$7,057
Leases	964	622
Software development costs	348	381
Other	1,502	1,324
Gross deferred tax liabilities	$10,081	$9,384

The valuation allowance at December 31, 2005, principally applies to certain foreign, state and local, and capital loss carryforwards that, in the opinion of management, are more likely than not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense.

For income tax return purposes, the company has foreign, state and local, and capital loss carryforwards, the tax effect of which is $662 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period. The company also has available alternative minimum tax credit carryforwards of approximately $214 million which have an indefinite carryforward period.

With limited exception, the company is no longer subject to U.S. federal, state and local or non-U.S. income tax audits by tax authorities for years before 1999. The years subsequent to 1998 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits. Although the outcome of tax audits is always uncertain, the company believes that adequate amounts of tax and interest have been provided for any adjustments that are expected to result for these years.

The IRS commenced its audit of the company’s U.S. income tax returns for 2001 through 2003 in the first quarter of 2005. As of December 31, 2005, the IRS has not proposed any significant adjustments. The company anticipates that this audit will be completed by the end of 2006. While it is not possible to predict the impact of this audit on income tax expense, the company does not anticipate having to make a significant cash tax payment.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act created a temporary incentive for the company to repatriate earnings accumulated outside the U.S. by allowing the company to reduce its taxable income by 85 percent of certain eligible dividends received from non-U.S. subsidiaries by the end of 2005. In order to benefit from this incentive, the company must reinvest the qualifying dividends in the U.S. under a domestic reinvestment plan approved by the Chief Executive Officer (CEO) and Board of Directors (BOD). During the third quarter of 2005, the company’s CEO and BOD approved a domestic reinvestment plan to repatriate $9.5 billion of foreign earnings under the Act. Accordingly, the company recorded income tax expense of $525 million associated with this repatriation. The additional tax expense consists of federal taxes ($493 million), state taxes, net of federal benefit ($22 million) and non-U.S. taxes ($10 million). The repatriation action resulted in a cash tax liability of approximately $225 million and the utilization of existing alternative minimum tax credits.

The company repatriated $3.1 billion under the Act in the third quarter and the remaining $6.4 billion in the fourth quarter of 2005. Uses of the repatriated funds included domestic expenditures relating to research and development, capital asset investments, as well as other permitted activities under the Act.

The company has not provided deferred taxes on $10.1 billion of undistributed earnings of non-U.S. subsidiaries at December 31, 2005, as it is the company’s policy to indefinitely reinvest these earnings in non-U.S. operations. However, the company periodically repatriates a portion of these earnings to the extent that it does not incur an additional U.S. tax liability. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

For additional information on the trends related to the company’s ongoing effective tax rate, as well as the company’s cash tax position, refer to the “Looking Forward” section of the Management Discussion on pages 36 to 38.

Q. Research, Development and Engineering

RD&E expense was $5,842 million in 2005, $5,874 million in 2004 and $5,314 million in 2003.

The company incurred expense of $5,379 million in 2005, $5,339 million in 2004 and $4,814 million in 2003 for scientific research and the application of scientific advances to the development of new and improved products and their uses, as well as services and their application. Of these amounts, software-related expense was $2,689 million, $2,626 million and $2,393 million in 2005, 2004 and 2003, respectively. Included in the expense was a charge of $1 million and $9 million in 2005 and 2003, respectively, for acquired in-process R&D.

Expense for product-related engineering was $463 million, $535 million and $500 million in 2005, 2004 and 2003, respectively.

R. 2005 Actions

In May 2005, management announced its plans to implement a series of restructuring actions designed to improve the company’s efficiencies, strengthen its client-facing operations and capture opportunities in high-growth markets. The company’s actions primarily included voluntary and involuntary workforce reductions, with the majority impacting the Global Services segments, primarily in Europe, as well as costs incurred in connection with the vacating of leased facilities. These actions were in addition to the company’s ongoing workforce reduction and rebalancing activities that occur each quarter. The total charges expected to be incurred in connection with all second-quarter 2005 initiatives is approximately $1,799 million ($1,776 million of which has been recorded cumulatively through December 31, 2005) and these initiatives are expected to be completed within one year. Approximately $1,625 million of the total charges require cash payments, of which approximately $1,066 million have been made as of December 31, 2005 and $391 million are expected to be made over the next 12 months.

Total pre-tax restructuring activity was as follows:

(Dollars in millions)

	PRE-TAX CHARGES RECORDED IN SECOND QTR. 2005		ASSET IMPAIRMENTS	LIABILITY RECORDED IN THE SECOND QTR. 2005	PAYMENTS	OTHER**	LIABILITY AS OF DEC. 31, 2005
Workforce reductions	$1,574		$—	$1,574	$(1,013)	$(107)	$454
Vacant space	141		—	141	(53)	(5)	83
Asset impairments	95		95	—	—	—	—
Total restructuring charges for second quarter 2005 actions	$1,810	*	$95	$1,715	$(1,066)	$(112)	$537	+

* $1.6 billion recorded in SG&A expense and $0.2 billion recorded in Other (income) and expense in the Consolidated Statement of Earnings.

** Consists of foreign currency translation adjustments ($38 million), net reclassifications to other balance sheet categories ($41 million) and reversals of previously recorded liabilities ($34 million), offset by approximately $1 million of accretion expense. The reversals were recorded primarily in SG&A expense, for changes in the estimated cost of employee terminations and vacant space.

+ $391 million recorded as a current liability in Accounts payable and accruals and $146 million as a non-current liability in Other liabilities in the Consolidated Statement of Financial Position.

Charges incurred for the workforce reductions consist of severance/termination benefits for approximately 16,000 employees (14,500 of which were for the incremental second-quarter 2005 actions). As of December 31, 2005 approximately 15,600 separations have been completed. The non-current portion of the liability associated with the workforce reductions relates to terminated employees who were granted annual payments to supplement their income in certain countries. Depending on individual country legal requirements, these required payments will continue until the former employee begins receiving pension benefits or is deceased. Cash payments made through December 31, 2005 associated with the workforce reductions were $1,013 million.

The vacant space accruals are primarily for ongoing obligations to pay rent for vacant space, offset by estimated sublease income, over the respective lease term of the company’s lease agreements. The length of these obligations varies by lease with the longest extending through 2019.

In connection with the company’s restructuring activities initiated in the second quarter of 2005, the company recorded pre-tax impairment charges for certain real estate assets of approximately $95 million during the year ended December 31, 2005. The principal component of such impairment charges resulted from the sale of a facility in Yasu-City, Japan, which closed during the third quarter of 2005. In connection with this sale, the company recorded an impairment charge to write the asset down to its fair value in the second quarter.

These restructuring activities had the following effect on the company’s reportable segments:

(Dollars in millions)

AT DECEMBER 31:	TOTAL PRE-TAX CHARGES EXPECTED TO BE INCURRED	CUMULATIVE PRE-TAX CHARGES RECORDED FOR 2ND QTR. 2005 INITIATIVES*
Global Technology Services	$743	$734
Global Business Services	448	443
Systems & Technology Group	136	133
Software	99	98
Global Financing	16	16
Total reportable segments	1,442	1,424
Unallocated corporate amounts	357	352
Total	$1,799	$1,776

* Includes $25 million and $34 million for reversals of previously recorded charges in the fourth quarter of 2005 and for the year ended December 31, 2005, respectively, due to changes in the estimated cost of employee terminations and vacant space. Such adjustments were predominantly recorded in SG&A expense in the Consolidated Statement of Earnings

S. Earnings Per Share of Common Stock

The following table sets forth the computation of basic and diluted earnings per share of common stock:

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Weighted-average number of shares on which earnings per share calculations are based:
Basic	1,600,591,264	1,674,959,086	1,721,588,628
Add-incremental shares under stock compensation plans	23,204,175	26,905,053	26,156,340
Add-incremental shares associated with convertible notes	3,791,228	4,273,541	4,695,956
Add-incremental shares associated with contingently issuable shares	45,995	1,094,028	406,818
Assuming dilution	1,627,632,662	1,707,231,708	1,752,847,742

(Dollars in millions except per share amounts)

Basic:
Income from continuing operations	$7,994	$7,497	$6,588
Loss from discontinued operations	(24)	(18)	(30)
Cumulative effect of change in accounting principle**	(36)	—	—
Net income from total operations on which basic earnings per share is calculated	$7,934	$7,479	$6,558
Assuming dilution:
Income from continuing operations	$7,994	$7,497	$6,588
Net loss applicable to contingently issuable shares liability	(2)	—	—
Loss from discontinued operations	(24)	(18)	(30)
Cumulative effect of change in accounting principle**	(36)	—	—
Net income from total operations on which diluted earnings per share is calculated	$7,932	$7,479	$6,558
Earnings/(loss) per share of common stock:
Assuming dilution:
Continuing operations	$4.91	$4.39	$3.76
Discontinued operations	(0.01)	(0.01)	(0.02)
Before cumulative effect of change in accounting principle	4.90	4.38	3.74
Cumulative effect of change in accounting principle**	(0.02)	—	—
Total	$4.87 *	$4.38	$3.74
Basic:
Continuing operations	$4.99	$4.48	$3.83
Discontinued operations	(0.02)	(0.01)	(0.02)
Before cumulative effect of change in accounting principle	4.98 *	4.47	3.81
Cumulative effect of change in accounting principle**	(0.02)	—	—
Total	$4.96	$4.47	$3.81

* Does not total due to rounding.

** Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

Stock options to purchase 165,615,293 common shares in 2005, 133,220,730 common shares in 2004 and 124,840,510 common shares in 2003 were outstanding, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares for the full year and, therefore, the effect would have been antidilutive.

T. Rental Expense and Lease Commitments

Rental expense from continuing operations, including amounts charged to inventories and fixed assets, and excluding amounts previously reserved, was $1,345 million in 2005, $1,442 million in 2004 and $1,419 million in 2003. Rental expense in agreements with rent holidays and scheduled rent increases is recorded on a straight-line basis over the lease term. Contingent rentals are included in the determination of rental expense as accruable. The table below depicts gross minimum rental commitments from continuing operations under noncancelable leases, amounts related to vacant space associated with infrastructure reductions and restructuring actions taken through 1993, and in 1999, 2002 and 2005 (previously reserved), sublease income commitments and capital lease commitments. These amounts reflect activities primarily related to office space, as well as manufacturing equipment.

(Dollars in millions)

	2006	2007	2008	2009	2010	BEYOND 2010
Operating lease commitments:
Gross minimum rental commitments (including Vacant space below)	$1,331	$1,116	$950	$781	$588	$1,014
Vacant space	$79	$86	$43	$20	$14	$22
Sublease income commitments	$(94)	$(65)	$(50)	$(35)	$(27)	$(28)
Capital lease commitments	$104	$81	$74	$71	$70	$52

U. Stock-Based Compensation

As discussed in note A, “Significant Accounting Policies” on pages 65 and 66, effective January 1, 2005, the company adopted the fair value recognition provisions for stock-based awards granted to employees using the modified retrospective application method provided by SFAS 123(R). Stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period.

The following table shows total stock-based compensation expense included in the Consolidated Statement of Earnings:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Cost	$330	$463	$471
Selling, general and administrative*	606	914	865
Research, development and engineering	107	201	237
Other (income) and expense**	(8)	—	—
Pre-tax stock-based compensation expense	1,035	1,578	1,573
Income tax benefits	(349)	(498)	(472)
Total stock-based compensation expense	$686	$1,080	$1,101

*Includes $7 million of credits recorded during the year ended December 31, 2005, as a result of awards forfeited in connection with the company’s second-quarter 2005 workforce resource actions.

**Reflects the one-time effects on stock-based compensation expense as a result of the divestiture of the Personal Computing business.

Total unrecognized compensation costs related to non-vested awards at December 31, 2005 is $1,512 million and is expected to be recognized over a weighted-average period of approximately 3 years.

There were no significant capitalized stock-based compensation costs at December 31, 2005, 2004 and 2003.

Incentive Awards

Stock-based incentive awards are provided to employees under the terms of the company’s plans (the “Plans”). The Plans are administered by the Executive Compensation and Management Resources Committee of the Board of Directors (the “Committee”). Awards under the Plans principally include at-the-money stock options, premium-priced stock options, restricted stock (units), performance share units, stock appreciation rights, or any combination thereof. The nonmanagement members of the IBM Board of Directors also receive stock options under a director stock option plan.

The amount of shares originally authorized to be issued under the company’s existing Plans is 274.1 million at December 31, 2005. In addition, certain incentive awards granted under previous plans, if and when those awards are canceled, can be reissued under the company’s existing Plans. As such, 44.7 million additional awards are considered authorized to be issued under the company’s existing Plans as of December 31, 2005. There are 66.2 million option awards outstanding (which are included in the total options outstanding at December 31, 2005) under previous plans that, if and when cancelled, would increase the number of authorized shares. There were 127.4 million and 126.3 million unused shares available to be granted under the Plans as of December 31, 2005 and 2004, respectively.

Restricted Stock Units (“RSUs”) are stock awards that are granted to employees and entitle the holder to shares of common stock as the award vests, typically over a two- to five-year period. The fair value of the awards is determined and fixed on the grant date based on the company’s stock price.

Performance Share Units (“PSUs”) are stock awards where the number of shares ultimately received by the employee depends on company performance against specified targets and typically vest over a three-year period. The fair value of each PSU is determined on the date of grant, based on the fair value of the company’s stock, and assumes that performance targets will be achieved. Over the performance period, the number of shares of stock that will be issued is adjusted upward or downward based upon the probability of achievement of performance targets. The ultimate number of shares issued and the related compensation cost recognized as expense will be based on a comparison of the final performance metrics to the specified targets.

A majority of stock-based compensation expense for the years ended December 31, 2005, 2004 and 2003 was generated from stock options. Stock options are awards which allow the employee to purchase shares of the company’s stock at a fixed price. Stock options are granted at an exercise price equal to or greater than the company stock price at the date of grant. These awards, which generally vest 25 percent per year, are fully vested four years from the grant date and have a contractual term of ten years. In 2004, the company implemented a new stock-based program for its senior executives, designed to drive improved performance and increase the ownership executives have in the company. Under this program, the company’s top executives receive stock options priced at a 10 percent premium to the average market price of IBM stock on the grant date. In addition, these executives have the opportunity to receive at-the-money options by agreeing to defer a certain percentage of their annual incentive compensation into IBM equity, where it is held for three years or until retirement. In 2005, this program was expanded to cover all executives of the company. Options under this program become 100 percent vested three years from the date of grant and have a contractual term of ten years.

The following table summarizes option activity under the Plans during 2005, 2004 and 2003.

	2005		2004		2003
	WTD. AVG. EXERCISE PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. EXERCISE PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. EXERCISE PRICE	NO. OF SHARES UNDER OPTION
Balance at January 1	$89	249,347,906	$86	244,966,052	$84	222,936,700
Options granted	100	13,016,765	97	26,537,055	83	41,275,832
Options exercised	47	(11,690,186)	47	(14,035,038)	40	(11,205,228)
Options canceled/expired	97	(14,604,445)	93	(8,120,163)	100	(8,041,252)
Balance at December 31	$91	236,070,040	$89	249,347,906	$86	244,966,052
Exercisable at December 31	$92	176,962,180	$89	159,607,886	$85	134,735,326

During the years ended December 31, 2005 and 2004, the company granted approximately 12.5 million and 5.0 million stock options, respectively, with exercise prices greater than the stock price at the date of grant. These stock options had weighted-average exercise prices of $100 and $106 for the years ended December 31, 2005 and 2004, respectively, and are included in the table above.

The shares under option at December 31, 2005, were in the following exercise price ranges:

	OPTIONS OUTSTANDING
EXERCISE PRICE RANGE	WTD. AVG. EXERCISE PRICE	NUMBER OF SHARES UNDER OPTION	AGGREGATE INTRINSIC VALUE	WTD. AVG. REMAINING CONTRACTUAL LIFE (IN YEARS)
$26-$60	$48	35,593,399	$1,212,877,220	3
$61-$85	77	50,945,363	264,034,471	7
$86-$105	98	86,319,099	—	7
$106 and over	117	63,212,179	—	5
	$91	236,070,040	$1,476,911,691	6

	OPTIONS EXERCISABLE
EXERCISE PRICE RANGE	WTD. AVG. EXERCISE PRICE	NUMBER OF SHARES UNDER OPTION	AGGREGATE INTRINSIC VALUE	WTD. AVG. REMAINING CONTRACTUAL LIFE (IN YEARS)
$26-$60	$47	32,957,932	$1,156,119,178	2
$61-$85	76	29,865,255	185,271,642	7
$86-$105	98	50,977,898	—	5
$106 and over	117	63,161,095	—	5
	$92	176,962,180	$1,341,390,820	5

In connection with various acquisition transactions, there are an additional 2.0 million options outstanding at December 31, 2005, as a result of the company’s assumption of options granted by the acquired entities. The weighted-average exercise price of these options is $89.

The company estimates the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS 123(R) and SEC Staff Accounting Bulletin No. 107 (SAB 107). Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the company’s stock, the risk-free rate and the company’s dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company.

The fair value of each stock option grant was estimated at the date of grant using a Black-Scholes option pricing model. The following table presents the weighted-average assumptions used for options granted:

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Option term (years)*	5	5	5
Volatility**	34.7%	37.8%	39.9%
Risk-free interest rate (zero coupon U.S. treasury note)	4.0%	3.5%	2.9%
Dividend yield	0.9%	0.8%	0.7%
Weighted-average fair value per option granted	$29	$34	$30

*The Option term is the number of years that the company estimates, based upon history, that options will be outstanding prior to exercise or forfeiture.

**The company’s estimates of expected volatility are principally based on daily price changes of the company stock over the expected option term, as well as the additional requirements included in the provisions of SFAS 123(R) and the guidance provided by SAB 107.

Exercises of Employee Stock Options

The total intrinsic value of options exercised during the years ended December 31, 2005, 2004 and 2003 was $470 million, $651 million and $565 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2005, 2004 and 2003 was approximately $550 million, $661 million and $445 million, respectively. In connection with these exercises, the tax benefits realized by the company for the years ended December 31, 2005, 2004 and 2003 were $148 million, $225 million and $184 million, respectively.

The company settles employee stock option exercises primarily with newly issued common shares and, occasionally, with treasury shares. Total treasury shares held at December 31, 2005 were approximately 407 million shares.

IBM Employees Stock Purchase Plan

The company maintains an Employees Stock Purchase Plan (ESPP). The ESPP enables eligible participants to purchase full or fractional shares of IBM common stock through payroll deductions of up to 10 percent of eligible compensation. The ESPP provides for offering periods during which shares may be purchased and continues as long as shares remain available under the ESPP, unless terminated earlier at the discretion of the Board of Directors. Individual ESPP participants are restricted from purchasing more than $25,000 of common stock in one calendar year or 1,000 shares in an offering period.

Prior to April 1, 2005, the ESPP was considered compensatory under the provisions of SFAS 123(R). The share price paid by an employee prior to April 1, 2005 was the lesser of 85 percent of the average market price on the first business day of each offering period or 85 percent of the average market price on the last business day of each pay period. Effective April 1, 2005, the company modified the terms of the plan such that eligible participants may purchase full or fractional shares of IBM common stock under the ESPP at a five percent discount off the average market price on the day of purchase. In accordance with the provisions of SFAS 123(R), effective April 1, 2005, the ESPP is not considered compensatory.

Approximately 26.2 million, 32.8 million and 44.2 million shares were available for purchase under the ESPP (or a predecessor plan) at December 31, 2005, 2004 and 2003, respectively.

V. Retirement-Related Benefits

Description of Plans

IBM offers defined benefit pension plans, defined contribution plans, as well as nonpension postretirement plans primarily consisting of retiree medical benefits. These benefits form an important part of the company’s total compensation and benefits program that is designed to attract and retain highly skilled and talented employees. The company and its subsidiaries have defined benefit and/or defined contribution plans that cover substantially all regular employees, and supplemental retirement plans that cover certain executives. In addition, the company has certain U.S. and non-U.S. nonpension postretirement benefit plans that provide medical and dental benefits to certain retirees and their eligible dependents.

U.S. PLANS

DEFINED BENEFIT PENSION PLANS

IBM Personal Pension Plan

IBM provides U.S. regular, full-time and part-time employees hired prior to January 1, 2005 with noncontributory defined benefit pension benefits via the IBM Personal Pension Plan (PPP). The PPP consists of a tax qualified plan and a non-tax qualified (non-qualified) plan. The qualified plan is funded by company contributions to an irrevocable trust fund, which is held for the sole benefit of participants and beneficiaries. The non-qualified plan, which provides benefits in excess of Internal Revenue Service limitations for qualified plans, is unfunded. The number of individuals receiving benefit payments from the PPP at December 31, 2005 and 2004 was 137,106 and 139,804, respectively.

Benefits provided to employees under this plan are calculated using benefit formulas that vary based on the participant. Pension benefits are calculated using one of two methods based upon specified criteria used to determine each participant’s eligibility. The first method uses a five year, final pay formula that determines benefits based on salary, years of service, mortality and other participant-specific factors. The second method is a cash balance formula that calculates benefits using a percentage of employees’ annual salary, as well as an interest crediting rate.

In December 2005, the company approved a plan amendment which provides that benefits under the PPP will stop accruing for active participants effective December 31, 2007.

U.S. Supplemental Executive Retention Plan

The company also has a non-qualified U.S. Supplemental Executive Retention Plan (SERP). The SERP, which is unfunded, provides defined benefit pension benefits in addition to the PPP to eligible executives based on average earnings, years of service and age at retirement. Effective July 1, 1999, the company adopted the SERP (which replaced the previous Supplemental Executive Retirement Plan). Some participants of the prior SERP will still be eligible for benefits under that prior plan if those benefits are greater than the benefits provided under the new plan. Certain former partners of PwCC also participate in the SERP under two separate benefit formulas. The number of individuals receiving benefit payments under this plan were 354 and 309 as of December 31, 2005 and 2004, respectively.

In December 2005, the company also approved an amendment to the SERP which provides that no further benefits will accrue effective December 31, 2007.

DEFINED CONTRIBUTION PLANS

IBM Savings Plan

U.S. regular, full-time and part-time employees are eligible to participate in the IBM Savings Plan, which is a tax-qualified defined contribution plan under section 401(k) of the Internal Revenue Code. For employees hired prior to January 1, 2005, the company matches 50 percent of the employee’s contribution up to the first 6 percent of the employee’s eligible compensation. For employees hired or rehired after December 31, 2004 who have also completed one year of service, the company matches 100 percent of the employee’s contribution up to the first 6 percent of eligible compensation. All contributions, including the company match, are made in cash, in accordance with the participants’ investment elections. There are no minimum amounts that must be invested in company stock, and there are no restrictions on transferring amounts out of the company’s stock to another investment choice. The number of employees receiving distributions under this plan were 2,786 and 2,659 as of December 31, 2005 and 2004, respectively.

In January 2006, the company announced its intention to amend the plan effective January 1, 2008. The announced change will consist of two components including an automatic contribution for all eligible U.S. employees and an increase in the amount of company matching contribution for all eligible U.S. employees hired on or before December 31, 2004.

IBM Executive Deferred Compensation Plan

The company also maintains an unfunded, non-qualified, defined contribution plan, the IBM Executive Deferred Compensation Plan (EDCP), which allows eligible executives to defer compensation, and to receive company matching contributions under the applicable IBM Savings Plan formula (depending on the date of hire as described above), with respect to amounts in excess of IRS limits for tax-qualified plans. Amounts contributed to the plan as a result of deferred compensation, as well as company matching contributions are recorded as liabilities. Deferred compensation amounts may be directed by participants into an account that replicates the return that would be received had the amounts been invested in similar IBM Savings Plan investment options. Company matching contributions, which are provided in the “Plan Financial Information” section, are directed to participant accounts and appreciate or depreciate each reporting period based on changes in the company’s stock price. The total participants receiving benefit payments under this plan were 384 and 356 as of December 31, 2005 and 2004, respectively.

NONPENSION POSTRETIREMENT BENEFIT PLANS

U.S. Nonpension Postretirement Plan

The company has a defined benefit nonpension postretirement plan that provides medical and dental benefits for eligible U.S. retirees and eligible dependents, as well as life insurance for eligible U.S. retirees. Effective July 1, 1999, the company established a “Future Health Account” (FHA) for employees who were more than five years away from retirement eligibility. Employees who were within five years of retirement eligibility are covered under the company’s prior retiree health benefits arrangements. Under either the FHA or the prior retiree health benefit arrangements, there is a maximum cost to the company for retiree health benefits. For employees who retired before January 1, 1992, that maximum became effective in 2001. For all other employees, the maximum is effective upon retirement. Effective January 1, 2004, the company amended its nonpension postretirement plan to provide that new hires, as of that date or later, will no longer be eligible for company subsidized benefits. As of December 31, 2005 and 2004, the total participants receiving benefit payments under this plan were 115,921 and 113,716, respectively.

NON-U.S. PLANS

Most subsidiaries and branches outside the United States have defined benefit and/or defined contribution plans that cover substantially all regular employees. The company deposits funds under various fiduciary-type arrangements, purchases annuities under group contracts or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the non-U.S. defined benefit plans reflects the different economic environments within various countries.

In addition, certain of the company’s non-U.S. subsidiaries have defined benefit nonpension postretirement plans that provide medical and dental benefits for eligible non-U.S. retirees and eligible dependents, as well as life insurance for certain eligible non-U.S. retirees. However, most of the retirees outside the United States are covered by government sponsored and administered programs.

Accounting Policy

DEFINED BENEFIT PENSION AND NONPENSION POSTRETIREMENT BENEFIT PLANS

The company accounts for its defined benefit pension plans and its nonpension postretirement benefit plans in accordance with the provisions of the applicable GAAP, which requires the company to record its obligation to the participants, as well as the corresponding net periodic cost. The company determines its obligation to the participants and its net periodic cost principally using actuarial valuations provided by third-party actuaries.

The amount that the company records in its Consolidated Statement of Financial Position is reflective of the total projected benefit obligation (PBO), the fair value of plan assets and any deferred gains or losses at the measurement date. The company uses a December 31 measurement date for the majority of its pension plans and nonpension postretirement plans. The PBO is the actuarial present value of benefits expected to be paid upon retirement based upon estimated future compensation levels. The fair value of plan assets represents the current market value of cumulative company contributions made to an irrevocable trust fund, held for the sole benefit of participants, which are invested by the trust. Deferred gains or losses arise as a result of events that impact the plan and affect current and future net periodic cost/(income), as permitted by accounting standards. Examples of such “events” include plan amendments and changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality.

The principle underlying recognition of income/expense is that employees render service over their service lives on a relatively smooth basis and therefore, the income statement effects of pensions or nonpension postretirement benefit plans are earned in, and should follow, the same pattern. The amount of net periodic cost/(income) that is recorded in the Consolidated Statement of Earnings consists of several components including service cost, interest cost, expected return on plan assets, and amortization of previously unrecognized gains or losses. Service cost represents the value of the benefits earned in the current year by the participants. Interest cost represents the time value of money cost associated with the passage of time. In addition, the net periodic cost/(income) is impacted by the anticipated income/loss from the return on invested assets, as well as the income/expense resulting from the recognition of previously deferred items. Certain items such as changes in employee base, plan changes and changes in actuarial assumptions have resulted in deferral of the income/ expense impact of such events. Accounting standards require the use of an attribution approach which generally spreads income/expense of the deferred items over the service lives of the employees in the plan, provided such amounts exceed thresholds which are based upon the obligation or the value of plan assets. The average service lives of the employees in the PPP currently approximates 11 years and vary for employees in non-U.S. plans.

Underlying both the calculation of the PBO and net periodic cost/(income) are actuarial valuations, as discussed above. These valuations reflect the terms of the plans and use participant-specific information such as salary, age and years of service, as well as certain assumptions which include estimates of discount rates, expected return on plan assets, rate of compensation increases and mortality rates. For additional information regarding assumptions, see the section in this footnote entitled “Assumptions Used to Determine Plan Financial Information,” on page 107.

As noted above, the PBO is the actuarial present value of benefits expected to be paid upon retirement based upon future compensation levels. The accumulated benefit obligation (ABO) is the present value of the actuarially determined company obligation for pension payments, assuming no further salary increases for employees. For instances in which the fair value of plan assets are less than the ABO, as of the measurement date (defined as an unfunded ABO position), a minimum liability equal to this difference is recognized in the

Consolidated Statement of Financial Position. The offset to the minimum liability results in establishing an intangible asset not exceeding unrecognized prior service cost. Any remaining offsetting amount results in a net of tax charge to the Accumulated gains and (losses) not affecting retained earnings section of Stockholders’ Equity in the Consolidated Statement of Financial Position.

DEFINED CONTRIBUTION PLANS

The company records expense for defined contribution plans for the company’s matching contribution when the employee renders service to the company, essentially coinciding with the cash contributions to the plans.

Plan Financial Information

SUMMARY OF FINANCIAL INFORMATION

The following table presents a summary of the total retirement-related benefit plan cost/(income) included in the Consolidated Statement of Earnings:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	U.S. PLANS			NON-U.S. PLANS			TOTALS
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Significant defined benefit pension plans*	$381	$30	$(692)	$729	$65	$(111)	$1,110	$95	$(803)
Other defined benefit pension plans**	125	110	107	136	187	100	261	297	207
Supplemental Executive Retention Plan	9	22	25	—	—	—	9	22	25
Total defined benefit pension plans cost/(income)	515	162	(560)	865	252	(11)	1,380	414	(571)

IBM Savings Plan and Non-U.S. Plans	331	329	324	337	320	265	668	649	589
Executive Deferred Compensation Plan	10	9	9	—	—	—	10	9	9
Total defined contribution plans cost	341	338	333	337	320	265	678	658	598

Nonpension Postretirement Benefit Plans Cost	332	327	294	47	45	41	379	372	335
Total retirement-related benefits cost	$1,188	$827	$67	$1,249	$617	$295	$2,437	$1,444	$362

* Significant defined benefit pension plans consist of the qualified portion of the IBM PPP in the U.S. and the material non-U.S. Plans. See table on page 105 for components of net periodic cost/(income).

** Other defined benefit pension plans consist of the unfunded non-qualified portion of the IBM PPP in the U.S. and the non-material non-U.S. Plans.

The following table presents a summary of the total projected benefit obligation, fair value of plan assets and the associated asset/(liability) position included in the Consolidated Statement of Financial Position:

FOR THE YEAR ENDED DECEMBER 31:	PROJECTED BENEFIT OBLIGATION		FAIR VALUE OF PLAN ASSETS		ASSET/(LIABILITY) RECORDED IN STATEMENT OF FINANCIAL POSITION
	2005	2004	2005	2004	2005	2004
U.S. Plans:
Qualified portion of the IBM PPP	$46,405	$44,637	$48,542	$44,845	$13,876	$12,543
Non-qualified portion of the IBM PPP	1,135	1,116	—	—	(1,090)	(968)
Supplemental Executive Retention Plan	204	191	—	—	(207)	(203)
U.S. Nonpension Postretirement Benefit Plan	5,892	5,894	66	50	(5,095)	(5,299)
Total U.S. Plans	53,636	51,838	48,608	44,895	7,484	6,073

Non-U.S. Plans*:
Qualified defined benefit pension plans	32,407	34,235	31,510	31,140	10,251	11,274
Non-qualified defined benefit pension plans	4,277	4,495	—	—	(4,099)	(4,290)
Non-U.S. Nonpension Postretirement Benefit Plan	585	518	—	—	(344)	(322)
Total Non-U.S. Plans	37,269	39,248	31,510	31,140	5,808	6,662

Total	$90,905	$91,086	$80,118	$76,035	$13,292	$12,735

* Excludes non-material non-U.S. defined benefit pension plans.

DEFINED BENEFIT PENSION AND NONPENSION POSTRETIREMENT BENEFIT PLAN FINANCIAL INFORMATION

The following represents financial information for the company’s significant (1) defined benefit pension and (2) nonpension post retirement plans. The significant defined benefit pension plans primarily consist of the qualified portion of the IBM PPP in the U.S. and the material non-U.S. Plans. The material non-U.S. pension plans include plans in the following countries: Germany, the United Kingdom, Japan, the Netherlands, Canada, Switzerland, Brazil and Spain. The significant nonpension postretirement benefit plan represents the U.S. nonpension postretirement plan.

The following table presents the components of net periodic pension cost/(income) and net periodic postretirement benefit cost/(income):

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	SIGNIFICANT DEFINED BENEFIT PENSION PLANS						NONPENSION POSTRETIREMENT BENEFIT PLANS
	U.S. PLANS			NON-U.S. PLANS			U.S. PLANS
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Service cost	$682	$652	$576	$694	$611	$537	$45	$40	$36
Interest cost	2,463	2,453	2,518	1,635	1,618	1,477	324	337	382
Expected return on plan assets	(3,672)	(3,607)	(3,703)	(2,245)	(2,380)	(2,228)	—	—	—
Amortization of transition assets	—	(72)	(144)	(6)	(10)	(15)	—	—	—
Amortization of prior service cost	61	61	61	8	5	17	(62)	(62)	(130)
Settlement of certain legal claims	—	320	—	—	—	—	—	—	—
Recognized actuarial losses	567	223	—	578	221	101	25	12	6
Plan amendments/ curtailments/settlement	280	—	—	65	—	—	—	—	—
Total net periodic cost/(income)	$381	$30	$(692)	$729	$65	$(111)	$332	$327	$294

The changes in the benefit obligations and plan assets of the significant defined benefit pension and U.S. nonpension postretirement benefit plans as of December 31, 2005 and 2004 were:

(Dollars in millions)

	SIGNIFICANT DEFINED BENEFIT PENSION PLANS				NONPENSION POSTRETIREMENT BENEFIT PLANS
	U.S. PLANS		NON-U.S. PLANS		U.S. PLANS
	2005	2004	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of year	$44,637	$42,104	$38,730	$31,875	$5,894	$6,181
Service cost	682	652	694	611	45	40
Interest cost	2,463	2,453	1,639	1,620	324	337
Plan participants’ contributions	—	—	55	50	—	—
Acquisitions/divestitures, net	57	—	(14)	93	(7)	—
Settlement of certain legal claims	—	320	—	—	—	—
Actuarial losses/(gains)	2,237	1,856	2,323	3,729	343	(146)
Benefits paid from trust	(2,896)	(2,748)	(1,430)	(1,305)	—	—
Direct benefits payments	—	—	(288)	(287)	(519)	(518)
Foreign exchange impact	—	—	(4,543)	2,352	—	—
Medicare subsidy	—	—	—	—	(188)	—
Plan amendments/curtailments/ settlements	(775)	—	(482)	(8)	—	—
Benefit obligation at end of year	46,405	44,637	36,684	38,730	5,892	5,894
Change in plan assets:
Fair value of plan assets at beginning of year	44,845	41,679	31,140	26,546	50	14
Actual return on plan assets	4,880	5,214	5,080	2,588	1	—
Employer contribution	1,715	700	561	1,085	500	35
Acquisitions/divestitures, net	(2)	—	17	59	—	—
Plan participants’ contributions	—	—	55	50	171	187
Benefits paid from trust	(2,896)	(2,748)	(1,430)	(1,305)	(656)	(186)
Plan asset transfer	—	—	(195)	—	—	—
Foreign exchange impact	—	—	(3,718)	2,117	—	—
Fair value of plan assets at end of year	48,542	44,845	31,510	31,140	66	50
Fair value of plan assets in excess/ (deficit) of benefit obligation	2,137	208	(5,174)	(7,590)	(5,826)	(5,844)
Unrecognized net actuarial losses	11,617	11,874	12,028	14,737	970	846
Unrecognized prior service costs	122	461	(705)	(160)	(239)	(301)
Unrecognized net transition assets	—	—	3	(3)	—	—
Net prepaid assets/(accrued benefit liabilities) recognized in the Consolidated Statement of Financial Position	$13,876	$12,543	$6,152	$6,984	$(5,095)	$(5,299)

Amounts recognized in the Consolidated Statement of Financial Position captions include:
Prepaid pension assets	$13,876	$12,543	$6,458	$7,476	$—	$—
Intangible assets	—	—	38	44	—	—
Total prepaid pension assets	13,876	12,543	6,496	7,520	—	—

Retirement and nonpension postretirement benefit obligation	—	—	(6,516)	(8,429)	(5,095)	(5,299)
Accumulated losses not affecting retained earnings	—	—	4,081	5,088	—	—
Deferred tax assets (investments and sundry assets)	—	—	2,091	2,805	—	—
Net amount recognized	$13,876	$12,543	$6,152	$6,984	$(5,095)	$(5,299)
Accumulated benefit obligation	$46,184	$43,327	$35,051	$36,755	—	—

In December 2005, the company approved amendments to the PPP and the SERP which provided that active participants will no longer accrue benefits under these plans effective December 31, 2007. As a result of this action, the company recorded a curtailment charge of approximately $267 million in the Consolidated Statement of Earnings for the year ended December 31, 2005. In addition, the company recorded a reduction in the PBO balances of approximately $775 million and $13 million at December 31, 2005 for the PPP and the SERP, respectively.

In addition, in December 2005, the company amended the IBM Japan Pension Plan, which the company considers one of its material non-U.S. pension plans. This amendment modified certain plan terms including a change in the method of calculating benefits for certain participants at December 31, 2005. This amendment did not impact net periodic cost/(income), however, the amendment resulted in a $561 million reduction to the PBO as of December 31, 2005.

The overall change in the Net prepaid pension asset balance from 2004 to 2005 of approximately $500 million was caused by an increase in the prepaid pension asset related to the PPP as of December 31, 2005, principally due to a $1.7 billion contribution made by the company in January 2005 which increased the fair value of plan assets. In addition, a portion of the overall increase in the prepaid pension asset in the PPP was driven by the reduction of the PBO as a result of the plan amendment that caused the curtailment charge previously discussed. The reduction in the material non-U.S. plan prepaid pension asset was driven principally by the reduction in the PBO related to the amendments made to the IBM Japan Pension Plan. The increase in the company’s Prepaid pension asset balance from 2003 to 2004 was primarily due to a $700 million contribution made by the company to the PPP during 2004.

ASSUMPTIONS USED TO DETERMINE PLAN FINANCIAL INFORMATION

Underlying both the calculation of the PBO and net periodic cost/(income) are actuarial valuations. These valuations use participant-specific information such as salary, age and years of service, as well as certain assumptions, the most significant of which include: estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates. The company evaluates these assumptions, at a minimum, annually, and makes changes as necessary.

Following is information on assumptions which had a significant impact on net periodic cost/(income) and the year-end benefit obligations for defined benefit pension plans and nonpension postretirement benefit plans were as follows:

	SIGNIFICANT DEFINED BENEFIT PENSION PLANS*						NONPENSION POSTRETIREMENT BENEFIT PLANS
	U.S. PLANS			NON-U.S. PLANS			U.S. PLANS
	2005	2004	2003	2005	2004**	2003**	2005	2004	2003
Weighted-average assumptions used to determine net periodic cost/(income) for the year ended December 31:
Discount rate	5.75%	6.00%	6.75%	4.70%	5.20%	5.50%	5.75%	6.00%	6.75%
Expected long-term return on plan assets	8.00%	8.00%	8.00%	7.20%	7.50%	7.60%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.00%	2.90%	3.20%	N/A	N/A	N/A
Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	5.50%	5.75%	6.00%	4.20%	4.70%	5.20%	5.50%	5.75%	6.00%
Rate of compensation increase	4.00%	4.00%	4.00%	3.00%	3.10%	3.00%	N/A	N/A	N/A

* Significant defined benefit plans consist of the qualified portion of the IBM PPP in the U.S. and the material non-U.S. Plans.

** Prior year amounts have been reclassified to conform with current year presentation.

N/A-Not applicable

DISCOUNT RATE

The discount rate assumptions used for pension and nonpension postretirement benefit plan accounting reflect the yields available on high-quality, fixed income debt instruments. For U.S. discount rates, a portfolio of corporate bonds is constructed with maturities that match the expected timing of the benefit obligation payments. In the non-U.S., where markets for high-quality long-term bonds are not generally as well developed, long-term government bonds are used as a base, to which a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan, as the benchmark for developing the respective discount rates.

For the PPP, the changes in the discount rate impacted both net periodic cost and benefit obligation. For purposes of calculating the 2005 net periodic cost, the discount rate changed from 6.0 percent to 5.75 percent which resulted in an increase in net periodic cost of approximately $90 million. Similarly, the 2004 change in discount rate from 6.75 percent to 6.0 percent increased net periodic cost by approximately $197 million.

For purposes of calculating the benefit obligation, the discount rate used in 2005 was 5.5 percent which was 25 basis points lower than the 2004 rate of 5.75 percent. This decrease resulted in an increase in the benefit obligation of approximately $1,272 million in 2005. The change in discount rate in 2004 from 6.0 percent to 5.75 percent resulted in an increase in the benefit obligation in 2004 of approximately $1,193 million.

For the U.S. nonpension postretirement plan, the discount rate changes did not have a material effect on net periodic cost/(income) and the benefit obligation for the years ended December 31, 2005 and 2004.

EXPECTED RETURN ON PLAN ASSETS

Expected returns on plan assets take into account long-term expectations for future returns and investment strategy. These rates are developed by the company in conjunction with external advisors, are calculated using an arithmetic average and are tested for reasonableness against the historical return average by asset category, usually over a ten-year period. The use of expected long-term rates of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns, a component of unrecognized gains/losses, are recognized over the service lives of the employees in the plan, provided such amounts exceed thresholds which are based upon the obligation or the value of plan assets, as provided by accounting standards.

For the PPP, the expected long-term return on plan assets did not change for the years ended December 31, 2005 and 2004 and, as a result, had no incremental impact on net periodic cost/(income).

For the non-U.S. defined benefit plans, the changes in the expected long-term return on plan assets assumptions for the year ended December 31, 2005 when compared with the year ended December 31, 2004 resulted in an increase in net periodic pension cost of $140 million. The changes in the expected long-term return on plan assets assumptions for the year ended December 31, 2004 for certain non-U.S. plans when compared with the year ended December 31, 2003 resulted in an increase in net periodic pension cost of $54 million.

For the U.S. nonpension postretirement benefit plan, the company maintains a nominal, highly liquid trust fund balance to ensure payments are made timely. As a result, for the years ended December 31, 2005 and 2004, the expected long-term return on plan assets and the actual return on those assets were not material.

RATE OF COMPENSATION INCREASES AND MORTALITY RATE

The rate of compensation increases and mortality rates are also significant assumptions used in the actuarial model for pension accounting. The rate of compensation increases is determined by the company, based upon its long-term plans for such increases. Mortality rate assumptions are based on life expectancy and death rates for different types of participants. There was no significant impact to the projected benefit obligation or to net periodic cost as a result of changes to the rate of compensation increases or to mortality rate assumptions during the years ended December 31, 2005 and 2004.

INTEREST CREDITING RATE

Benefits for certain participants in the PPP are calculated using a cash balance formula. An assumption underlying this formula is an interest crediting rate, which impacts both net periodic cost and the projected benefit obligation. This assumption provides a basis for projecting the expected interest rate that participants will earn on the benefits that they are expected to receive in the following year and are based on the average, from August to October of the one-year U.S. Treasury Constant Maturity yield plus one percent.

For the PPP, the change in the interest crediting rate from 2.3 percent for the year ended December 31, 2004 to 3.1 percent for the year ended December 31, 2005 resulted in an increase to net periodic cost of $55 million. The change in the interest crediting rate from 2.7 percent for the year ended December 31, 2003 to 2.3 percent for the year ended December 31, 2004 resulted in a decrease to net periodic cost of $20 million.

HEALTHCARE COST TREND RATE

For nonpension postretirement plan accounting, the company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates. However, the healthcare cost trend rate has an insignificant effect on plan costs and obligations as a result of the terms of the plan which limit the company’s obligation to the participants. The company assumes that the healthcare cost trend rate for 2006 will be 9 percent. In addition, the company assumes that the same trend rate will decrease to 5 percent over the next 4 years. A one-percentage point increase or decrease in the assumed healthcare cost trend rate would not have a material effect upon net periodic cost or the benefit obligation as of December 31, 2005.

FUNDED STATUS

DEFINED BENEFIT PENSION PLANS

It is the company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the company contributes additional amounts as it deems appropriate.

During the years ended December 31, 2005 and 2004, the company contributed $1,715 million and $700 million in cash, respectively, to the qualified portion of the PPP. There were contributions of $561 million and $1,085 million to the material non-U.S. plans during the years ended December 31, 2005 and 2004, respectively.

The company decided not to fund certain of the company’s non-U.S. plans that had unfunded positions to the ABO level which required the company to record a minimum pension liability. As of December 31, 2005, the company recorded a reduction to the minimum liability of $1,726 million and an increase to stockholders’ equity of $436 million. In 2004, the company recorded an increase to the minimum liability of $1,827 million and a reduction to stockholders’ equity of $1,008 million. The differences between these amounts and the amounts included in the Consolidated Statement of Financial Position and Consolidated Statement of Stockholders’ Equity relate to the non-material plans. This accounting transaction did not impact 2005 and 2004 retirement related plans cost.

The following table presents the funded status of the company’s defined benefit pension plans.

(Dollars in millions)

	2005		2004
	BENEFIT OBLIGATION	PLAN ASSETS	BENEFIT OBLIGATION*	PLAN ASSETS
Plans with PBO in excess of plan assets	$26,354	$17,241	$31,256	$19,921
Plans with ABO in excess of plan assets	$24,986	$17,241	$24,945	$15,428
Plans with assets in excess of PBO	$58,073	$62,810	$53,418	$56,024

* Prior year amounts have been reclassified to conform with current year presentation.

NONPENSION POSTRETIREMENT BENEFIT PLANS

The U.S. nonpension postretirement plan is not subject to significant advance funding. The company currently makes contributions to a trust fund in amounts, which, coupled with the contributions made by retirees, approximate annual benefit payments and expenses.

PLAN ASSETS

DEFINED BENEFIT PENSION PLANS

The company’s pension plans’ weighted-average asset allocations at December 31, 2005 and 2004 and target allocation for 2006, by asset category, are as follows:

U.S. Plans

	PLAN ASSETS AT DECEMBER 31:		2006 TARGET
	2005	2004	ALLOCATION
Asset Category:
Equity securities*	63.8%	65.4%	63%
Debt securities	32.9	31.6	33
Real estate	3.3	3.0	4
Total	100.0%	100.0%	100%

* See the following discussion regarding certain private market assets, and future funding commitments thereof, that are not as liquid as the rest of the publicly traded securities.

Material Non-U.S. Plans

	PLAN ASSETS AT DECEMBER 31:		2006 TARGET
	2005	2004	ALLOCATION
Asset Category:
Equity securities	61.6%	58.4%	61%
Debt securities	36.3	38.8	37
Real estate	1.8	2.0	2
Other	0.3	0.8	—
Total	100.0%	100.0%	100%

The investment objectives of the PPP portfolio of assets (the Fund) are designed to generate returns that will enable the Fund to meet its future obligations. The precise amount for which these obligations will be settled depends on future events, including the life expectancy of the Plan’s members and salary inflation. The obligations are estimated using actuarial assumptions, based on the current economic environment. The Fund’s investment strategy balances the requirement to generate returns, using potentially higher yielding assets such as equity securities, with the need to control risk in the Fund with less volatile assets, such as fixed-income securities. Risks include, among others, inflation, volatility in equity values and changes in interest rates that could cause the Plans to become underfunded, thereby increasing their reasonable dependence on contributions from the company. Within each asset class, careful consideration is given to balancing the portfolio among industry sectors, geographies, interest rate sensitivity, dependence on economic growth, currency and other factors that affect investment returns.

The assets are managed by professional investment firms, as well as by investment professionals who are employees of the company. They are bound by precise mandates and are measured against specific benchmarks. Among these managers, consideration is given, but not limited to, balancing security concentration, issuer concentration, investment style, and reliance on particular active investment strategies. Market liquidity risks are tightly controlled, with only a small percentage of the PPP portfolio invested in private market assets consisting of private equities and private real estate investments, which are less liquid than publicly traded securities. The PPP included private market assets comprising approximately 10.5 percent and 10.1 percent of total assets at December 31, 2005 and 2004, respectively. The target allocation for private market assets in 2006 is 10.5 percent. As of December 31, 2005, the Fund has $3,702 million in commitments for future private market investments to be made over a number of years. These commitments are expected to be fulfilled from plan assets. Derivatives are primarily used to hedge currency, adjust portfolio duration, and reduce specific market risks.

Equity securities include IBM common stock in the amounts of $139 million (0.3 percent of total PPP plan assets) at December 31, 2005 and $1,376 million (3.1 percent of total PPP plan assets) at December 31, 2004.

Outside the U.S., the investment objectives are similar, subject to local regulations. In some countries, a higher percentage allocation to fixed income securities is required. In others, the responsibility for managing the investments typically lies with a board that may include up to 50 percent of members elected by employees and retirees. This can result in slight differences compared with the strategies described above. Generally, these non-U.S. funds are not permitted to invest in illiquid assets, such as private equities, and their use of derivatives is usually limited to passive currency hedging. There was no significant change in the investment strategies of these plans during either 2005 or 2004.

NONPENSION POSTRETIREMENT BENEFIT PLANS

The U.S. nonpension postretirement plan is not subject to significant advance funding. The company currently makes contributions to a trust fund in amounts, which coupled with the contributions made by retirees, approximate annual benefit payments and expense. The company maintains a nominal, highly liquid fund balance to ensure payments are made on a timely basis. For the years ended December 31, 2005, 2004 and 2003, the plan assets of $66 million, $50 million and $14 million, respectively, were invested in short-term highly liquid fixed income securities, and as a result, the expected long-term return on plan assets and the actual return on those assets were not material for those years.

EXPECTED CONTRIBUTIONS

The company reviews each defined benefit pension plan separately in order to determine the amount of company contributions, if any. In 2006, the company is not legally required to make any contributions to the PPP. However, depending on market conditions, the company may elect to make discretionary contributions to the qualified portion of the PPP during the year.

In 2006, the company estimates contributions to its non-U.S. plans to be approximately $1.8 billion of which, approximately $1 billion will be made to the U.K. pension plan in the first quarter of 2006. The company could elect to contribute more or less than the anticipated $1.8 billion based on market conditions. The legally mandated minimum contributions to the company’s non-U.S. plans are expected to be $842 million.

EXPECTED BENEFIT PAYMENTS

DEFINED BENEFIT PENSION PLAN EXPECTED PAYMENTS

The following table reflects the total expected benefit payments to defined benefit pension plan participants. These payments have been estimated based on the same assumptions used to measure the company’s PBO at year end and include benefits attributable to estimated future compensation increases.

(Dollars in millions)

	QUALIFIED U.S. PLANS PAYMENTS	NON- QUALIFIED U.S. PLANS PAYMENTS	QUALIFIED NON-U.S. PLANS PAYMENTS	NON-QUALIFIED NON-U.S. PLANS PAYMENTS	TOTAL EXPECTED BENEFIT PAYMENTS
2006	$3,008	$71	$1,459	$275	$4,813
2007	3,151	73	1,506	276	5,006
2008	3,040	76	1,539	284	4,939
2009	3,060	80	1,594	275	5,009
2010	3,108	85	1,623	276	5,092
2011-2015	16,107	514	7,890	1,418	25,929

NONPENSION POSTRETIREMENT BENEFIT PLAN EXPECTED PAYMENTS

The following table reflects the total expected benefit payments to defined benefit nonpension postretirement plan participants, as well as the expected receipt of the company’s share of the Medicare subsidy described below. These payments have been estimated based on the same assumptions used to measure the company’s benefit obligation at year end.

(Dollars in millions)

	U.S. PLANS PAYMENTS	LESS: U.S. PLANS EXPECTED MEDICARE SUBSIDY	TOTAL EXPECTED BENEFIT PAYMENTS
2006	$539	$29	$510
2007	525	32	493
2008	510	35	475
2009	496	38	458
2010	482	40	442
2011-2015	2,287	42	2,245

Medicare Prescription Drug Act

In connection with the Medicare Prescription Drug Improvement and Modernization Act of 2003, the company is expected to receive a federal subsidy of approximately $400 million to subsidize the prescription drug coverage provided by the U.S. nonpension postretirement benefit plan over a period of approximately 6 years beginning in 2006. The company will use the subsidy to reduce both company and participant contributions for prescription drug related coverage. Accordingly, approximately $216 million of the subsidy will be used by the company to reduce its obligation and expense related to the U.S. nonpension postretirement benefit plan. Further, the company will contribute the remaining subsidy of $184 million to this plan in order to reduce contributions required by the participants. The company expects to begin receiving the subsidy in 2006.

In accordance with the provision of FASB Staff Position FSP FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” the company has included the impact of its portion of the subsidy in the determination of accumulated postretirement benefit obligation for the U.S. nonpension postretirement benefit plan for the period ended December 31, 2005, the measurement date. The impact of the subsidy resulted in a reduction in the benefit obligation of approximately $188 million with no resulting impact to 2005 net periodic cost. However, the impact of the subsidy will decrease net periodic cost over the term of the subsidy.

W. Segment Information

The company uses business insight and its portfolio of IT capabilities to create client- and industry-specific information solutions. The company operates primarily in a single industry using several segments that create value by offering solutions that include, either singularly or in some combination, services, software, hardware and financing.

Organizationally, the company’s major operations comprise a Global Technology Services segment; a Global Business Services segment; a Software segment; a predominantly hardware product segment—Systems and Technology Group; and a Global Financing segment. The segments represent components of the company for which separate financial information is available that is utilized on a regular basis by the chief executive officer in determining how to allocate the company’s resources and evaluate performance. The segments are determined based on several factors, including client base, homogeneity of products, technology, delivery channels and similar economic characteristics.

Information about each segment’s business and the products and services that generate each segment’s revenue is located in the “Description of Business” section of the Management Discussion on pages 11 and 12, and “Segment Details,” on pages 23 to 27.

In 2003, the company renamed all of its Hardware segments without changing the organization of these segments. The Enterprise Systems segment was renamed the Systems Group segment, the Personal and Printing Systems segment was renamed the Personal Systems Group segment and the Technology segment was renamed the Technology Group segment.

 In 2004, the company combined the Systems Group segment and the Technology Group segment and formed the Systems and Technology Group segment.

In the second quarter of 2005, the company sold its Personal Computing business which was previously a part of the Personal Systems Group. The two remaining units of the Personal Systems Group, Retail Store Systems and Printing Systems, were combined with the Systems and Technology Group. Personal Computing Division financial results are displayed as part of the segment disclosures, in a manner consistent with the segment disclosures.

In the first quarter of 2006, the company made changes to its management system. This included the transfer of products and services from the former Enterprise Investments segment to other reportable segments and the separation of the prior Global Services segment into two new reportable segments: Global Technology Services and Global Business Services. See page 11 for a description of each new segment. In addition to the creation of two new reportable segments, there are two primary differences to previously reported information. First, the Business Transformation Outsourcing (BTO) business has been aligned within the Global Technology Services Segment. This brings the company’s outsourcing businesses together, and drives synergies within the company’s offerings and delivery capabilities. U.S. Federal BTO remains with the U.S. Federal business within Global Business Services, to continue to leverage the synergy in the company’s Federal offerings and delivery capabilities. Second, the Application Management Services (AMS) business has been consolidated under the Global Business Services Segment. As a result, the AMS for custom and legacy applications previously reported in Strategic Outsourcing revenue will now be included in Global Business Services.

Previously reported segment information has been restated for all periods presented to reflect the changes in the company’s reportable segments.

Segment revenue and pre-tax income include transactions between the segments that are intended to reflect an arm’s-length transfer price. Hardware and software that is used by the Global Technology Services segment in outsourcing engagements are mostly sourced internally from the Systems and Technology Group and Software segments. For the internal use of IT services, the Global Technology Services segment and the Global Business Services segment recover cost, as well as a reasonable fee, reflecting the arm’s-length value of providing the services. The Global Services segments enter into arm’s-length leases at prices equivalent to market rates with the Global Financing segment to facilitate the acquisition of equipment used in services engagements. Generally, all internal transaction prices are reviewed and reset annually, if appropriate.

The company uses shared resources concepts to realize economies of scale and efficient use of resources. Thus, a considerable amount of expense is shared by all of the company’s segments. This expense represents sales coverage, marketing and support functions such as Accounting, Treasury, Procurement, Legal, Human Resources, and Billing and Collections. Where practical, shared expenses are allocated based on measurable drivers of expense, e.g., headcount. When a clear and measurable driver cannot be identified, shared expenses are allocated on a financial basis that is consistent with the company’s management system; e.g., image advertising is allocated based on the gross profits of the segments. The unallocated corporate amounts arising from certain divestitures, indirect infrastructure reductions, miscellaneous tax items and the unallocated corporate expense pool are recorded in net income but are not allocated to the segments.

The following tables reflect the results of continuing operations of the segments and the Personal Computing Division consistent with the company’s management system. These results are not necessarily a depiction that is in conformity with GAAP; e.g., employee retirement plan costs are developed using actuarial assumptions on a country-by-country basis and allocated to the segments based on headcount. Different amounts could result if actuarial assumptions that are unique to the segment were used. Performance measurement is based on income before income taxes (pre-tax income). These results are used, in part, by management, both in evaluating the performance of, and in allocating resources to, each of the segments. As discussed in note U, “Stock-Based Compensation” on pages 98 to 101, the company adopted the fair value method of accounting for stock-based awards granted to employees. The following segments’ pre-tax income includes the impact of this accounting change.

Management System Segment View

(Dollars in millions)

	GLOBAL SERVICES SEGMENTS
FOR THE YEAR ENDED DECEMBER 31:	GLOBAL TECHNOLOGY SERVICES	GLOBAL BUSINESS SERVICES	SYSTEMS AND TECHNOLOGY GROUP	SOFTWARE	GLOBAL FINANCING	PERSONAL COMPUTING DIVISION	TOTAL SEGMENTS
2005:
External revenue	$31,501	$15,906	$20,981	$16,830	$2,401	$2,876	$90,495
Internal revenue	2,102	1,339	1,118	1,979	1,506	33	8,077
Total revenue	$33,603	$17,245	$22,099	$18,809	$3,907	$2,909	$98,572
Pre-tax income/(loss) .	$2,619	$786	$1,883	$4,779	$1,583	$(165)	$11,485
Revenue year-to-year change	3.5%	(1.9)%	4.9%	4.8%	0.3%	NM	(5.0)%
Pre-tax income year-to-year change	(10.9)%	(28.9)%	(7.9)%	19.1%	8.6%	NM	(0.6)%
Pre-tax income margin	7.8%	4.6%	8.5%	25.4%	40.5%	NM	11.7%

2004:
External revenue	$30,082	$16,201	$19,973	$16,141	$2,607	$10,737	$95,741
Internal revenue	2,376	1,373	1,095	1,813	1,287	129	8,073
Total revenue	$32,458	$17,574	$21,068	$17,954	$3,894	$10,866	$103,814
Pre-tax income/(loss)	$2,940	$1,105	$2,045	$4,014	$1,458	$(10)	$11,552
Revenue year-to-year change	11.3%	3.0%	8.6%	6.7%	(5.6)%	14.4%	8.1%
Pre-tax income year-to-year change	8.0%	(2.0)%	27.1%	26.3%	26.6%	97.1%	22.4%
Pre-tax income margin	9.1%	6.3%	9.7%	22.4%	37.4%	(0.1)%	11.1%

2003:
External revenue	$26,932	$15,782	$18,505	$15,201	$2,827	$9,351	$88,598
Internal revenue	2,231	1,272	890	1,619	1,300	146	7,458
Total revenue	$29,163	$17,054	$19,395	$16,820	$4,127	$9,497	$96,056
Pre-tax income/(loss)	$2,722	$1,127	$1,609	$3,177	$1,152	$(349)	$9,438
Revenue year-to-year change	10.9%	25.9%	2.4%	11.2%	(0.4)%	3.8%	10.2%
Pre-tax income year-to-year change	11.4%	120.1%	NM	12.1%	24.8%	(53.7)%	39.3%
Pre-tax income margin	9.3%	6.6%	8.3%	18.9%	27.9%	(3.7)%	9.8%

NM-Not Meaningful

RECONCILIATIONS OF IBM AS REPORTED

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Revenue:
Total reportable segments	$98,572	$103,814	$96,056
Other revenue and adjustments	639	552	533
Elimination of internal revenue	(8,077)	(8,073)	(7,458)
Total IBM consolidated	$91,134	$96,293	$89,131

(Dollars in millions) FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Pre-Tax Income:
Total reportable segments	$11,485	$11,552	$9,438
Elimination of internal transactions	(168)	(106)	(89)
Unallocated corporate amounts	909	(777)	68
Total IBM consolidated	$12,226	$10,669	$9,417

Within pre-tax income, unallocated corporate amounts in the current year include the gain from the sale of the company’s Personal Computing business to Lenovo, the impact of the legal settlement with Microsoft Corporation, pension curtailment related charges and unallocated charges related to the company’s incremental restructuring actions in the second quarter of 2005. The prior year includes charges for the partial settlement of certain legal claims against the company’s PPP and charges for certain litigation-related expenses.

Immaterial Items

INVESTMENT IN EQUITY ALLIANCES AND EQUITY ALLIANCES GAINS/(LOSSES)

The investments in equity alliances and the resulting gains and (losses) from these investments that are attributable to the segments do not have a material effect on the financial position or the financial results of the segments.

Segment Assets and Other Items

The Global Technology Services assets are primarily accounts receivable, plant, property and equipment including those associated with the segment’s outsourcing business, goodwill, deferred transition costs and maintenance parts inventory. The Global Business Services assets are primarily goodwill, deferred transition costs and accounts receivable. The Software segment assets are mainly goodwill, plant, property and equipment, and investment in capitalized software. The assets of the Systems and Technology Group segment and the Personal Computing Division are primarily manufacturing inventory and plant, property and equipment. The assets of the Global Financing segment are primarily financing receivables and fixed assets under operating leases.

To accomplish the efficient use of the company’s space and equipment, it usually is necessary for several segments to share plant, property and equipment assets. Where assets are shared, landlord ownership of the assets is assigned to one segment and is not allocated to each user segment. This is consistent with the company’s management system and is reflected accordingly in the schedule on page 116. In those cases, there will not be a precise correlation between segment pre-tax income and segment assets.

Similarly, the depreciation amounts reported by each segment are based on the assigned landlord ownership and may not be consistent with the amounts that are included in the segments’ pre-tax income. The amounts that are included in pre-tax income reflect occupancy charges from the landlord segment and are not specifically identified by the management reporting system. Capital expenditures that are reported by each segment also are consistent with the landlord ownership basis of asset assignment.

The Global Financing segment amounts on page 116 for Interest income and Cost of Global Financing interest expense reflect the interest income and interest expense associated with the Global Financing business, including the intercompany financing activities discussed on page 45, as well as the income from the investment in cash and marketable securities. The explanation of the difference between Cost of Global Financing and Interest expense for segment presentation versus presentation in the Consolidated Statement of Earnings is included on page 46 of the Management Discussion.

As discussed in note U, “Stock-Based Compensation” on pages 98 to 101, the company adopted the fair value method of accounting for stock-based awards granted to employees. The deferred tax asset line within the following “Reconciliation to IBM as Reported,” includes the impact of this accounting change.

Management System Segment View

(Dollars in millions)

	GLOBAL SERVICES SEGMENTS		SYSTEMS
FOR THE YEAR ENDED DECEMBER 31:	GLOBAL TECHNOLOGY SERVICES	GLOBAL BUSINESS SERVICES	AND TECHNOLOGY GROUP	SOFTWARE	GLOBAL FINANCING	PERSONAL COMPUTING DIVISION	TOTAL SEGMENTS
2005:
Assets	$11,809	$6,229	$8,304	$6,485	$31,165	$0	$63,992
Depreciation/amortization of intangibles:
Continuing operations	1,663	160	1,272	672	1,923	17	5,707
Capital expenditures/investments in intangibles:
Continuing operations	1,635	21	642	389	2,273	18	4,978
Interest income	—	—	—	—	2,183	—	2,183
Interest expense	—	—	—	—	617	—	617

2004:
Assets	$12,477	$6,647	$8,952	$5,280	$34,589	$1,660	$69,605
Depreciation/amortization of intangibles:
Continuing operations	1,573	141	1,189	658	2,013	76	5,650
Capital expenditures/investments in intangibles:
Continuing operations	1,901	52	979	440	2,229	60	5,661
Interest income	—	—	—	—	2,355	—	2,355
Interest expense	—	—	—	—	584	—	584

2003:
Assets	$10,193	$6,490	$9,028	$4,695	$35,916	$1,620	$67,942
Depreciation/amortization of intangibles:
Continuing operations	1,434	147	1,155	639	2,160	82	5,617
Discontinued operations	—	—	10	—	—	—	10
Capital expenditures/investments in intangibles:
Continuing operations	1,711	42	1,255	397	2,318	97	5,820
Discontinued operations	—	—	5	—	—	—	5
Interest income	—	—	—	—	2,349	—	2,349
Interest expense	—	—	—	—	653	—	653

RECONCILIATIONS OF IBM AS REPORTED

(Dollars in millions)

AT DECEMBER 31:	2005	2004	2003
Assets:
Total reportable segments	$63,992	$69,605	$67,942
Elimination of internal transactions	(5,082)	(5,814)	(5,596)
Unallocated amounts:
Cash and marketable securities	12,381	9,421	6,523
Notes and accounts receivable	3,282	3,872	3,334
Deferred tax assets	3,311	6,731	8,050
Plant, other property and equipment	3,069	3,523	3,381
Pension assets	20,613	20,381	18,416
Other	4,182	3,284	3,971
Total IBM consolidated	$105,748	$111,003	$106,021

Revenue by Classes of Similar Products or Services

For the Personal Computing Division, Software, Global Business Services and Global Financing segments, the data on page 114 represents the revenue contributions from the products that are contained in the segments and that are basically similar in nature. The following table provides external revenue for similar classes of products within the Systems and Technology Group and Global Technology Services segments. The Systems and Technology Group segment’s Technology OEM hardware comprises revenue primarily from the sale of semiconductors. Technology services comprise the Systems and Technology Group’s circuit design business for its OEM clients, as well as the component design services, strategic outsourcing of clients’ design team work, and technology and manufacturing consulting services associated with the Engineering & Technology Services Division. The Systems and Technology Group segment’s storage comprises revenue from TotalStorage disk storage systems and tape subsystems. The following table is presented on a continuing operations basis.

(Dollars in millions)

	CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
Global Technology Services:
Services	$25,633	$24,386	$21,475
Maintenance	5,868	5,696	5,457
Systems and Technology Group:
Servers	$12,900	$12,460	$11,148
Storage	3,345	2,901	2,854
Technology OEM	2,391	2,131	2,142
Printer Systems	1,136	1,243	1,344
Retail Store Systems	627	814	692
Technology services	582	424	325

Major Clients

No single client represents 10 percent or more of the company’s total revenue.

Geographic Information

The following provides information for those countries that are 10 percent or more of the specific category.

REVENUE*

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004	2003
United States	$34,951	$35,637	$33,762
Japan	10,753	12,295	11,694
Other countries	45,430	48,361	43,675
Total	$91,134	$96,293	$89,131

* Revenues are attributed to countries based on location of client.

NET PLANT, PROPERTY AND EQUIPMENT

(Dollars in millions)

AT DECEMBER 31:	2005	2004	2003
United States	$6,907	$7,516	$7,746
Japan	922	1,286	1,306
Other countries	4,327	4,866	4,201
Total	$12,156	$13,668	$13,253

X. Subsequent Events

On February 15, 2006, the company completed the acquisition of Micromuse for approximately $865 million. Micromuse is a publicly traded software company that provides network management software. The acquisition will be integrated into the company’s Software segment.

On January 23, 2006, the company completed the sale of one of its real estate holdings in the U.S. for approximately $18 million. The company had previously recorded an impairment charge, due to this property’s classification as an asset held for sale, for approximately $103 million in the fourth quarter of 2005 which was recorded in Other (income) and expense in the Consolidated Statement of Earnings.

On January 31, 2006, the company announced that the Board of Directors approved a quarterly dividend of $ 0.20 per common share. The dividend is payable March 10, 2006 to shareholders of record on February 10, 2006.

Five-Year Comparison of Selected Financial Data

(Dollars in millions except per share amounts)

FOR THE YEAR:	2005	2004	2003	2002	2001
Revenue	$91,134	$96,293	$89,131	$81,186	$83,067
Income from continuing operations	$7,994	$7,497	$6,588	$4,156	$6,931
Loss from discontinued operations	(24)	(18)	(30)	(1,780)	(447)
Income before cumulative effect of change in accounting principle	7,970	7,479	6,558	2,376	6,484
Cumulative effect of change in accounting principle**	(36)	—	—	—	—
Net income	$7,934	$7,479	$6,558	$2,376	$6,484
Earnings/(loss) per share of common stock:
Assuming dilution:
Continuing operations	$4.91	$4.39	$3.76	$2.43	$3.94
Discontinued operations	(0.01)	(0.01)	(0.02)	(1.04)	(0.25)
Before cumulative effect of change in accounting principle	4.90	4.38	3.74	1.39	3.69
Cumulative effect of change in accounting principle**	(0.02)	—	—	—	—
Total	$4.87 *	$4.38	$3.74	$1.39	$3.69
Basic:
Continuing operations	$4.99	$4.48	$3.83	$2.44	$3.99
Discontinued operations	(0.02)	(0.01)	(0.02)	(1.05)	(0.26)
Before cumulative effect of change in accounting principle	4.98 *	4.47	3.81	1.40 *	3.74 *
Cumulative effect of change in accounting principle**	(0.02)	—	—	—	—
Total	$4.96	$4.47	$3.81	$1.40	$3.74
Cash dividends paid on common stock	$1,250	$1,174	$1,085	$1,005	$956
Per share of common stock	0.78	0.70	0.63	0.59	0.55
Investment in plant, rental machines and other property	$3,842	$4,368	$4,398	$5,022	$5,660
Return on stockholders’ equity	24.5%	24.4%	24.5%	9.8%	28.5%

AT END OF YEAR:	2005	2004	2003	2002	2001
Total assets	$105,748	$111,003	$106,021	$97,814	$91,207
Net investment in plant, rental machines and other property	13,756	15,175	14,689	14,440	16,504
Working capital	10,509	7,357	7,205	6,927	7,483
Total debt	22,641	22,927	23,632	26,017	27,151
Stockholders’ equity	33,098	31,688	29,531	24,112	24,352

* Does not total due to rounding.

** Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

Selected Quarterly Data

(Dollars in millions except per share amounts and stock prices)

	FIRST		SECOND	THIRD	FOURTH	FULL
2005:	QUARTER		QUARTER	QUARTER	QUARTER	YEAR
Revenue	$22,908		$22,270	$21,529	$24,427	$91,134
Gross profit	$8,254		$8,775	$8,738	$10,765	$36,532
Income from continuing operations	$1,407		$1,851	$1,516	$3,220	$7,994
(Loss)/income from discontinued operations	(5)		(22)	—	3	(24)
Income before cumulative effect of change in accounting principle	1,402		1,829	1,516	3,223	7,970
Cumulative effect of change in accounting principle**	—		—	—	(36)	(36)
Net income	$1,402		$1,829	$1,516	$3,187	$7,934
Earnings/(loss) per share of common stock:
Assuming dilution:
Continuing operations	$0.85		$1.14	$0.94	$2.01	$4.91	*+
Discontinued operations	—		(0.01)	—	—	(0.01)
Before cumulative effect of change in accounting principle	0.84	+	1.12 +	0.94	2.01	4.90	*
Cumulative effect of change in accounting principle**	—		—	—	(0.02)	(0.02)
Total	$0.84		$1.12	$0.94	$1.99	$4.87	*+
Basic:
Continuing operations	$0.86		$1.15	$0.95	$2.04	$4.99	*
Discontinued operations	—		(0.01)	—	—	(0.02	)*
Before cumulative effect of change in accounting principle	0.86		1.14	0.95	2.04	4.98	*+
Cumulative effect of change in accounting principle**	—		—	—	(0.02)	(0.02)
Total	$0.86		$1.14	$0.95	$2.02	$4.96	*
Dividends per share of common stock	$0.18		$0.20	$0.20	$0.20	$0.78
Stock prices:++
High	$99.10		$91.76	$85.11	$89.94
Low	89.09		71.85	74.16	78.70

	FIRST	SECOND	THIRD	FOURTH	FULL
2004:	QUARTER	QUARTER	QUARTER	QUARTER	YEAR

Revenue	$22,175	$23,098	$23,349	$27,671	$96,293
Gross profit	$7,892	$8,406	$8,533	$10,738	$35,569
Income from continuing operations	$1,364	$1,737	$1,554	$2,842	$7,497
Loss from discontinued operations	(1)	(2)	—	(15)	(18)
Net income	$1,363	$1,735	$1,554	$2,827	$7,479
Earnings/(loss) per share of common stock:
Assuming dilution:
Continuing operations	$0.79	$1.01	$0.92	$1.68	$4.39 *
Discontinued operations	—	—	—	(0.01)	(0.01)
Total	$0.79	$1.01	$0.92	$1.67	$4.38 *
Basic:
Continuing operations	$0.81	$1.03	$0.93	$1.71	$4.48
Discontinued operations	—	—	—	(0.01)	(0.01)
Total	$0.81	$1.03	$0.93	$1.70	$4.47
Dividends per share of common stock	$0.16	$0.18	$0.18	$0.18	$0.70
Stock prices:++
High	$100.43	$94.55	$88.44	$99.00
Low	89.01	85.12	81.90	84.29

*   Earnings Per Share (EPS) in each quarter is computed using the weighted-average number of shares outstanding during that quarter while EPS for the full year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the four quarters’ EPS does not equal the full-year EPS.

** Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on pages 69 and 70 for additional information.

+    Does not total due to rounding.

++ The stock prices reflect the high and low prices for IBM’s common stock on the New York Stock Exchange composite tape for the last two years.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-77235, 33-29022, 33-33458, 33-34406, 33-53777, 33-60225, 33-60227, 33-60237, 33-60815, 333-01411, 33-52931, 33-33590, 333-76914, 333-87708, 333-09055, 333-23315, 333-31305, 333-41813, 333-44981, 333-48435, 333-81157, 333-87751, 333-87859, 333-87925, 333-30424, 333-33692, 333-36510, 333-102872, 333-102870, 333-103471, 333-104806, 333-114190 and 333-131934) and the Registration Statements on Form S-3 (Nos. 33-49475(1), 33-31732, 33-50537, 33-65119, 33-65119(1), 333-03763, 333-21073, 333-27669, 333-40669, 333-70521, 333-32690, 333-102603, 333-37034 and 333-101034) of International Business Machines Corporation of our report dated February 28, 2006, except with respect to note W, as to which the date is June 13, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of International Business Machines Corporation dated June 13, 2006.   We also consent to the incorporation by reference in these Registration Statements of our report dated February 28, 2006 relating to the Financial Statement Schedule, which appears in the Annual Report on Form 10-K of International Business Machines Corporation for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

June 13, 2006